Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128662

CNL INCOME PROPERTIES, INC.

Supplement No. Two dated October 12, 2007

to Prospectus dated April 20, 2007

This Supplement is part of, and should be read in conjunction with, the prospectus dated April 20, 2007. This Prospectus Supplement replaces all prior Supplements and Sticker Supplements to the prospectus. Capitalized terms used in this Prospectus Supplement have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Income Properties” include CNL Income Properties, Inc. and its subsidiaries.

Information as to the number and types of properties we have entered into initial commitments to acquire, properties we have acquired and loans we have made is presented as of October 9, 2007, and all references to property acquisitions, commitments and loans should be read in that context. Properties that we enter into initial commitments to acquire and loans we have committed to make, as well as properties we acquire and loans we make after October 9, 2007, will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

At October 9, 2007, we had a portfolio of 75 lifestyle properties, including 10 owned through unconsolidated ventures within the following seven asset classes: Marinas, Ski and Mountain Lifestyle, Destination Retail, Golf Courses, Merchandise Marts, Attractions and Dealerships. We have also made 11 loans, ten of which remain outstanding. All of the properties in which we own an interest are, or will be, leased on a long-term basis to either affiliated or third-party tenants and managed by third-party operators that we consider to be significant industry leaders.

Between April 16, 2007 and October 9, 2007, we acquired the following properties:

Property	Date Acquired	Purchase Price (millions)	Operator	Lease Term and Renewal Period
Magic Springs and Crystal Falls Theme Park Hot Springs, Arkansas 70-acre theme park and waterpark; Fee simple	4/16/07	$20.0	Magic Springs Development	Initial term ending 2027, four five-year renewal options
Crystal Point Marina Point Pleasant, New Jersey 200 slips and additional storage; Fee simple	6/8/07	$5.6	Marinas International	Initial term ending 2022, five 5-year renewal options
Manasquan River Club Brick Township, New Jersey 199 slips and additional storage; Fee simple	6/8/07	$8.9	Marinas International	Initial term ending 2022, five 5-year renewal options

Property	Date Acquired	Purchase Price (millions)	Operator	Lease Term and Renewal Period
Mountain High Resort Wrightwood, California 290 skiable acres, 59 trails and 16 chairlifts; Permit interest	6/29/07	$45.0	Mountain High Associates	Initial term ending 2027, two 10-year renewal options
Holly Creek Resort Celina, Tennessee 250 slips; Fee simple	8/1/07	$6.8	Marinas International	Initial term ending 2026, four 5-year renewal options
Eagle Cove Resort Byrdstown, Tennessee 106 slips; Fee simple	8/1/07	$5.3	Marinas International	Initial term ending 2021, four 5-year renewal options
Sugarloaf Mountain Resort Carrabassett Valley, Maine 525 skiable acres, 15 chairlifts; Fee simple	8/7/07	$26.0	Boyne USA	Initial term ending 2026, four 5-year renewal options
Sunday River Resort Newry, Maine 668 skiable acres, 18 chairlifts; Fee simple and permit interest	8/7/07	$50.5	Boyne USA	Initial term ending 2026, four renewal terms of varying lengths
Great Lakes Marina Muskegon, Michigan 350 wet slips, 150 dry storage units; Fee simple	8/20/07	$10.1	Marinas International	Initial term ending 2027, four 5-year renewal options
Northstar Commercial Village Lake Tahoe, California; Fee simple	10/2/07	$22.0	Booth Creek	Initial term ending 2028, three optional 10-year extensions

Our board of directors previously declared a distribution of $0.05 per share to stockholders of record on July 1, 2007, August 1, 2007 and September 1, 2007, which distributions were paid by September 30, 2007. On October 1, 2007, our board of directors declared a distribution of $0.05 per share to stockholders of record on October 1, 2007, which distribution will be paid by December 31, 2007.

On April 23, 2007, Colonial Bank, N.A. extended the maturity of a $20.0 million revolving line of credit from May 1, 2007 to August 1, 2007. The line of credit bore interest at the 30-day LIBOR plus 2% per annum. On July 13, 2007, we entered into an amended and restated loan agreement with Colonial Bank, N.A., converting the $20.0 million revolving line of credit agreement to a $25.0 million non-revolving construction loan with substantially similar terms as the original line of credit in order to finance improvements at the Bretton Woods resort. The loan has a maturity date of three years from the date of the closing, with a one year extension available for a payment equal to 25 basis points of the total loan amount.

On June 1, 2007, our Advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the Advisory Agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC and change the form of the Advisor from a corporation to a limited liability company.

On June 8, 2007, we borrowed approximately $42.0 million in the fourth tranche in a series of golf course property financings with Sun Life Assurance Company of Canada and certain of its affiliates. The fourth tranche is comprised of eight separate loans, each of which is secured by a mortgage or deed of trust on one of our golf course properties. Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which early repayment is allowed but is subject to a prepayment fee. We intend to use the proceeds of this loan to fund additional acquisitions.

On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral for our $16.8 million loan to Plaza Partners, LLC. On September 28, 2007, the borrower filed an amended and restated answer and counterclaim. We believe, based on initial appraisals and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

At our annual meeting of stockholders that commenced on June 20, 2007 and reconvened on July 27, 2007, we asked our stockholders to approve the amendments to Sections10.1, 10.2, 10.3 and 12.l of our articles of incorporation (“Articles”). We received proxies from 61.6% of our stockholders in favor of the amendments but not the required two-thirds vote of our stockholders necessary for adoption. On July 24, 2007, the Pennsylvania Securities Commission, which is requiring the amendments as a condition of our registration of this offering in that state, granted us through July 31, 2008 to obtain stockholder approval of the amendments. As a condition of the Pennsylvania Securities Commission’s extension, our board of directors has agreed, in connection with any matter that would be subject to Sections 10.2, 10.3 and 12.1 of the Articles, to consider and approve such matters as if the amendments had been adopted. If our stockholders vote to approve the amendments, we will file the amended Articles with the Maryland State Department of Assessments and Taxation, at which time the amendments will become effective.

As part of our earlier acquisition of the Booth Creek properties, as described in “Business-Ski and Mountain Lifestyle-Booth Creek” below, we acquired the Summit at Snoqualmie and Loon Mountain ski resorts, as well as two other properties and leased them back to Booth Creek. On October 5, 2007, with our approval, Booth Creek sold its rights in the entities that operate the Summit at Snoqualmie and Loon Mountain resorts to Boyne USA. Boyne USA was assigned the Booth Creek leases for these two ski resorts at closing and will operate the resorts on our behalf.

THE OFFERING

As of August 31, 2007, we had received $1.3 billion (126.6 million shares) in subscription proceeds for this offering, including $32.2 million (3.4 million shares) received through our reinvestment plan. As of that same date, we had received $1.8 billion (178.1 million shares) in total proceeds in connection with our public offerings, including proceeds received through our reinvestment plan. Our total proceeds exclude $200,000 for 20,000 shares purchased by our Advisor preceding the commencement of our initial offering and $1.2 million for 117,708 restricted common shares issued to CNL Financial Group, Inc. in December 2004.

BUSINESS

The following new paragraph and chart is inserted in our prospectus under “Business-Investment Focus,” as the new third paragraph from the end of page 69:

The following table summarizes information about our operator concentration as of October 9, 2007, excluding properties owned through unconsolidated subsidiaries:

Operator	Number of Properties	Annualized Base Rent*	Percent of Revenue
Ski Resorts
BW Resort Management Company	1	$3,623,000	3.4%
Booth Creek	3	13,475,000	12.7
Mountain High Associates	1	4,202,000	4.0
Boyne USA	6	18,756,000	17.7
Golf
Billy Casper Golf	1	968,000	0.9
EAGL GOLF	15	8,704,000	8.3
Heritage Golf	4	8,358,000	7.9
I.R.I. Golf	1	1,162,000	1.1
Attractions
Boyne USA	1	2,129,000	2.0
HFE Horizon	2	1,461,000	1.4
Magic Springs Development	1	2,123,000	2.0
PARC Management	7	28,416,000	26.8
Trancas	11	3,219,000	3.0
Other Lifestyle Properties:
Marinas International	10	8,800,000	8.3
Route 66 Real Estate	1	559,000	0.5

Total:	65	$105,955,000	100.0%

(*)	These figures have not been adjusted for straightlining of rents.

The following information updates and supplements the information under “Business – Marinas – Marinas International Marinas,” on page 71 of our prospectus:

MARINAS

Crystal Point Marina and Manasquan River Club

On June 8, 2007, we acquired Crystal Point Marina and Manasquan River Club in Point Pleasant and Brick Township, New Jersey, respectively, from Marinas International for an aggregate purchase price of $14.5 million. These marinas are part of a larger portfolio we entered into an agreement to purchase from Marinas International, and pursuant to which we acquired five other marinas on December 22, 2006. Crystal Point Marina has 200 floating slips and dry rack storage. Manasquan River Club is a full-service family-oriented marina having 199 open floating slips and 13 jet ski docks. We believe the Crystal Point Marina and Manasquan River Club are adequately insured, and there are currently no major capital expenditures planned for the properties. The approximate federal income tax basis of the depreciable portion of the marinas is $8.3 million.

Lease. The properties are being leased to Marinas International under long-term triple net leases until December 2022 with five five-year renewal options.

Operator. For information on Marinas International, see “Business-Marinas-Marinas International Marinas” on page 71 of our prospectus.

Competition. The major marina competitors are Clarks Landing Marina, Brielle Yacht Club, and Hoffman’s Marina. These marinas offer similar experiences with slip rental, ship store, and fuel.

Holly Creek Resort and Eagle Cove Resort

On August 1, 2007, we acquired Holly Creek Resort and Eagle Cove Resort for an aggregate purchase price of $12.1 million from Marinas International. The marinas are located on Dale Hollow Lake in Celina and Byrdstown, Tennessee, respectively. Their amenities include 2 ship stores, 356 wet slips, 29 cabins, and 38 houseboats. We believe the marinas are adequately insured, and there are currently no major capital expenditures planned for the properties. The approximate federal income tax basis of the depreciable portion of the marinas is $11.9 million.

Lease. We are leasing Holly Creek Resort to Marinas International under a long-term triple net lease until 2026 with four five-year renewal options. We are leasing Eagle Cove Resort to Marinas International under a long-term triple net lease until 2021 with four five-year renewal options. The leases for Holly Creek and Eagle Cove Resorts are cross-defaulted with the lease for Great Lakes Marina.

Operator. For information on Marinas International, see “Business-Marinas-Marinas International Marinas” on page 71 of our prospectus.

Competition. Holly Creek Resort and Eagle Cove Resort compete with Cedar Hill Marina, Dale Hollow Marina, Horse Creek Marina, Star Point Marina and Sunset Marina.

Great Lakes Marina and Storage

On August 20, 2007, we acquired Great Lakes Marina & Storage in Muskegon, Michigan for a purchase price of $10.1 million from Great Lakes Marina & Storage, LLC. Great Lakes Marina & Storage has 301 slips, 150 dry storage units, and a clubhouse. We believe the marina is adequately insured, and there are currently no major capital expenditures planned for the property. The approximate federal income tax basis of the depreciable portion of the marinas is $7.3 million

Lease. The property is being leased to Marinas International under a long-term triple net lease for a term of 20 years and four five-year renewal options. The lease for Great Lakes Marina & Storage is cross-defaulted with the Holly Creek Resort lease and the Eagle Cove Marina lease.

Operator. For information on Marinas International, see “Business-Marinas-Marinas International Marinas” at the second paragraph on page 71 of our prospectus.

Competition. Great Lakes Marina competes with other marinas located in Muskegon, Michigan, including Harbour Towne Marina, Terrace Point Marina, Torresen Marine, Hartshorn Municipal Harbor and Pointe Marine.

The following subsection updates and supplements the information under “Business –Ski and Mountain Lifestyle,” which begins on page 71 of our prospectus:

SKI AND MOUNTAIN LIFESTYLE

Mountain High Resort

On June 29, 2007, we acquired Mountain High Ski Resort, a ski resort property in Wrightwood, California, from Mountain High Resort Associates, LLC for a purchase price of $45.0 million. The property consists of a permit interest in land owned by the Forest Service. The ski area is located 75 miles northeast of Los Angeles, California, and features 290 skiable acres, 59 trails and 16 chairlifts. We believe the property is adequately insured, and there are currently no major capital expenditures planned for the property. The approximate federal income tax basis of the depreciable portion of the property is approximately $45.0 million.

Lease. We have leased the ski area back to Mountain High Resorts Associates, LLC to operate the property under a long-term, triple-net lease with an initial term of 20 years with two 10-year renewal options.

Operator. Mountain High Resorts Associates, LLC is an affiliate of Valor Equity Partners, a private equity firm that purchased Mountain High Ski Resort in 2005. Mountain High Resorts Associates, LLC continues to operate the ski area, which it has operated since 1997. Its members of senior management average more than eight years with the company.

Competition. Mountain High Ski Resort draws its visitors from the large population in the Los Angeles basin. The ski area’s major competitors in the Southern California region include the Bear Mountain, Snow Summit Mountain and Snow Valley Mountain resorts located in the San Bernadino Mountains. The largest alternative skiing destination to the Southern California ski market is Central California with the Mammoth Mountain and June Mountain Resorts. The second largest alternative market consists of resorts in the Lake Tahoe, Nevada and California area. The Southern California market differentiates itself from these alternative destinations by serving as a drive-to market and satisfying local demand. In contrast, the Mammoth Mountain and June Mountain Resorts and the Lake Tahoe resorts are considered destination resorts.

Sugarloaf Mountain Resort and Sunday River Resort

On August 7, 2007, we acquired the Sugarloaf Mountain Resort and Sunday River Resort in Carrabasset and Newry, Maine, respectively, for an aggregate purchase price of $76.5 million from Boyne USA. In connection with the transaction, we agreed to sell a portion of the developable land to Boyne USA for approximately $13.3 million. Sunday River Resort has 131 trails extending across eight interconnected mountains, 18 lifts, and seven on-mountain restaurant facilities, all spread over a total of 668 skiable acres. Sugarloaf Mountain Resort features 525 skiable acres, 134 trails and 15 lifts. We believe the resorts are adequately insured, and there are currently no major capital expenditures planned for the properties. The approximate federal tax basis of the depreciable portion of the resorts is $65.8 million.

Lease. The properties are being leased to affiliates of Boyne USA under long-term triple net leases which are coterminous with our other leases to Boyne USA. The Sugarloaf Mountain Resort lease has an initial term expiring in 2026, with four five-year renewal options. The Sunday River Resort has an initial term expiring in 2026, with four renewal terms of varying lengths. The Sunday River Resort and Sugarloaf Mountain Resort leases are cross-defaulted with the leases for our other Boyne USA-operated properties.

Operator. For more information on Boyne USA, see “Business-Ski and Mountain Lifestyle-Cypress Mountain” on page 74 of our prospectus.

Competition. Bretton Woods, Loon Mountain, Mount Sunapee, Okemo Mountain, Stratton Mountain, Stowe Mountain and Waterville Valley all compete with Sugarloaf Mountain Resort and Sunday River Resort.

Loon Mountain and Summit-at-Snoqualmie Resort

As part of our January 2007 acquisition of the Booth Creek properties we acquired the Summit at Snoqualmie and Loon Mountain ski resorts. We originally leased the properties to Booth Creek; however, on October 5, 2007, Booth Creek sold its rights in the entities that operate the Summit at Snoqualmie and Loon Mountain resorts to Boyne USA. Boyne USA was assigned the Booth Creek leases at closing and will operate the resorts on our behalf. For more information on Boyne USA, see “Business-Ski and Mountain Lifestyle-Cypress Mountain” on page 74 of our prospectus.

Northstar Commercial Village

In conjunction with our acquisition in January 2007 of the Booth Creek properties, we agreed to take assignment of an existing contract between Booth Creek’s subsidiary Trimont Land Holdings and East West Resort Development’s subsidiary Northstar Iron Horse, LLC for the purchase of Northstar Commercial Village. On October 2, 2007, we acquired the Northstar Commercial Village from Booth Creek for $22.0 million and leased it back on a long-term triple net basis to Northstar Group Commercial Properties (“NGCP”), a subsidiary of Booth Creek. The property consists of 36 units along the ground level of the Iron Horse and Great Bear Lodge buildings and encompasses an area of approximately 54,300 square feet. We believe the property is adequately insured, and there are currently no major capital expenditures planned for the property. The approximate federal income tax basis of the depreciable portion of the property is $22.0 million.

Lease. We have leased the Northstar Commercial Village on a long-term triple net basis to NGCP. The lease has an initial term of 20 years with three 10-year renewal options.

Operator. For more information about Booth Creek, see “Business-Ski and Mountain Lifestyle-Booth Creek Ski Resorts” on page 75 of our prospectus.

Competition. The competition for the Northstar Commercial Village is driven by the competition at the Northstar Resort. This competition comes in the form of destination retail, such as the ski village at Squaw Valley, and transient commercial locations such as the nearby town of Truckee, CA, and to a lesser degree, Incline Village, NV on the north shore of Lake Tahoe.

The following new subsection updates and supplements the information in our prospectus under the “Business – Attractions,” on page 95 of our prospectus:

ATTRACTIONS

Magic Springs and Crystal Falls Theme Park

On April 16, 2007, we acquired Magic Springs and Crystal Falls Theme Park, which is located 50 miles from Hot Springs, Arkansas, from Magic Springs Development Co., LLC for a purchase price of $20.0 million. This theme park offers more than 75 rides and major attractions, including roller coasters and concerts. The waterpark in the Crystal Falls area of the theme park features a wave pool, a lazy river and over 15 waterslides and attractions. We believe the theme park is adequately insured. We have committed to fund an additional park development plan in the amount of $10.0 million for improvements to the theme park during the first two years of the operating lease. The approximate federal income tax basis of the depreciable portion of the property is approximately $16.3 million.

Lease. We have leased the theme park on a long-term, triple-net basis to Magic Springs Development Co., LLC. The lease has an initial term of 20 years with four five-year renewal options.

Operator. Magic Springs Development Co., LLC rebuilt Magic Springs and opened the new park in 2000. The company is managed by Ed Hart, who has been involved in the theme park industry since 1989, when he developed Kentucky Kingdom in Louisville, Kentucky, which he sold to Six Flags, Inc. in 1997.

Competition. The nearest competitors of Magic Springs and Crystal Falls Theme Park are Silver Dollar City in Branson, Missouri and Six Flags over Texas in Arlington, Texas. Both parks are five hours or more from Hot Springs, Arkansas.

The following information updates and supplements the information in our prospectus under “Business – Mortgage Loans and Other Loans,” which begins on page 102 of our prospectus:

MORTGAGE LOANS AND OTHER LOANS

The following information updates and supplements “Business – Mortgage Loans and Other Loans” on page 104 of our prospectus:

On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral for our $16.8 million loan to Plaza Partners, LLC. On September 28, 2007, the borrower filed an amended and restated answer and counter claim. We believe, based on initial appraisals and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

The following information updates and supplements “Business – Mortgage Loans and Other Loans” on page 104 of our prospectus:

On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income. In July, August and September, we paid approximately $241,000, $314,700 and $324,488, respectively, due under the borrower’s first mortgage on behalf of Mizner in order to protect our investment position. In addition, on October 9, 2007, we paid $313,945 to cover operating shortfalls at the property. Based on internal estimates and market analysis we performed upon default of the borrower, we believed that the underlying value of the collateral would be sufficient to cover the full principal amount of all of Mizner’s loans and accordingly have not established a valuation allowance for the loans. However, we have engaged an independent appraiser to assist us in determining whether the current value of the collateral property for this loan is sufficient or if a valuation allowance should be established. We are currently exploring our options for the property, including foreclosure and refinancing.

The following information supplements the information in our prospectus under “Business – Borrowing,” which begins on page 106 of our prospectus:

BORROWING

On April 23, 2007, Colonial Bank, N.A. extended the maturity of a $20.0 million revolving line of credit from May 1, 2007 to August 1, 2007. The line of credit bore interest at the 30-day LIBOR plus 2% per annum. On July 13, 2007, we entered into an amended and restated loan agreement with Colonial Bank, N.A., converting the $20.0 million revolving line of credit agreement to a $25.0 million non-revolving construction loan with substantially similar terms as the original line of credit in order to finance improvements at the Bretton Woods resort. The loan has a maturity date of three years from the date of the closing, with a one year extension available for a payment equal to 25 basis points of the total loan amount.

On June 8, 2007, we borrowed approximately $42.0 million in the fourth tranche in a series of golf course property financings with Sun Life Assurance Company of Canada and certain of its affiliates. The fourth tranche is comprised of eight separate loans collateralized by a mortgage or deed of trust on one of the following golf course properties for the approximate amount indicated:

Mesa Del Sol Country Club in Yuma, AZ for $3.5 million

Royal Meadows Golf Club in Kansas City, KS for $1.2 million

Cowboys Golf Club in Grapevine, TX for $12.7 million

Fox Meadows Country Club in Medina, OH for $4.8 million

LakeRidge Country Club in Lubbock, TX for $4.0 million

Painted Hills Golf Course in Kansas City, KS for $2.0 million

Signature Golf Course in Solon, OH for $8.6 million

Weymouth Country Club in Medina, OH for $5.3 million

Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which time early repayment is allowed but is subject to a prepayment fee. The loans in all four tranches are cross-defaulted and cross-collateralized. We intend to use the proceeds of this loan to fund additional acquisitions.

SELECTED FINANCIAL DATA

The following selected financial data for CNL Income Properties should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in thousands except per share data):

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006 (1)	2005 (1)	2004 (1)	2003 (1)
Operating Data:
Revenues	$57,982	$4,905	$22,256	$227	$—	$—
Operating income (loss)	17,625	(953)	1,478	(4,984)	(1,280)	—
Net income (loss)	18,829	8,855	19,385	6,583	(683)	—
Net income (loss) per share	0.14	0.18	0.31	0.33	(0.17)	—
Weighted average number of shares outstanding (basic and diluted)	137,809	49,014	62,461	19,796	4,076	20
Cash distributions declared and paid (2)	40,148	13,094	33,726	10,096	1,173	—
Cash distributions declared and paid per share	0.30	0.27	0.56	0.54	0.26	—
Cash provided by (used in) operating activities	51,955	14,473	45,293	4,616	755	(199)
Cash used in investing activities	651,670	144,560	562,480	199,063	41,781	—
Cash provided by financing activities	611,332	168,194	721,293	251,542	77,735	200

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006 (1)	2005 (1)	2004 (1)	2003 (1)
Balance Sheet Data:
Real estate investment properties	$1,095,372	$137,871	$464,892	$20,953	$—	$—
Investment in unconsolidated entities	174,479	176,467	178,672	212,025	41,913	—
Mortgages and other notes receivable	124,839	57,159	106,356	3,171	—	—
Cash	310,720	131,440	296,163	93,804	36,710	1
Total assets	1,787,687	524,651	1,103,699	336,795	85,956	1,312
Long-term debt obligations	268,797	6,500	69,996	—	—	—
Total liabilities	325,392	33,820	104,505	12,163	11,004	1,112
Stockholders’ equity	1,417,447	490,831	977,506	324,632	74,952	200
Other Data:
Funds from operations (“FFO”) (3)	52,385	15,568	40,037	14,170	(579)	—
FFO per share	0.38	0.32	0.64	0.72	(0.14)	—
Properties owned directly at the end of period	61	1	42	1	—	—
Properties owned by unconsolidated entities at end of the period	10	10	10	10	7	—
Investments in mortgages and other notes receivable at the end of period	10	4	7	1	—	—

FOOTNOTES:

(1)	The selected financial data for 2003 covers the period August 11, 2003 (our date of inception) through December 31, 2003. Operations commenced on June 23, 2004 when we received minimum offering proceeds of $2.5 million and funds were released from escrow. We completed our first investment in December 2004. The historical results of operations are not necessarily indicative of future performance due to our limited operating history and our rate of growth attributable to the significant increase in proceeds raised through our offerings as well as the number and magnitude of real estate acquisitions made in recent periods.

(2)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately 71.56%, 76.5%, 71.9%, 51.9%, 24.0% and 0.0% of the distributions received by stockholders were considered to be ordinary income and approximately 28.4%, 23.5%, 28.1%, 48.1%, 76.0% and 0.0% were considered a return of capital for federal income tax purposes for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005, 2004 and 2003, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their Invested Capital.

(3)	We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on Net Income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means Net Income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by the NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of Net Income); (ii) is not necessarily indicative of cash flow available to fund cash needs; and (iii) should not be considered as an alternative to Net Income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our Net Income as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of Net Income (loss) to FFO for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005, 2004 and 2003 (in thousands except per share data):

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003
Net income (loss)	$18,829	$8,855	$19,385	$6,583	$(683)	$—
Adjustments:
Depreciation and amortization	24,626	1,170	8,489	17	—	—
Net effect of FFO adjustment from unconsolidated entities (1)	8,930	5,543	12,163	7,570	104	—

Total funds from operations	$52,385	$15,568	$40,037	$14,170	$(579)	$—

Weighted average number of shares of common stock outstanding (basic and diluted)	137,809	49,014	62,461	19,796	4,076	20

FFO per share (basic and diluted)	$0.38	$0.32	$0.64	$0.72	$(0.14)	$—

FOOTNOTES:

(1)	Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relates to the quarter ended June 30, 2007 and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 114 of the prospectus:

INTRODUCTION

The following discussion is based on the condensed consolidated financial statements as of June 30, 2007 and December 31, 2006 and for the six months ended June 30, 2007 and 2006. Amounts as of December 31, 2006 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the consolidated financial statements, notes and Management’s Discussion and Analysis thereto included in our annual report on Form 10-K for the year ended December 31, 2006.

STATEMENT REGARDING FORWARD LOOKING INFORMATION

The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: conditions affecting the CNL brand name, increased direct competition, changes in general economic conditions, changes in government regulations, changes in local and national real estate conditions, terrorism, extended U.S. military combat operations, our ability to obtain additional lines of credit or permanent financing on satisfactory terms, availability of proceeds from our offering of shares, changes in interest rates, our ability to identify suitable investments, our ability to close on identified investments, inaccuracies of our accounting estimates, our ability to locate suitable tenants and operators for our properties and borrowers for mortgage loans, and the ability of such tenants and borrowers to make payments under their respective leases or loans. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GENERAL

CNL Income Properties, Inc. was organized pursuant to the laws of the State of Maryland on August 11, 2003. We were formed primarily to acquire lifestyle properties in the United States and Canada that we lease on a long-term basis (generally between five to 20 years, plus multiple renewal options) to tenants or operators who are significant industry leaders. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society. We also make and acquire loans (including mortgage, mezzanine and other loans) generally secured by interests in real estate. We currently operate and have elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2004.

As of June 30, 2007, we had invested through consolidated entities in 21 golf courses, 24 attractions, eight ski and mountain lifestyle properties, seven marinas and one dealership and had made 11 loans, ten of which are outstanding. We had also invested through unconsolidated entities in seven destination retail properties (two of which are located in Canada), one merchandise mart property and two waterpark resorts. Subsequent to June 30, 2007, we acquired four additional properties.

We have elected to be taxed as a REIT for federal income tax purposes. As a REIT we generally will not be subject to federal income tax on income that we distribute annually to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is lost. Such an event could materially and adversely affect our net income and cash flows. However, we believe that we are organized and have operated in a manner to qualify for treatment as a REIT beginning with the year ended December 31, 2004. In addition, we intend to continue to be organized and to operate so as to remain qualified as a REIT for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

General

Our principal demand for funds during the short and long-term will be for property acquisitions, loans and other permitted investments, and for the payment of operating expenses and distributions to stockholders. Generally, our cash needs for items other than property acquisitions and making loans will be generated from operations and our investments. The sources of our operating cash flows are primarily driven by the rental income and net security deposits received from leased properties, from interest payments on the loans we make and by distributions from our unconsolidated entities. A reduction in cash flows from any of these sources could significantly decrease our ability to pay distributions to our stockholders. We have also entered into a revolving line of credit with a capacity of $20.0 million, which will be used to bridge short-term liquidity needs that arise due to timing of cash receipts and payments.

We intend to continue to acquire properties and make loans and other permitted investments with proceeds from our public offering and long term debt financing. If sufficient capital is not raised, it would limit our ability to acquire additional properties, make loans or permitted investments. A failure to raise necessary capital could impact our ability to pay distributions unless we choose to borrow to do so.

We intend to continue to pay distributions to our stockholders on a quarterly basis. Operating cash flows are expected to be generated from properties, loans and other permitted investments to cover such distributions. In the event we are unable to acquire properties at the pace expected, we may not be able to continue to pay distributions to stockholders or may need to reduce the distribution rate or borrow to continue paying distributions, all of which may negatively impact a stockholder’s investment in the long term. Our ability to acquire properties is in part dependent upon our ability to locate and contract with suitable third-party tenants. The inability to locate suitable tenants may delay our ability to acquire certain properties. Not only are we experiencing increased competition in our targeted asset classes, we are also challenged due to the complex and expensive structures we must use to acquire properties due to the tax and legal requirements of being a REIT. Delays in acquiring properties or making loans with the capital raised from our common stock offerings adversely affect our ability to pay distributions to our existing stockholders.

We believe that our current and anticipated capital resources, including cash on hand and the availability of funds from our line of credit and from other potential borrowings are sufficient to meet our liquidity needs for the coming year and beyond.

Sources of Liquidity and Capital Resources

Common Stock Offering

Our main source of capital is from our common stock offerings. As of June 30, 2007 we had received approximately $1.7 billion (170.5 million shares) in total offering proceeds. The following table summarizes our public offerings as of June 30, 2007:

	1st Offering		2nd Offering		Total
	Shares	Proceeds (in millions)	Shares	Proceeds (in millions)	Shares	Proceeds (in millions)
Subscriptions received	51,246,465	$513.0	115,005,063	$1,138.1	166,251,528	$1,651.1
Subscriptions received pursuant to reinvestment plan	861,879	8.2	3,394,216	32.2	4,256,095	40.4
Redemptions	(402,358)	(3.8)	(98,768)	(1.0)	(501,126)	(4.8)

Total	51,705,986	$517.4	118,300,511	$1,169.4	170,006,497	$1,686.8

Number of investors	17,505		37,731		55,236

These proceeds include subscriptions of approximately $44.8 million (4,484,819 shares) received from Pennsylvania investors in connection with this offering. If certain proposed amendments to our Articles are not approved by our stockholders, we have agreed to extend a written offer of rescission to those Pennsylvania investors. Additionally, we will no longer be able to offer our shares for sale to residents of Pennsylvania if such approval is not obtained. However, on July 24, 2007, the Pennsylvania Securities Commission granted us an extension through July 31, 2008 to obtain stockholder approval of the amendments

In addition to the shares sold through our public offerings, our advisor purchased 20,000 shares for $200,000 preceding the commencement of our initial offering. In December 2004, 117,708 restricted common shares were issued to CNL Financial Group, Inc., a company affiliated with our advisor and wholly-owned indirectly by our chairman of the board and his wife, for approximately $1.2 million.

During the period July 1, 2007 through August 7, 2007, we received additional subscription proceeds of approximately $53.8million (5.4 million shares).

Borrowings

We have borrowed and intend to continue to borrow money to acquire assets and to pay certain related fees. We have also borrowed, and may continue to borrow, money to pay distributions to stockholders. In general, we pledge our assets in connection with such borrowings. The aggregate amount of permanent financing is not expected to exceed 50% of our total assets on an annual basis. The maximum amount we may borrow is 300% of our net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our net assets, a majority of the independent members of our board of directors must approve the borrowing and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs.

As of June 30, 2007 our indebtedness consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Mortgages payable	$239,959	$63,158
Seller financing	28,838	6,838

	268,797	69,996
Revolving line of credit	6,000	3,000

Total	$274,797	$72,996

Operating Cash Flows

Our net cash flow provided by operating activities was approximately $52.0 million for the six months ended June 30, 2007 and consisted primarily of interest earned on uninvested offering proceeds, rental revenues, interest income on mortgages and other notes receivable, the receipt of distributions from our unconsolidated entities and $12.1 million in security deposits from our third-party tenants, offset by payments made for operating expenses (including asset management fees to our advisor), as compared to the net cash flow from operating activities of approximately $14.5 million for the six months ended June 30, 2006. The fluctuation in operating cash flow is principally due to the increase of our total assets under management and the related revenues and cash flows generated from these investments.

Distributions from Unconsolidated Entities

As of June 30, 2007, we had investments in ten properties through unconsolidated entities. We are entitled to receive quarterly cash distributions from our unconsolidated entities. For the six months ended June 30, 2007 and 2006, we received operating distributions of approximately $6.7 million and $8.3 million, respectively, from the operation of these entities. These distributions are generally received within 45 days after each quarter end. Distributions receivable from our unconsolidated entities as of June 30, 2007 and December 31, 2006 were approximately $2.5 million and $2.2 million, respectively.

The following table summarizes the change in distributions declared to us from our unconsolidated entities (in thousands):

Period	Wolf Partnership(1)	DMC Partnership (2)	Intrawest Venture (3)	Total
Six months ended June 30, 2007	$—	$5,080	$1,654	$6,734
Six months ended June 30, 2006	1,535	5,148	1,585	8,268

Increase (decrease)	$(1,535)	$(68)	$69	$(1,534)

FOOTNOTES:

(1)	The Wolf Partnership has been adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater than expected competitive pressures, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We expect that cash flows will continue to be affected by these economic and competitive pressures and do not expect to receive any distributions in the near term. We are working with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations. In addition, on March 1, 2006, the Wolf Partnership obtained a $63.0 million loan encumbering its two waterpark resort properties. The decrease in the distribution declared was partially due to a decrease in cash available for distribution as a result of debt service payments being required for the entire six months of 2007 as compared to the partial six months period in 2006.

(2)	The distribution for the six months ended June 30, 2006 was greater than expected due to a distribution of a one-time payment the partnership received in connection with foregoing certain parking rights, which did not impact the operations of the property. In 2007, the recurring operating cash distributions increased over the same period in 2006 due to an increased lease basis from the lighting expansion at the Trade Mart and an increase in percentage rent.

(3)	Although distributions increased year over year, the operating cash flows at the Intrawest Venture were not sufficient to provide us with our preferred return for the six months ended June 30, 2007 due to seasonality and working capital needs during the resorts’ busy season. However, for the year ending December 31, 2007 we expect the total distributions to us will approximate our annual preferred return.

Uses of Liquidity and Capital Resources

Property Acquisitions and Investments in Unconsolidated Entities

During the six months ended June 30, 2007, we acquired the following properties and portfolios, all of which have been leased under a long-term, triple-net basis to either an affiliate or third-party tenants and managed by third-party operators that we consider significant industry leaders.

Property	Location	Date of Acquisition	Purchase Price (in thousands)
Brighton Ski Resort	Utah	1/08/07	$35,000
Clear Creek Golf Club	Texas	1/11/07	1,888
Booth Creek Ski Portfolio	Four Various	1/19/07	172,081
The PARC Portfolio	Seven Various	4/6/07	312,000
Magic Springs Theme Park	Arkansas	4/16/07	20,000
Manasquan and Crystal Point Marinas	New Jersey	6/8/07	14,553
Mountain High Ski Resort	California	6/29/07	45,000

Total			$600,522

We have acquired additional properties subsequent to June 30, 2007 and have committed to acquire additional properties and to fund development costs for a significant addition to one of our existing properties. See “Events Occurring Subsequent to June 30, 2007” and “Commitments, Contingencies and Contractual Obligations” for additional information.

Mortgages and Other Notes Receivable

As of June 30, 2007, we have the following loans outstanding (in thousands):

Borrower and Description of Property	Date of Loan Agreement	Maturity		Interest Rate		Loan Principal Amount	Accrued Interest
Plaza Partners, LLC (condominium conversion)	2/28/2006	2/28/2007	(1)	19.0%		$16,800	$1,727
Mizner Court Holdings, LP (2) (condominium conversion)	3/10/2006	11/9/2007		LIBOR + 7.0%		15,000	—
Shorefox Development, LLC (lifestyle community development)	3/13/2006	3/10/2009		13.50%		35,000	1,648
Marinas International, Inc. (four marinas)	12/22/2006	12/22/2021		10.25%		39,151	551
Booth Creek Resort Properties LLC (two ski properties & one parcel of land)	1/18/2007	1/19/2010		15.0	% (3)	12,000	416

Total						117,951	$4,342

Accrued interest						4,342
Acquisition fees, net						2,873
Loan origination fees, net						(327)

Total carrying amount						$124,839

FOOTNOTES:

(1)	On February 28, 2007, the loan matured, however, the borrower was unable to repay the loan due to its inability to convert and sell condominiums as a result of poor economic conditions in the Florida condominium market. As a result, we deemed the loan to be impaired. We deemed the loan impaired and ceased the recording of interest upon the loan’s maturity. On June 15, 2007, we filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral for our $16.8 million loan to Plaza Partners, LLC. We believe, based on a recently obtained appraisal, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

(2)	On July 9, 2007, Mizner Court Holdings, LP (“Mizner”) defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income. In July, we paid approximately $241,000 due under the borrower’s first mortgage on behalf of Mizner in order to protect our investment position. We believe that over the long term, based on internal estimates and market analysis, that the underlying value of the collateral will be sufficient to cover the full principal amount of all loans, and accordingly have not established a valuation allowance for this loan. The borrower is currently exploring its options to refinance the property. We are also considering our options for resolution including foreclosure.

(3)	Pursuant to the three loan agreements with an aggregate principal of $12.0 million, the loans require monthly interest-only payments for the first three years based on an annual percentage rate of 9.0%. The loans are cross-collateralized by two ski properties and one parcel of land and may be prepaid anytime after 60 days written notice from the borrower. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, the borrower agreed to pay an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0% rather than 9.0%.

We will continue to monitor the value of the collateral for these loans and evaluate our alternatives during the remainder of 2007. In the event additional market information indicates that the underlying value of the collateral is not sufficient, we may be required to write-down the carrying value of our notes receivable.

Distributions

We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition, a balanced analysis of both current and expected long-term stabilized cash flows from our properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions. Operating cash flows are expected to be generated from properties, loans and other permitted investments acquired or made by us. Distributions declared and paid were covered by cash flows from operating activities during the quarter and six months ended June 30, 2007. We expect cash flows from operating activities to exceed distributions for the year ended December 31, 2007.

We do not pay distributions from proceeds from our common stock offerings; therefore, we have historically made, and may continue to make, if operating cash flows are not sufficient to cover distributions, advances under our revolving line of credit to temporarily fund the payment of distributions at the end of each fiscal quarter. We also may fund distributions from loan proceeds received by us or through our joint venture arrangements. We currently have up to $20.0 million liquidity under our line of credit. In the event that we need to borrow to temporarily fund the payment of distributions and are unable to do so, then we may have to reduce our distributions to stockholders.

Distributions declared and paid during the six months ended June 30, 2007 and 2006 were $40.1million and $13.1 million, respectively, and exceeded net income for the six months ended June 30, 2007 and 2006 by approximately $21.2 million and $4.2 million, respectively. Distributions to stockholders may be considered a return of capital to the extent the amount of such distributions exceeds net income calculated in accordance with generally accepted accounting principles (“GAAP”). Accordingly, for the six months ended June 30, 2007, approximately 46.9% of the distributions represented a return of capital, if calculated using GAAP net income as the basis. Approximately 28.44% of the distributions for the six months ended June 30, 2007 constitute a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Common Stock Redemptions

For the quarter and six months ended June 30, 2007 approximately 99,000 and 197,000 shares, respectively, were redeemed at approximately $0.9 million and $1.9 million, respectively, for an average price per share of $9.50. These shares are considered retired and will not be reissued.

Related Party Arrangements

On June 1, 2007, our advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the Advisory Agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC.

Certain of our directors and officers hold similar positions with CNL Income Company, LLC which is both a stockholder and our advisor, and CNL Securities Corp., which is the managing dealer for our public offerings. Our chairman of the board indirectly owns a controlling interest in CNL Financial Group, the parent company of our advisor. These entities receive fees and compensation in connection with our stock offerings and the acquisition, management and sale of our assets. Amounts incurred relating to these transactions were approximately $80.3 million and $27.0 million for the six months ended June 30, 2007 and 2006, respectively. Of these amounts, approximately $5.2 million and $11.1 million are included in the amounts due to affiliates in the accompanying consolidated balance sheets as of June 30, 2007 and December 31, 2006, respectively. CNL Income Company, LLC and its affiliates are entitled to reimbursement of certain expenses and amounts incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Reimbursable expenses for the six months ended June 30, 2007 and 2006 were approximately $4.1 million and $9.7 million, respectively. In addition, to the extent that operating expenses, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of average invested assets or 25% of net income, the advisor is required to reimburse us the amount by which the total operating expenses paid or incurred exceed the greater of the 2% or 25% threshold (the “Expense Cap”). For the Expense Year ended June 30, 2007, operating expenses did not exceed the Expense Cap.

We maintain accounts at a bank for which our chairman and vice chairman serve as directors. We had deposits of approximately $3.0 million and $3.5 million in those accounts as of June 30, 2007 and December 31, 2006, respectively.

CRITICAL ACCOUNTING POLICIES

There have been no changes to our Critical Accounting Policies since the filing of our annual report on Form 10-K for the year ended December 31, 2006.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standard Board (the “FASB”) issued Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of FAS 157 “Fair Value Measurement” discussed below. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have a significant impact to our current practice nor on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurement” (FAS 157). FAS 157 creates consistency in valuing all assets and liabilities. Fair value is defined as what would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FAS 157 requires certain methods to be used to measure fair value and expands disclosures about fair value measurements. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have any significant impact to our current practice nor on our financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes”. The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” We adopted the provisions of this statement in the first quarter of 2007 and there was no effect on our financial position or results of operations.

[Intentionally Left Blank]

RESULTS OF OPERATIONS

The following tables summarize our operations for the quarter and six months ended June 30, 2007 as compared to June 30, 2006 (in thousands except per share data):

	Quarters Ended
	June 30,
	2007	2006	$ Change	% Change
Revenues:
Rental income from operating leases	$28,780	$2,060	$26,720	1297.1%
Interest income on mortgages and other notes receivable	2,755	1,579	1,176	74.5%
Other operating income	2,420	—	2,420	n/a

Total revenue	33,955	3,639	30,316	833.1%

Expenses:
Asset management fees to advisor	3,511	1,214	2,297	189.2%
General and administrative	2,418	1,172	1,246	106.3%
Ground lease and permit fees	1,367	191	1,176	615.7%
Depreciation and amortization	14,481	1,007	13,474	1338.0%
Other operating expenses	1,538	—	1,538	n/a

Total expenses	23,315	3,584	19,731	550.5%

Operating income	10,640	55	10,585	19245.5%

Other income (expense):
Interest and other income	2,689	1,756	933	53.1%
Interest expense and loan cost amortization	(4,142)	(91)	(4,051)	4451.6%
Equity in earnings of unconsolidated entities	1,080	2,857	(1,777)	-62.2%

Total other income (expense)	(373)	4,522	(4,895)	-108.2%

Net income	$10,267	$4,577	$5,690	124.3%

Earnings per share of common stock (basic and diluted)	$0.07	$0.09	$(0.02)	-22.2%

Weighted average number of shares of common stock outstanding (basic and diluted)	151,232	53,658

	Six Months Ended
	June 30,
	2007	2006	$ Change	% Change
Revenues:
Rental income from operating leases	$48,709	$2,824	$45,885	1624.9%
Interest income on mortgages and other notes receivable	5,834	2,081	3,753	180.3%
Other operating income	3,439	—	3,439	n/a

Total revenue	57,982	4,905	53,077	1082.0%

Expenses:
Asset management fees to advisor	6,297	2,219	4,078	183.7%
General and administrative	4,355	2,175	2,180	100.2%
Ground leases and permits	2,566	287	2,279	794.1%
Depreciation and amortization	24,626	1,177	23,449	1992.8%
Other operating expenses	2,513	—	2,513	n/a

Total expenses	40,357	5,858	34,499	588.9%

Operating income (loss)	17,625	(953)	18,578	-1950.1%

Other income (expense):
Interest and other income	4,803	3,158	1,645	52.1%
Interest expense and loan cost amortization	(5,583)	(171)	(5,412)	3158.9%
Equity in earnings of unconsolidated entities	1,984	6,821	(4,837)	-70.9%

Total other income	1,204	9,808	(8,604)	-87.7%

Net income	$18,829	$8,855	$9,974	112.6%

Earnings per share of common stock (basic and diluted)	$0.14	$0.18	$(0.04)	-22.2%

Weighted average number of shares of common stock outstanding (basic and diluted)	137,809	49,014

Rental income from operating leases. The significant increase in rental income for the quarter and six months ended June 30, 2007 as compared to June 30, 2006 is solely attributable to our acquisition of additional real estate properties. Approximately 11.0% of the total revenue growth was related to six properties that were acquired during the six months ended June 30, 2006 for which we recognized only a partial period of revenue in 2006 as compared to the full six months ended June 30, 2007. The remaining 89.0% increase in rental revenue is attributable to the 52 properties that we acquired between June 30, 2006 and June 30, 2007. Only one property was owned and leased for both the entire six month periods ended June 30, 2007 and 2006, which contributed approximately $1.7 million, or 3.5% and 60.2%, respectively, of total rental income in each of the six month periods ended June 30, 2007 and 2006.

Interest income on mortgages and other notes receivable. Between September 2005 and March 2007, we made eleven loans to third-party borrowers, which resulted in interest income of approximately $5.8 million and $2.1 for the six months ended June 30, 2007 and 2006, respectively and approximately $2.8 million and 1.6 million for the quarters ended June 30, 2007 and 2006, respectively. On August 14, 2006, one of the loans was repaid in full.

Other operating income and expenses. The other operating income and expenses for the quarter and six months ended June 30, 2007 as compared to zero for the quarter and six months ended June 30, 2006 is attributable to the acquisition of Cowboys Golf Club in December 2006, which is operated through a taxable REIT subsidiary. We expect to enter into a long-term lease agreement for the Cowboys Golf Club with a subsidiary of EAGL Golf during the second half of 2007. From the point at which we enter into the long-term lease, golf operating revenues and expenses will be replaced with rental income from the tenant.

Asset management fees to advisor. Asset management fees of 0.08334% per month of invested assets are paid to the advisor for the acquisition of real estate assets and making loans. Total asset management fees were approximately $3.5 million and $1.2 million for the quarter ended June 30, 2007 and 2006, respectively, and $6.3 million and $2.2 million, respectively for the six months ended June 30, 2007 and 2006. The increase in such fees is proportional to the acquisition of additional real estate properties and loans made during the periods.

General and administrative. The increase in our general and administrative expenses is principally due to our growth and the overall increase in our operating activities as a result of the properties we have acquired.

Ground leases and permits. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the underlying property over certain thresholds, and are paid by the tenants in accordance with the terms of the triple-net leases with those tenants. These expenses have corresponding revenues included in rental income above. The following are the properties subject to such leases or permits:

Properties	Date Acquired	Description
Mountain High Ski Resort	6/29/07	U.S. Forest Service ski area permit
The PARC Portfolio	4/06/07	Two long-term ground leases
Booth Creek Ski Portfolio	1/19/07	Three U.S. Forest Service ski area permits
Brighton Ski Resort	1/08/07	Ski area permit with U.S. Forest Service and one ground lease
Marinas International Portfolio	12/22/06	Four long-term ground leases
EAGL Golf Portfolio	11/16/06	Three long-term ground leases
Family Entertainment Centers	10/06/06	Three long-term ground leases
Bear Creek Golf Course	9/08/06	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board
Cypress Mountain Ski Area	5/30/06	Special park use permit from Canadian Provincial Authority

Depreciation and amortization. The increase in depreciation and amortization expense for the quarter and six months ended June 30, 2007 as compared to 2006 is a direct result of the acquisition of additional real estate as discussed above.

Interest and other income. The increase in interest income is a result of greater average cash on hand from uninvested offering proceeds during the quarter and six months ended June 30, 2007 as compared to June 30, 2006.

Interest expense and loan cost amortization. The increase in interest expense for the quarter and six months ended June 30, 2007 as compared to June 30, 2006 is attributable to the increase in notes and mortgages payable. For the six months ended June 30, 2006, all interest expense related to our revolving line of credit. Subsequent to June 30, 2006 we entered into additional loan obligations of approximately $268.8 million with a weighted average interest rate of 6.44%.

Equity in earnings. The following table summarizes equity in earnings (losses) from our unconsolidated entities (in thousands):

	Quarter Ended June 30,
	2007	2006	$ Change	% Change
Wolf Partnership	$(1,232)	$(592)	$(640)	(108.1)%
DMC Partnership	2,363	2,219	144	6.5%
Intrawest Venture	(51)	1,230	(1,281)	(104.2)%

Total	$1,080	$2,857	$(1,777)	(62.2)%

	Six Months Ended June 30,
	2007	2006	$ Change	% Change
Wolf Partnership	$(2,453)	$158	$(2,611)	(1,652.5)%
DMC Partnership	4,699	4,325	374	8.6%
Intrawest Venture	(262)	2,338	(2,600)	(111.2)%

Total	$1,984	$6,821	$(4,837)	(70.9)%

Equity in earnings decreased by approximately $1.8 million and $4.8 million for the quarter and six months ended June 30, 2007, respectively, as compared to the same periods in 2006 due to a decrease in income from the Wolf Partnership and the Intrawest Venture offset by a slight increase in income from the DMC Partnership. The Wolf Partnership was adversely affected by a regional economic downturn impacting the Sandusky, Ohio property and by greater competitive pressure, including competitor rate cuts and expansion, at both the Wisconsin Dells and Sandusky, Ohio locations. We are working with our partner and operator to develop strategies that seek to improve the performance of the properties and our returns over the long-term at both of these locations; however, the effects of the economic downturn and competitive pressure are expected to continue to have an impact on our earnings for the foreseeable future. In addition, on March 1, 2006, the Wolf Partnership obtained a $63.0 million loan encumbering two waterpark resort properties. This resulted in increased interest expense for the six months ended June 30, 2007 as compared to the partial period in which the loan was outstanding in 2006.

Equity in earnings is recognized using the hypothetical liquidation at book value method (‘HLBV”) of accounting which means we recognize income in each period equal to the change in our share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. Because our equity in earnings is calculated in this manner due to the preference we receive upon liquidation, we have historically recognized more income than the underlying unconsolidated entities have generated and our partners have historically been allocated significant losses which offset the earnings that we have recorded for these entities. During 2006, our partners’ unreturned capital in the Intrawest Venture was reduced to zero as a result of the losses they have recognized and the distributions that they have received from this venture. Since the date that this occurred we no longer recognize significant amounts of income from this venture and in the future may recognize losses that this entity incurs (on a GAAP basis), which is the primary reason for the reduction in equity in earnings from the Intrawest Venture during 2007 as compared to 2006. While this method of recognizing earnings and losses from the unconsolidated entity is not expected to have an impact on the distributions we receive, it will likely result in reductions or fluctuations in our net income, earnings per share, funds from operations (as defined below) and FFO per share.

Net income and earnings per share. Our net income and earnings per share are volatile as we are still in the early stages of operation. These performance measures are significantly affected by the pace at which we raise offering proceeds and the time it takes to accumulate and invest such proceeds in real estate acquisitions and other income-producing investments that produce income for us. The accumulation of funds over time in order to make large individually significant acquisitions can be dilutive to the earnings per share ratio. Additionally, the amount of equity in earnings we recognized under the HLBV method of accounting in 2007 versus 2006 had a significant negative impact on our income and earnings per share.

OTHER

Funds from Operations. We consider FFO to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the NAREIT and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by the NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies.

Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows as reported in the accompanying unaudited condensed consolidated financial statements and notes thereto.

Reconciliation of net income to FFO for the quarter and six months ended June 30, 2007 and 2006 (in thousands):

	Quarter Ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net income	$10,267	$4,577	$18,829	$8,855
Adjustments:
Depreciation and amortization	14,481	1,000	24,626	1,170
Net effect of FFO adjustment from unconsolidated entities (1)	4,933	3,220	8,930	5,543

Total funds from operations	$29,681	$8,797	$52,385	$15,568

Weighted average number of shares of common stock outstanding (basic and diluted)	151,232	53,658	137,809	49,014

FFO per share (basic and diluted)	$0.20	$0.16	$0.38	$0.32

FOOTNOTES:

(1)	Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method of accounting.

OFF BALANCE SHEET ARRANGEMENTS

There have been no material changes in our off balance sheet arrangements since the filing of our annual report on Form 10-K for the year ended December 31, 2006.

COMMITMENTS, CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

The following tables present our contractual obligations and contingent commitments and the related payment periods as of June 30, 2007:

Contractual Obligations

	Payments Due by Period (in thousands)
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Line of credit	$6,000	$—	$—	$—	$6,000
Mortgages and other notes payable (principal and interest)	12,098	24,423	31,435	250,180	318,136
Obligations under capital leases	1,456	1,898	41	—	3,395
Obligations under operating leases/permits (1)	7,805	23,315	23,117	185,178	239,415

Total	$27,359	$49,636	$54,593	$435,358	$566,946

FOOTNOTES:

(1)	Represents obligations under ground leases, park use permits and land permits which are paid by our third-party tenants on our behalf. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the related property exceeding a certain threshold. For percentage based lease and permit obligations, the future obligations have been estimated based on current revenue levels projected over the term of the leases or permits.

Contingent Commitments

	Payments Due by Period (in thousands)
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Contingent purchase consideration	$—	$23,650	$—	$—	$23,650
Loan funding commitments	765	5,000	—	—	5,765
Capital improvements	32,981	41,892	2,500	1,748	79,121
Pending investments (1)	44,500	—	—	—	44,500

Total	$78,246	$70,542	$2,500	$1,748	$153,036

FOOTNOTES:

(1)	We have committed to acquire two marina properties with an aggregate purchase price of approximately $22.5 million, and 46 condominiumized retail and commercial spaces at the Northstar Commercial Village in Lake Tahoe, California for $22.0 million. These transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied or that the transactions will ultimately be completed.

EVENTS OCCURRING SUBSEQUENT TO JUNE 30, 2007

On July 9, 2007, Mizner Court Holdings, LP defaulted on its loan payment to us, at which point we deemed the loan to be impaired and ceased recording interest income. In July, August and September, we paid approximately $241,000, $314,700 and $324,488, respectively, due under the borrower’s first mortgage on behalf of Mizner in order to protect our investment position. In addition, on October 9, 2007, we paid $313,945 to cover operating shortfalls at the property. Based on internal estimates and market analysis we performed upon default of the borrower, we believed that the underlying value of the collateral would be sufficient to cover the full principal amount of all of Mizner’s loans and accordingly have not established a valuation allowance for the loans. However, we have engaged an independent appraiser to assist us in determining whether the current value of the collateral property for this loan is sufficient or if a valuation allowance should be established. We are currently exploring our options for the property, including foreclosure and refinancing.

On July 13, 2007, we entered into an amended and restated loan agreement with Colonial Bank, N.A. converting the $20.0 million revolving line of credit agreement dated February 13, 2007 to a $25.0 million three year, non-revolving construction loan with substantially similar terms as the original line of credit. The construction loan will be used to finance improvements at the Bretton Woods Resort.

On July 18, 2007 we approved a capital expansion project for $12.1 million at Cypress Mountain to build a 50,000 square foot base lodge in preparation for hosting the 2010 Winter Olympic freestyle skiing and snowboarding events. The majority of the funding for this project will come from a construction loan obtained by the tenant of this property. We have agreed to make scheduled annual contributions to ultimately purchase the improvements. As contributions are made, the tenant will pay additional base rent under the terms of the lease.

On August 1, 2007, we acquired two additional marina properties in Tennessee, Holly Creek Resort and Eagle Cove Resort, for an aggregate purchase price of $12.1 million from Marinas International. The properties are being leased to Marinas International under long-term triple net leases for a term of 20 years and four five-year renewal options.

On August 7, 2007, we acquired two ski resort properties in Maine for an aggregate purchase price of $76.5 million from Boyne USA. The properties are being leased to affiliates of Boyne USA under long-term triple net leases which are coterminous with our other leases to Boyne USA. In connection with the transaction, we agreed to sell a portion of the developable land to Boyne USA for approximately $13.3 million. The sale of the developable land is subject to certain events such as subdivision of parcels, and is expected to be completed within one year.

On August 20, 2007, we acquired Great Lakes Marina in Muskegon, Michigan for a purchase price of $10.8 million from Marinas International. The property is being leased to Marinas International under a long-term triple net lease for a term of 20 years and four five-year renewal options.

On October 2, 2007, we acquired the Northstar Commercial Village from Booth Creek for $22.0 million and leased it back on a long-term triple net lease basis to Northstar Group Commercial Properties, a subsidiary of Booth Creek.

We are no longer committed to acquire the Harborage Marina. We expect our full $1.0 million deposit to be returned to us by the end of the year.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following information updates information in our prospectus under “The Advisor and the Advisory Agreement – The Advisor” which begin on page 139 of our prospectus:

On June 1, 2007, our Advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the Advisory Agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC and change the form of the Advisor from a corporation to a limited liability company. All references to “CNL Income Corp.” throughout the prospectus are replaced with “CNL Income Company, LLC.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following tables supplement the corresponding tables in our prospectus under “Certain Relationships and Related Transactions,” which begins on page 142 of the prospectus:

During the quarter and six months ended June 30, 2007 and 2006, we incurred the following fees (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Selling Commissions	$25,475	$3,527	$36,444	$12,591
Marketing support fee & due diligence expense reimbursements	10,918	1,514	15,637	5,001

Total	$36,393	$5,041	$52,081	$17,592

During the quarter and six months ended June 30, 2007 and 2006, our Advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Acquisition fees (1):
Acquisition fees from offering proceeds	$10,935	$1,625	$15,899	$5,880
Acquisition fees from debt proceeds	1,919	—	6,004	1,323

Total	12,854	1,625	21,903	7,203

Asset management fees (2):	3,511	1,214	6,297	2,219

Reimbursable expenses (3):
Offering costs	1,537	6,386	2,540	7,981
Acquisition costs	167	1,268	859	1,353
Operating expenses	310	56	688	371

Total	2,014	7,710	4,087	9,705

Total fees earned and reimbursable expenses	$18,379	$10,549	$32,287	$19,127

FOOTNOTES:

(1)	Acquisition Fees for services in the selection, purchase, development or construction of real property, generally equal to 3.0% of Gross Proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt from line of credit of permanent funding. Such fees are payable to our Advisor as shares of common stock are sold.

(2)	Asset Management Fees of 0.08334% per month of our “Real Estate Asset Value” and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)	Our Advisor and its affiliates are entitled to reimbursement of certain expenses incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Pursuant to the Advisory Agreement, we will not reimburse our Advisor any amount by which total Operating Expenses paid or incurred by us exceed the greater of 2% of Average Invested Assets or 25% of net income (the “Expense Cap”) in any expense year, as defined in the Advisory Agreement. The first applicable Expense Year and measurement period was the twelve months ended June 30, 2005, for which our Operating Expenses exceeded the Expense Cap by $398,071. In accordance with the Advisory Agreement, such amount was not reimbursed to our Advisor. For Expense Years subsequent to the initial measurement period, Operating Expenses did not exceed the Expense Cap.

PRIOR PERFORMANCE INFORMATION

The following information supersedes information in the last two sentences of footnote (3) to the table under “Prior Performance Information,” on page 145 of the prospectus:

Immediately following the termination of the 2003 Offering, the company commenced an offering of up to $4,000,000,000 (400,000,000 shares) (the “2004 Offering”) and upon termination of the 2004 Offering on March 26, 2006, the company had received proceeds of approximately $518,593,000. As of March 26, 2006, net proceeds to the company from its five offerings totaled approximately $2,701,312,000, all of which had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”).

DISTRIBUTION POLICY

The following table presents total distributions declared (in thousands) and distributions per share, and it updates the corresponding table on page 148 of the prospectus:

2007 Quarters	First	Second	Third	Fourth	Year
Total distributions declared	$18,258	$21,890	—	—	$40,148
Distributions per share	0.1500	0.1500	—	—	0.3000

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

The following information updates, modifies or supersedes certain information contained in our prospectus under “Summary of the Articles of Incorporation and Bylaws – Proposed Amendment,” which begins on page 151 of the prospectus:

On August 18, 2006, our board adopted resolutions amending, and recommending that our stockholders approve amendments to Sections 10.1, 10.2, 10.3 and 12.1 of our Articles. At our annual meeting of stockholders that commenced on June 20, 2007 and reconvened on July 27, 2007, we asked our stockholders to vote on the Amendments. Although we received proxies from 61.6% of our stockholders in favor of the amendments, the amendments did not receive the required two-thirds vote of our stockholders necessary for adoption.

On July 24, 2007, the Pennsylvania Securities Commission granted us an additional period through July 31, 2008 to obtain stockholder approval of the amendments. As a condition of the Pennsylvania Securities Commission’s extension, our board of directors has agreed, in connection with any matter that would be subject to Sections 10.2, 10.3 and 12.1 of the Articles, to consider and approve such matters as if the amendments had been adopted.

Under the existing Articles, the proposed amendments must be approved by the affirmative vote of not less than two-thirds of stockholders entitled to vote thereon. If our stockholders vote to approve the amendments, we will file the amended Articles with the Maryland State Department of Assessments and Taxation at which time the amendments will become effective.

EXPERTS

The following paragraphs replace the corresponding paragraphs in our prospectus under “Experts,” which begins on page 179 of our prospectus:

The balance sheets of CNL Income Properties as of December 31, 2006 and 2005, the statements of operations, statements of stockholders’ equity and cash flows of CNL Income Properties for the years ended December 31, 2006, 2005 and 2004, the consolidated financial statements of CNL Village Retail Partnership, LP and its Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and the period from October 1, 2004 (date of inception) to December 31, 2004, the consolidated financial statements of CNL Dallas Market Center, LP and its Subsidiaries as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from February 14, 2005 (date of inception) to December 31, 2005, the consolidated financial statements of CNL Income GW Partnership, LLLP and its Subsidiaries as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from October 11, 2005 (date of inception) through December 31, 2005 included in this prospectus and registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited historical combined statement of revenue and certain expenses of the DMC Properties as of and for the year ended January 31, 2005 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Gatlinburg Skylift LLC as of December 31, 2004 and December 31, 2003 and the related statement of operations, parent’s investment account and cash flows for the years ended December 31, 2004, 2003, and 2002 included in this prospectus and registration statement have been audited by Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Cypress-Bowl Recreations Limited Partnership as of December 31, 2005 and December 31, 2004 and the related statement of operations, parent’s investment account and cash flows for the years ended December 31, 2005 and 2004 included in this prospectus and registration statement have been audited by Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of and for the periods ended December 20, 2004, December 31, 2003 and December 31, 2002 included in this prospectus and registration statement have been audited by RubinBrown LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of Intrawest Portfolio Commercial Properties, for the year ended June 30, 2004 included in this prospectus and registration statement have been audited by KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Booth Creek Ski Holdings, Inc. at October 27, 2006 and October 28, 2005, and for each of the three years in the period ended October 27, 2006, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of WHCC, LLC (d.b.a. Weston Hills Country Club) as of and for the periods ended December 31, 2005, 2004 and 2003 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Heritage Golf Group West Coast, Inc. as of and for the periods ended December 31, 2005, 2004 and 2003 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Palmetto Hall Plantation Club (a wholly owned property of Greenwood Development Corporation) as of and for the periods ended December 31, 2005, 2004 and 2003 included in this prospectus and registration statement have been audited by Elliott Davis, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Marinas International at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Weikel, Johnson, Parris & Rouse, PLLP, certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The combined consolidated financial statements of the EAGL Golf Course Properties sold to CNL Income Properties, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Premier Golf Management, Inc. and Subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003, and for each of the three years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Weil & Company LLP, certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The combined financial statements of the Selected Parks Operations of Six Flags, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2006 combined financial statements refers to a change in method of accounting for share-based payment.

INDEX TO FINANCIAL STATEMENTS

CNL Income Properties, Inc.

Page
Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information	F - 2

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2007	F - 3

Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2007	F - 4

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2006	F - 5

Notes to Unaudited Pro Forma Consolidated Financial Statements	F - 6

Interim Unaudited Condensed Consolidated Financial Statements as recently filed in CNL Income Properties Inc.’s June 30, 2007 Form 10-Q:

Condensed Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F - 13

Condensed Consolidated Statements of Operations for the six months ended June 30, 2007 and 2006	F - 14

Condensed Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income (Loss) for the six months ended June 30, 2007 and year ended December 31, 2006	F - 15

Condensed Consolidated Statements of Cash Flows for the six months ended June30, 2007 and 2006	F - 16

Notes to Condensed Consolidated Financial Statements	F - 17

Index to Other Financial Statements	F - 29

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the acquisitions described in Note (b) had occurred on June 30, 2007.

The following Unaudited Pro Forma Consolidated Statements of Operations are presented for the six months ended June 30, 2007 and for the year ended December 31, 2006 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s significant transactions as if they had occurred on January 1, 2006.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future. The pending transactions described in the notes to the unaudited pro forma consolidated financial information are subject to the fulfillment of certain conditions. There can be no assurances that any or all of the conditions will be satisfied, or that the transactions will ultimately be completed.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2007

(in thousands, except per share data)

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS

Real estate investment properties under operating leases, net	$1,095,372	$23,210	(b)	$1,118,582
Investment in unconsolidated entities	174,479	—		174,479
Mortgages and other notes receivable	124,839	—		124,839
Cash	310,720	(22,330	) (c)	288,390
Restricted cash	5,064	—		5,064
Accounts and other receivables	13,373	—		13,373
Intangibles, net	33,244	—		33,244
Deposits on pending real estate investments	1,000	—		1,000
Prepaid expenses and other assets	29,596	(880	) (b)	28,716

Total Assets	$1,787,687	$—		$1,787,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Due to affiliates	$5,245	$—		$5,245
Line of credit	6,000	—		6,000
Mortgages and other notes payable	268,797	—		268,797
Other liabilities	9,601	—		9,601
Security deposits	31,820	—		31,820
Accounts payable and accrued expenses	3,929	—		3,929

Total Liabilities	325,392	—		325,392

Commitments and Contingencies

Rescindable common stock (4,485 and 2,169 shares issued and outstanding respectively)	44,848	—		44,848

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—		—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—		—
Common stock, $.01 par value per share One billion shares authorized at June 30, 2007 166,160 shares issued and 165,659 shares outstanding	1,656	—		1,656
Capital in excess of par value	1,455,627	—		1,455,627
Accumulated earnings	44,114	—		44,114
Accumulated distributions	(85,143)	—		(85,143)
Accumulated other comprehensive loss	1,193	—		1,193

	1,417,447	—		1,417,447

Total Liabilities and Stockholders’ Equity	$1,787,687	$—		$1,787,687

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$48,709	$9,034	(2)	$59,019
		562	(3)
		714	(4)
Interest income on mortgages and other notes receivable	5,834	55	(5)	5,889
Other operating income	3,439	—		3,439

	57,982	10,365		68,347

Expenses:
Asset management fee to advisor	6,297	905	(6)	7,202
General and administrative	4,355	—		4,355
Ground lease and permit fees	2,566	562	(3)	3,128
Depreciation and amortization	24,626	5,974	(7)	30,600
Other operating expenses	2,513	—		2,513

	40,357	7,441		47,798

Operating income	17,625	2,924		20,549

Other income (expense):
Interest and other income	4,803	(345	)(8)	4,458
Interest expense and loan cost amortization	(5,583)	(2,377	)(9)	(7,960)
Equity in earnings of unconsolidated entities	1,984			1,984

Total other income (loss)	1,204	(2,722)		(1,518)

Net income (loss)	$18,829	$202		$19,031

Earnings Per Share of Common Stock (Basic and Diluted)	$0.14			$0.14

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	137,809		(10)	137,809

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$15,926	$81,454	(2)	$113,033
		4,092	(3)
		11,561	(4)
Interest income on mortgages and other notes receivable	6,210	5,767	(5)	11,977
Other operating income	120	—		120

	22,256	102,874		125,130

Expenses:
Asset management fee to advisor	5,356	9,474	(6)	14,830
General and administrative	6,815	4,092	(3)	10,907
Depreciation and amortization	8,489	45,540	(7)	54,029
Other operating expenses	118	—		118

	20,778	59,106		79,884

Operating income	1,478	43,768		45,246

Other income (expense):
Interest and other income	7,890	(7,847	)(8)	43
Interest expense and loan cost amortization	(986)	(9,674	)(9)	(10,660)
Equity in earnings of unconsolidated entities	11,003	—		11,003

Total other income (loss)	17,907	(17,521)		386

Net income	$19,385	$26,247		$45,632

Earnings Per Share of Common Stock (Basic and Diluted)	$0.31			$0.54

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	62,461		(10)	84,224

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of June 30, 2007.

(b)	On December 1, 2006, the Company entered into an agreement to acquire four ski properties and retail and commercial space from Booth Creek Resort Properties, LLC. Pursuant to the agreement, the Company acquired and leased back the four ski resort properties on January 19, 2007, which is reflected in the historical balance sheet, and subsequently acquired the commercial space on October 2, 2007 for a purchase price of $22.0 million. The commercial property is leased under a triple-net lease with similar lease terms as the related ski properties. The pro forma adjustment represents the purchase price of approximately $23.2 million, including closing costs of approximately $0.3 million and the reclassification of certain acquisition fees of approximately $0.9 million that were previously capitalized in other assets.

(c)	Represents the reduction in cash in connection with the Company’s acquisition of the commercial property described in Note (b) above.

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective pro forma periods being presented.

(2)	Represents the estimated pro forma rental income and percentage rent adjustments from operating leases as a result of the pending and completed acquisitions of the following real estate investment properties. The pro forma adjustment represents only the portion of income in excess of the actual income recognized during the period in which the property was owned, as if the property was owned and leased for the entire year. Percentage rent is generally based on a percentage of gross revenues. The historical revenues of the properties were used to estimate percentage rent for the pro forma periods presented (in thousands).

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

		Pro Forma Adjustments
Properties	Acquisition Date	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Booth Creek Commercial	10/2/2007	$2,295	$1,148
The Parks	4/6/2007	26,787	6,219
Booth Creek Ski	1/19/2007	18,649	1,080
Marinas International	12/22/2006	7,843	587
Premier Golf	12/22/2006	5,310	—
EAGL Golf	11/16/2006	6,217	—
Valencia & Talega	10/16/2006	4,011	—
Weston Hills	10/16/2006	2,466	—
Family Entertainment Centers	10/06/2006	2,592	—
Bear Creek	9/08/2006	775	—
Bretton Woods	6/23/2006	1,752	—
South Mountain	6/09/2006	500	—
Cypress Mountain	5/30/2006	1,408	—
Harley-Davidson	4/27/2006	219	—
Hawaiian Falls	4/21/2006	414	—
Palmetto Hall	4/27/2006	216	—

Total		$81,454	$9,034

(3)	Represents the estimated pro forma adjustments for ground leases, park use permit and land permit fees paid by the third-party tenants related to the properties. Ground leases, park use permit and land permit fees are generally a percentage of gross revenue exceeding a certain threshold. The historical revenues of the properties were used to estimate ground leases, park use permit and land permit fees for the pro forma periods presented (in thousands).

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

	Pro Forma Adjustments
Properties	Year Ended December 31, 2006	Six Months Ended June 30, 2007	Description
The Parks	$1,923	$497	Two long-term ground leases
Booth Creek Ski	1,138	65	U.S. Forest Service ski area permit
Marinas International	195	—	Three long-term ground leases
EAGL Golf	310	—	Three long-term ground leases
Family Entertainment Centers	264	—	Three long-term ground leases
Bear Creek	198	—	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board
Cypress Mountain	64	—	Special park use permit from Canadian Provincial Authority

Total	$4,092	$562

(4)	FF&E reserve income represents amounts set aside by the tenants and paid to the Company for capital expenditure purposes. The Company has exclusive rights to and ownership of the accounts. Generally, the amounts are based on an agreed upon percentage of the tenants’ gross revenues as defined in the respective leases. The historical revenues of the properties were used to estimate FF&E reserves due under the leases for the pro forma periods presented (in thousands).

	Pro Forma Adjustments
Properties	Year Ended December 31, 2006	Six Months Ended June 30, 2007
The Parks	$2,476	$587
Booth Creek Ski & Commercial	6,029	15
Marinas International	806	112
Premier Golf	401	—
EAGL Golf (i)	—	—
Valencia & Talega	338	—
Weston Hills	303	—
Family Entertainment Centers	198	—
Bear Creek (i)	—	—
Cypress Mountain	255	—
Harley-Davidson	8	—
Hawaiian Falls (i)	—	—
Palmetto Hall	16	—
South Mountain	52	—
Bretton Woods	679	—

Total	$11,561	$714

FOOTNOTES:

(i)	No FF&E reserves required during the first lease year in accordance with the lease agreements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(5)	On March 10, 2006, the Company purchased a $15.0 million mezzanine loan from Column Financial, Inc., as former lender to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, L.P. The proceeds from the mezzanine loan, in addition to the proceeds from an $89.0 million first mortgage loan, were used by Mizner Court Holdings, L.P. to acquire an apartment complex in Boca Raton, Florida. The loan earns interest at a rate of one month LIBOR plus 7.0% per year and requires monthly interest payments. The pro forma adjustments include interest income of $328,530 for the year ended December 31, 2006.

In connection with the Booth Creek Ski transaction as described in Note (b) above, the Company made a $12.0 million loan to Booth Creek Ski Holdings, Inc. The loan requires monthly interest-only payments based on an annual percentage rate of 9.0%. At maturity, the borrower will pay the entire unpaid principal balance and an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15%. The pro forma adjustments include interest income of approximately $67,000 and $1.8 million and the amortization of acquisition fees of approximately $7,000 and $160,000 for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively.

The pro forma adjustments also include interest income on the approximately $39.1 million loan made in connection with the Marinas International transaction of approximately zero and $3.9 million and the amortization of acquisition fees of approximately $4,000 and $104,000 for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively.

(6)	Represents asset management fees associated with owning interests in or making loans in connection with real estate. The assets and loans are managed by the Company’s advisor for an annual asset management fee of 1% per year of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus. The pro forma adjustments include asset management fees for all properties acquired, loans made and pending acquisitions as if the acquisitions had occurred at the beginning of the pro forma periods presented.

(7)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets. The pro forma adjustments represent the estimated additional expenses as if the assets had been owned during the entire pro forma periods presented net of any actual depreciation or amortization on those assets as recognized in the Company’s historical results of operations (in thousands).

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Six Months Ended June 30, 2007
The Parks	Land	$102,098	n/a	$—	$—
	Land improvements	52,696	15 years	3,513	403
	Leasehold interests	6,587	57 years	115	—
	Buildings	59,282	39 years	1,520	509
	FF&E	36,228	5 years	7,246	1,674
	Ride equipment	65,869	25 years	2,635	1,293
	Intangible - in place leases	6,587	22 years	299	95

	Total	$329,347		$15,328	$3,974

Booth Creek Ski(i)	Land	$37,105	n/a	$—	$—
	Land improvements	60,743	15 years	4,050	—
	Permit rights	1,932	40 years	48	—
	Buildings	48,573	39 years	1,246	277
	Ski lifts	16,154	20 years	808	404
	FF&E	37,277	5 years	7,455	525
	Intangible - in place leases	4,016	20 years	201	9

	Total	$205,800		$13,808	$1,215

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Marinas International	Land	$15,993	n/a	$—	$—
	Land improvements	6,225	15 years	415	39
	Leasehold interests	34,082	34 years	1,011	—
	Buildings	10,172	34 years	299	18
	FF&E	15,457	5 years	2,941	611
	Floating docks	2,966	15 years	198	99
	Intangible - trade names	1,549	n/a	—	—
	Intangible - in place leases	2,004	16 years	125	18

	Total	$88,448		$4,989	$785

Premier Golf	Land	$9,675	n/a	$—	$—
	Land improvements	24,745	15 years	1,581	—
	Buildings	22,410	39 years	551	—
	FF&E	2,823	5 years	525	—
	Intangible - in place leases	1,209	20 years	58	—

	Total	$60,862		$2,715	$—

EAGL Golf	Land	$21,297	n/a	$—	$—
	Land improvements	24,522	15 years	1,197	—
	Leasehold interests	6,139	41 years	150	—
	Buildings	8,309	39 years	187	—
	FF&E	3,452	5 years	575	—
	Intangible - trade name	10,822	n/a	—	—
	Intangible - in place leases	1,002	20 years	45	—

	Total	$75,543		$2,154	$—

Valencia & Talega	Land	$20,058	n/a	$—	$—
	Land improvements	26,279	15 years	1,392	—
	Buildings	11,603	39 years	233	—
	FF&E	874	5 years	115	—
	Intangible - in place leases	1,192	20 years	47	—

	Total	$60,006		$1,787	$—

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Weston Hills	Land	$6,295	n/a	$—	$—
	Land improvements	13,980	15 years	739	—
	Buildings	14,282	39 years	288	—
	FF&E	1,501	5 years	197	—
	Intangible - in place lease	730	20 years	29	—

	Total	$36,788		$1,253	$—

Family	Land	$20,539	n/a	$—	$—
Entertainment	Land improvements	6,307	15 years	318	—
Centers	Leasehold interests	361	25 years	10	—
	Buildings	7,070	25 years	235	—
	FF&E	2,065	5 years	270	—
	Intangible - in place leases	805	30 years	18	—

	Total	$37,147		$851	$—

Bear Creek	Land improvements	$6,830	15 years	$275	$—
	Leasehold interest	2,680	80 years	24	—
	Buildings	1,091	39 years	19	—
	FF&E	952	5 years	—	—
	Intangible - in place lease	235	20 years	8	—

	Total	$11,788		$326	$—

Cypress Mountain	Permit rights	$16,911	28 years	$48	$—
	Buildings	597	28 years	6	—
	Ski lifts	7,214	20 years	—	—
	FF&E	3,884	5 years	—	—
	Intangible - in place lease	839	20 years	15	—

	Total	$29,445		$69	$—

Harley-Davidson	Land	$979	n/a	$—	$—
	Building	5,535	39 years	28	—
	FF&E	195	5 years	—	—
	Intangible - in place lease	140	20 years	5	—

	Total	$6,849		$33	$—

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro Forma Adjustments
Properties	Assets	Purchase Price	Estimated Useful Life	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Hawaiian Falls	Land improvements	$3,578	15 years	$56	$—
	Leasehold interests	3,050	32 years	37	—
	Buildings	1,057	33 years	15	—
	FF&E	4,921	5 years	357	—
	Intangible - in place leases	300	27 years	3	—

	Total	$12,906		$468	$—

South Mountain	Land	$3,018	n/a	$—	$—
	Land improvements	8,434	15 years	203	—
	Buildings	1,372	39 years	20	—
	FF&E	377	5 years	—	—
	Intangible - in place lease	285	20 years	8	—

	Total	$13,486		$231	$—

Bretton Woods	Land	$6,090	n/a	$—	$—
	Land improvements	4,448	15 years	133	—
	Buildings	25,183	39 years	295	—
	FF&E	11,939	5 years	1,063	—
	Intangible - in place lease	481	10 years	37	—

	Total	$48,141		$1,528	$—

	Total – All Properties			$45,540	$5,974

FOOTNOTES:

(i)	Includes amounts for the commercial property acquired on October 2, 2007 and the four ski properties acquired on January 19, 2007.

The above purchase price allocations, in some instances, are preliminary. The final allocations of purchase price may include other identifiable assets which may have varying estimated lives and could impact the amount of future depreciation or amortization expense.

(8)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts after the Company’s acquisition of the real estate investment properties.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(9)	Represents interest expense on financing obtained in connection with the Company’s acquisition (in thousands).

			Pro Forma Adjustment
Description	Principal Balance	Fixed Interest Rate	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Seller Financing - Parks transaction	$22,000	8.75%	$1,925	$503
Third-party ski financing	111,500	6.11%	6,813	1,669
Seller Financing - Bretton Woods transaction	6,500	5.77%	375	—
Seller Financing - Bretton Woods transaction	338	5.20%	17	—

Total	$140,338		$9,130	$2,172

The pro forma adjustments also include approximately $205,000 for the six months ended June 30, 2007 and approximately $544,000 for the year ended December 31, 2006 for the amortization of debt acquisition fees associated with the loans.

(10)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective pro forma periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions at the beginning of the pro forma period and that those shares of common stock were outstanding for the entire pro forma periods presented.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands except per share data)

	June 30, 2007	December 31, 2006
ASSETS

Real estate investment properties under operating leases, net	$1,095,372	$464,892
Cash	310,720	296,163
Investments in unconsolidated entities	174,479	178,672
Mortgages and other notes receivable	124,839	106,356
Intangibles, net	33,244	21,034
Prepaid expenses and other assets	29,596	25,928
Accounts and other receivables	13,373	3,269
Restricted cash	5,064	1,235
Deposits on pending real estate investments	1,000	6,150

Total Assets	$1,787,687	$1,103,699

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable	$268,797	$69,996
Security deposits	31,820	14,720
Other liabilities	9,601	3,634
Line of credit	6,000	3,000
Due to affiliates	5,245	11,084
Accounts payable and accrued expenses	3,929	2,071

Total Liabilities	325,392	104,505

Commitments and contingencies

Rescindable common stock (4,485 and 2,169 shares issued and outstanding, respectively)	44,848	21,688

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized; 166,160 and 114,035 shares issued and 165,659 and 113,731 shares outstanding as of June 30, 2007 and December 31, 2006, respectively	1,656	1,137
Capital in excess of par value	1,455,627	997,826
Accumulated earnings	44,114	25,285
Accumulated distributions	(85,143)	(44,995)
Accumulated other comprehensive loss	1,193	(1,747)

	1,417,447	977,506

Total Liabilities and Stockholders’ Equity	$1,787,687	$1,103,699

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Rental income from operating leases	$28,780	$2,060	$48,709	$2,824
Interest income on mortgages and other notes receivable	2,755	1,579	5,834	2,081
Other operating income	2,420	—	3,439	—

Total revenue	33,955	3,639	57,982	4,905

Expenses:
Asset management fees to advisor	3,511	1,214	6,297	2,219
General and administrative	2,418	1,172	4,355	2,175
Ground lease and permit fees	1,367	191	2,566	287
Depreciation and amortization	14,481	1,007	24,626	1,177
Other operating expenses	1,538	—	2,513	—

Total expenses	23,315	3,584	40,357	5,858

Operating income (loss)	10,640	55	17,625	(953)

Other income (expense):
Interest and other income	2,689	1,756	4,803	3,158
Interest expense and loan cost amortization	(4,142)	(91)	(5,583)	(171)
Equity in earnings of unconsolidated entities	1,080	2,857	1,984	6,821

Total other income (expense)	(373)	4,522	1,204	9,808

Net income	$10,267	$4,577	$18,829	$8,855

Earnings per share of common stock (basic and diluted)	$0.07	$0.09	$0.14	$0.18

Weighted average number of shares of common stock outstanding (basic and diluted)	151,232	53,658	137,809	49,014

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

For the Six Months Ended June 30, 2007 and Year Ended December 31, 2006 (UNAUDITED)

(in thousands except per share data)

	Common Stock		Capital in			Accumulated Other	Total
	Number of Shares	Par Value	Excess of Par Value	Accumulated Earnings	Accumulated Distribution	Comprehensive Loss	Stockholders’ Equity	Comprehensive Income (Loss)
Balance at December 31, 2005	37,978	$380	$329,621	$5,900	$(11,269)	$—	$324,632
Subscriptions received for common stock through public offering and reinvestment plan	76,033	760	753,269	—	—	—	754,029
Redemption of common stock	(280)	(3)	(2,655)	—	—	—	(2,658)
Stock issuance and offering costs	—	—	(82,409)	—	—	—	(82,409)
Net income	—	—	—	19,385	—	—	19,385	19,385
Distributions, declared and paid
($0.5622 per share)	—	—	—	—	(33,726)	—	(33,726)
Foreign currency translation adjustment	—	—	—	—	—	(1,747)	(1,747)	(1,747)

Total comprehensive income	—	—	—	—	—	—	—	$17,638

Balance at December 31, 2006	113,731	$1,137	$997,826	$25,285	$(44,995)	$(1,747)	$977,506
Subscriptions received for common stock through public offering and reinvestment plan	52,226	521	514,292	—	—	—	514,813
Redemption of common stock	(197)	(2)	(1,870)	—	—	—	(1,872)
Stock issuance and offering costs	—	—	(54,621)	—	—	—	(54,621)
Net income	—	—	—	18,829	—	—	18,829	18,829
Distributions, declared and paid
($0.30 per share)	—	—	—	—	(40,148)	—	(40,148)
Foreign currency translation adjustment	—	—	—	—	—	2,940	2,940	2,940

Total comprehensive income	—	—	—	—	—	—	—	$21,769

Balance at June 30, 2007	165,760	$1,656	$1,455,627	$44,114	$(85,143)	$1,193	$1,417,447

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2007	2006
Increase (decrease) in cash:
Operating activities:
Net cash provided by operating activities	$51,955	$14,473

Investing activities:
Acquisition of properties	(612,799)	(106,224)
Investments in unconsolidated entities	(216)	(13,276)
Distribution of loan proceeds from unconsolidated entity	—	43,515
Issuance of mortgage loans receivable	(17,000)	(51,800)
Deposits applied toward real estate investments	5,150	1,000
Acquisition costs and fees paid	(22,941)	(8,728)
Short-term investments	(35)	(8,000)
Increase in restricted cash	(3,829)	(1,047)

Net cash used in investing activities	(651,670)	(144,560)

Financing activities:
Subscriptions received from stockholders (including rescindable shares)	537,974	197,060
Redemptions of common stock	(1,872)	(577)
Stock issuance costs	(61,222)	(17,834)
Borrowings under line of credit, net of payments	3,000	2,777
Proceeds from mortgage loans and other notes payables	178,179	—
Principal payments on mortgage loans	(1,378)	—
Payment of loan costs	(3,201)	(138)
Distributions to stockholders	(40,148)	(13,094)

Net cash provided by financing activities	611,332	168,194

Effect of exchange rate fluctuations on cash	2,940	(472)

Net increase in cash	14,557	37,635
Cash at beginning of period	296,163	93,805

Cash at end of period	$310,720	$131,440

Supplemental disclosure of non-cash investing activities:
Amounts incurred but not paid (included in due to affiliates):
Acquisition fees and costs	$1,981	$1,141

Allocation of acquisition fees to real estate investments	$23,862	$4,506

Allocation of acquisition fees to mortgages and other notes payable	$480	$2,072

Assumption of capital leases in connection with acquisition	$3,069	$—

Note payable obtained in connection with acquisition	$22,000	$—

Supplemental disclosure of non-cash financing activities:
Amounts incurred but not paid (included in due to affiliates):
Offering and stock issuance costs	$1,685	$7,739

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

1.	Organization and Nature of Business:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company operates and has elected to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes. Various wholly owned subsidiaries have been and will be formed by the Company for the purpose of acquiring and owning direct or indirect interests in real estate. The Company invests in lifestyle properties in the United States and Canada that are leased on a long-term (generally five to 20 years, plus multiple renewal options), triple-net or gross basis to tenants or operators who are significant industry leaders. To a lesser extent, the Company also leases properties to taxable REIT subsidiary (“TRS”) tenants and engages independent third-party managers to operate those properties. In addition, the Company offers mortgage, mezzanine and other loans related to interests in lifestyle real estate. As of June 30, 2007, the Company had invested in seven destination retail properties, one merchandise mart, 21 golf courses, one dealership, eight ski and mountain lifestyle properties, seven marinas and 24 attractions. The Company has also made 11 loans, ten of which are outstanding.

2.	Significant Accounting Policies:

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the Company’s results for the interim period presented. Operating results for the six months ended June 30, 2007 may not be indicative of the results that may be expected for the year ending December 31, 2007. Amounts as of December 31, 2006 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date, but do not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2006.

Reclassifications – Certain prior period amounts in the unaudited condensed consolidated financial statements have been reclassified to conform to the current period presentation.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements – In February 2007, the Financial Accounting Standard Board (the “FASB”) issued Statement of Financial Accounting Standard No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of FAS 157 “Fair Value Measurement” discussed below. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have a significant impact on the Company’s current practice nor on its financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurement” (FAS 157). FAS 157 creates consistency in valuing all assets and liabilities. Fair value is defined as what would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FAS 157 requires certain methods to be used to measure fair value and expands disclosures about fair value measurements. The application of this pronouncement is effective in fiscal periods beginning after November 15, 2007 and is not expected to have a significant impact on the Company’s current practice nor on its financial position or results of operations.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

2.	Significant Accounting Policies (Continued):

In July 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If the Company determines that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation clearly excludes income tax positions related to FASB Statement No. 5, “Accounting for Contingencies.” The Company adopted the provisions of this statement in the first quarter of 2007 and there was no effect on the Company’s financial position or results of operations.

3.	Real Estate Investment Properties:

During the six months ended June 30, 2007, the Company acquired the following real estate investment properties and portfolios and entered into long-term triple-net leases with third-party tenants (in thousands):

Property	Location	Date of Acquisition	Purchase Price	Transaction Costs	Total
Brighton Ski Resort	Utah	1/08/07	$35,000	$1,589	$36,589
Clear Creek Golf Club	Texas	1/11/07	1,888	100	1,988
Booth Creek Ski Portfolio	4 Various	1/19/07	172,081	9,548	181,629
The PARC Portfolio	7 Various	4/6/07	312,000	20,629	332,629
Magic Springs Theme Parks	Arkansas	4/16/07	20,000	1,109	21,109
Manasquan and Crystal Point Marinas	New Jersey	6/8/07	14,553	960	15,513
Mountain High Ski Resort	California	6/29/07	45,000	2,034	47,034

Total			$600,522	$35,969	$636,491

The following summarizes the allocation of purchase price and transaction costs for the properties acquired during the six months ended June 30, 2007 (in thousands):

Total Purchase Price Allocation
Land	$170,868
Land improvements	195,220
Leasehold interests	28,643
Buildings	103,822
Ski lifts	4,821
Equipment	120,436
Intangible – trade name	223
Intangible – in place leases	12,458

Total	$636,491

The above purchase price allocation is preliminary. The final allocations of purchase price may include additional transaction costs and such other adjustments as not yet determined, and are expected to be finalized by December 31, 2007.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

3.	Real Estate Investment Properties (Continued):

As of June 30, 2007 and December 31, 2006, real estate investment properties under operating leases consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Land & land improvements	$579,563	$218,958
Leasehold interest	108,986	80,958
Buildings	220,952	112,221
Equipment	218,438	61,094
Less: accumulated depreciation	(32,567)	(8,339)

	$1,095,372	$464,892

4.	Intangible Assets:

The gross carrying amount and accumulated amortization of the Company’s intangible assets as of June 30, 2007 are as follows (in thousands):

Intangible Assets	Weighted Average Life	Gross Carrying Amount	Accumulated Depreciation	Net Book Value
In place leases	19.2 years	$22,056	$608	$21,448
Trade name	42.5 years	10,868	140	10,728
Trade name	Indefinite	1,068	—	1,068
		$33,992	$748	$33,244

Amortization expense of approximately $311,000 and $591,000 were recorded for the quarter and six months ended June 30, 2007, respectively.

[Intentionally left blank]

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

5.	Investment in Unconsolidated Entities:

The following presents financial information for the unconsolidated entities for the quarters and six month periods ended June 30, 2007 and 2006 and as of June 30, 2007 and December 31, 2006 (in thousands):

Summarized Operating Data	Quarter Ended June 30, 2007
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$8,223	$6,633	$2,959	$1,713	$19,528
Property operating expenses	(7,366)	(233)	(1,314)	(690)	(9,603)
Depreciation & amortization expense	(1,781)	(2,225)	(934)	(436)	(5,376)
Interest expense	(1,005)	(2,310)	(652)	(813)	(4,780)
Interest and other income	1	4	29	32	66

Net income (loss)	$(1,928)	$1,869	$88	$(194)	(165)

Income (loss) allocable to other venture partners	$(753)	$(618)	$82	$(196)	$(1,485)

Income (loss) allocable to the Company (1)	$(1,175)	$2,487	$6	$2	$1,320
Amortization of capitalized costs	(57)	(124)	(45)	(14)	(240)

Equity in earnings (loss) of unconsolidated entities	$(1,232)	$2,363	$(39)	$(12)	$1,080

Distributions declared to the Company	$—	$1,985	$580	$341 (2)	$2,906

Distributions received by the Company	$—	$3,095	$682	$— (2)	$3,777

Summarized Operating Data	Quarter Ended June 30, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$9,186	$6,500	$3,027	$1,297	$20,010
Property operating expenses	(7,745)	(176)	(1,508)	(519)	(9,948)
Depreciation & amortization expense	(1,573)	(1,975)	(1,017)	(429)	(4,994)
Interest expense	(710)	(2,149)	(650)	(777)	(4,286)
Interest and other income	22	2	378	39	441

Net income (loss)	$(820)	$2,202	$230	$(389)	$1,223

Loss allocable to other venture partners	$(246)	$(143)	$(778)	$(703)	$(1,870)

Income (loss) allocable to the Company (1)	$(574)	$2,345	$1,008	$314	$3,093
Amortization of capitalized costs	(18)	(126)	(67)	(25)	(236)

Equity in earnings (loss) of unconsolidated entities	$(592)	$2,219	$941	$289	$2,857

Distributions declared to the Company	$—	$2,109	$783	$449 (2)	$3,341

Distributions received by the Company	$1,513	$3,039	$758	$— (2)	$5,310

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

5.	Investment in Unconsolidated Entities:

Summarized Operating Data	Six Months Ended June 30, 2007
	Wolf Partnership		DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$17,486		$16,251	$5,723	$2,900	$42,360
Property operating expenses	(15,597)		(419)	(2,611)	(1,225)	(19,852)
Depreciation & amortization expense	(3,523)		(4,434)	(1,879)	(807)	(10,643)
Interest expense	(1,999)		(4,605)	(1,308)	(1,553)	(9,465)
Interest and other income	41		9	37	69	156

Net income (loss)	$(3,592)		$6,802	$(38)	$(616)	2,556

Income (loss) allocable to other venture partners	$(1,253)		$1,855	$73	$(582)	$93

Income (loss) allocable to the Company (1)	$(2,339)		$4,947	$(111)	$(34)	$2,463
Amortization of capitalized costs	(114)		(248)	(90)	(27)	(479)

Equity in earnings (loss) of unconsolidated entities	$(2,453)		$4,699	$(201)	$(61)	$1,984

Distributions declared to the Company (2)	$—		$5,080	$1,232	$422	$6,734

Distributions received (refunded) by the Company (2)	$(1,226	) (3)	$5,364	$1,867	$—	$6,005

Summarized Operating Data	Six Months Ended June 30, 2006
	Wolf Partnership		DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Revenue	$19,211		$15,658	$5,837	$2,469	$43,175
Property operating expenses	(15,591)		(431)	(2,680)	(1,066)	(19,768)
Depreciation & amortization expense	(3,028)		(3,945)	(2,046)	(842)	(9,861)
Interest expense	(1,040)		(4,367)	(1,303)	(1,498)	(8,208)
Interest and other income	57		4	382	59	502

Net income (loss)	$(391)		$6,919	$190	$(878)	$5,840

Income (loss) allocable to other venture partners	$(578)		$2,341	$(1,691)	$(1,453)	$(1,381)

Income (loss) allocable to the Company (1)	$187		$4,578	$1,881	$575	7,221
Amortization of capitalized costs	(29)		(253)	(86)	(32)	(400)

Equity in earnings (loss) of unconsolidated entities	$158		$4,325	$1,795	$543	$6,821

Distributions declared to the Company	$1,535		$5,148	$1,083	$502 (2)	$8,268

Distributions received by the Company	$3,494		$5,242	$923	$— (2)	$9,659

FOOTNOTES:

(1)	Income is allocated to the Company using the hypothetical liquidation at book value method of accounting.
(2)

The Company receives interest payments from a mezzanine loan made to the Intrawest Canada Venture in the amount of $8.8 million. The loan requires payments of interest only until its maturity in 2029. These payments are reflected as distributions from unconsolidated entities.

(3)	During the six months ended June 30, 2007, the Company refunded an over-distribution from the Wolf Partnership that was received in the fourth quarter of 2006.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

5. Investment in Unconsolidated Entities (Continued):

Summarized Balance Sheet Data	As of June 30, 2007
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada	Total
Real estate assets, net	$107,612	$251,370	$73,450	$32,362	$464,794
Intangible assets, net	446	10,801	1,867	970	14,084
Other assets	6,946	6,577	4,690	5,610	23,823
Mortgages and other notes payable	63,000	152,600	44,250	36,031	295,881
Other liabilities	7,969	6,264	4,332	5,732	24,297
Partners’ capital (deficit)	44,035	109,884	31,425	(2,821)	182,523
Difference between carrying amount of investment and the Company’s share of partners’ capital	2,507	7,541	4,619	1,245	15,912
Carrying amount of investment	33,331	97,421	33,622	10,105 (1)	174,479	(2)
Percentage of ownership at end of reporting period	70.0%	80.0%	80.0%	80.0%

Summarized Balance Sheet Data	As of December 31, 2006
	Wolf Partnership	DMC Partnership	Intrawest Venture US	Intrawest Venture Canada		Total
Real estate assets, net	$110,317	$252,714	$74,990	$30,061		$468,082
Intangible assets, net	523	10,963	2,131	1,050		14,667
Other assets	7,340	6,308	5,307	2,392		21,347
Mortgages and other notes payable	63,000	153,965	44,707	33,900	(1)	295,572
Other liabilities	7,803	6,588	5,171	2,727		22,289
Partners’ capital (deficit)	47,377	109,432	32,550	(3,124)		186,235
Difference between carrying amount of investment and the Company’s share of partners’ capital	1,764	8,099	3,548	863		14,274
Carrying amount of investment	34,928	98,112	36,774	8,858	(1)	178,672	(2)
Percentage of ownership at end of reporting period	70.0%	80.0%	80.0%	80.0%

FOOTNOTES:

(1)	This amount includes a mezzanine loan made to the Intrawest Venture in connection with two Canadian properties.
(2)	This amount includes distributions receivable of approximately $2.5 million and $2.2 million as of June 30, 2007 and December 31, 2006, respectively.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

6.	Mortgages and Other Notes Receivable:

As of June 30, 2007, the Company had the following loans outstanding (in thousands):

Borrower and Description of Property	Date of Loan Agreement	Maturity Date		Interest Rate		Loan Principal Amount	Accrued Interest
Plaza Partners, LLC (condominium conversion)	2/28/2006	2/28/2007	(1)	19.0%		$16,800	$1,727
Mizner Court Holdings, LP (2) (condominium conversion)	3/10/2006	11/9/2007		LIBOR + 7.0%		15,000	—
Shorefox Development, LLC (lifestyle community development)	3/13/2006	3/10/2009		13.50%		35,000	1,648
Marinas International, Inc. (four marinas)	12/22/2006	12/22/2021		10.25%		39,151	551
Booth Creek Resort Properties LLC (two ski properties & one parcel of land)	1/18/2007	1/19/2010		15.0	% (3)	12,000	416

Total						117,951	$4,342

Accrued interest						4,342
Acquisition fees, net						2,873
Loan origination fees, net						(327)

Total carrying amount						$124,839

FOOTNOTES:

(1)

On February 28, 2007, the loan matured, however, the borrower did not repay the loan due to its inability to convert and sell condominiums as a result of poor economic conditions and a weakness in the Florida condominium market. The Company deemed the loan impaired and ceased its recording of interest upon the loan’s maturity. On June 15, 2007, the Company filed a complaint in the Ninth Judicial Circuit Court for Orange County, Florida to foreclose on the collateral of the loan. The Company believes, based on a recently obtained appraisal and current market conditions, that the underlying collateral exceeds the full principal amount of the loan and all accrued interest. As a result, a valuation allowance has not been established for this loan.

(2)

See Note 13 “Subsequent Events” for further information on the Mizner Court Holdings, LP loan. In July, 2007 the borrower defaulted on its payment of principal and interest under the loan. The loan was deemed impaired and accordingly, the Company reversed its accrual of approximately $113,000 in interest income relating to the June interest which was payable in July.

(3)

Pursuant to the three loan agreements with an aggregate principal of $12.0 million, the loans require monthly interest-only payments for the first three years based on an annual percentage rate of 9.0%. The loans are cross-collateralized by two ski properties and one parcel of land and may be prepaid anytime after 60 days written notice from the borrower. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, the borrower agreed to pay an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 15.0% rather than 9.0%.

The Company records acquisition fees incurred in connection with making the loans as part of the mortgages and other notes receivable balance and amortizes the amounts as a reduction of interest income over the term of the notes. Origination fees received from the borrower in connection with making the loans are deferred and accreted into income over the term of the associated notes.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

7.	Public Offerings, Stockholders’ Equity and Rescindable Common Stock:

On April 4, 2006, the Company commenced its second offering of up to $2.0 billion in common stock (200 million shares of common stock at $10.00 per share) (the “2nd Offering”) pursuant to a registration statement filed with the United States Securities Exchange and Commission on Form S-11 under the Securities Act of 1933. The Company incurs costs in connection with its offerings and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of its offerings. As of June 30, 2007, the Company has raised approximately $1.7 billion in proceeds and incurred stock issuance costs of approximately $186.0 million in connection with its offerings.

As of June 30, 2007, the Company had received subscriptions of approximately $44.8 million (4,484,819 shares) from investors in the Commonwealth of Pennsylvania under the 2nd Offering. The Company has agreed to extend a written offer of rescission to those investors to redeem the shares at the price at which the shares were originally sold if certain proposed amendments to the Company’s articles of incorporation, as requested by the Pennsylvania Securities Commission, are not approved by its stockholders. These shares are presented as rescindable common stock outside of stockholders’ equity in the accompanying balance sheets. On June 20, 2007, the Company adjourned its annual stockholders meeting with respect to these amendments to solicit additional votes, as sufficient votes to approve the amendments had not been received. See Note 13 “Subsequent Events” for further information.

Shares owned by the advisor, the directors, or any of their affiliates are subject to certain voting restrictions. Neither the advisor, nor the directors, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the advisor, directors, or any of their affiliates or any transactions between the Company and any of them.

8.	Indebtedness:

On February 9, 2007, the Company received a $24.7 million loan from Sun Life Assurance Company of Canada (“Sun Life”). The loan is collateralized by mortgages on five golf properties. The loan bears interest annually at a fixed rate of 6.35% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period and a final payment of the remaining principal amount upon maturity. Prepayment for the loan is prohibited for the first two years after which early repayment is subject to a prepayment fee. The loan is cross-defaulted with the Company’s other golf financings obtained from Sun Life.

On February 13, 2007, the Company entered into a $20.0 million revolving line of credit agreement with Colonial Bank, N.A. On April 23, 2007, Colonial Bank, N.A. extended the maturity of the Company’s $20.0 million revolving line of credit dated February 13, 2007, from May 1, 2007 through July 31, 2007. As discussed in Note 13 “Subsequent Events”, on July 13, 2007 this line was converted to a construction loan.

On March 23, 2007, the Company obtained a loan for $111.5 million with The Prudential Insurance Company of America. This loan is collateralized by mortgages on five ski properties. The loan bears interest annually at a fixed rate of 6.11%, for a term of seven years, with monthly payments of principal and interest based on a 20-year amortization period. A balloon payment for the remaining principal and interest is due upon the loan’s maturity at the end of seven years. Prepayment is permitted upon payment of a fee.

On April 6, 2007, the Company acquired a portfolio of three waterparks and four theme parks for an aggregate purchase price of $312.0 million, consisting of $290.0 million in cash and an unsecured subordinated promissory note in the original principal sum of $22.0 million. The note has a term of 10 years, requires annual principal payments of $1.7 million, bears interest annually at a fixed rate of 8.75% and has a balloon payment for the then remaining principal and interest due at the end of ten years.

On June 8, 2007, the Company borrowed approximately $42.0 million in a series of golf course property financings with Sun Life and certain of its affiliates. The borrowing is comprised of eight separate loans, each of which is collateralized by a mortgage or deed of trust on one golf course property. Each loan bears interest annually as a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principle and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which early prepayment is allowed but is subject to a prepayment fee. The loan is cross-defaulted with the Company’s other golf financings obtained from Sun Life.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

8.	Indebtedness (continued):

Total indebtedness of the Company consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Mortgages payable	$239,959	$63,158
Seller financing	28,838	6,838

	268,797	69,996
Revolving line of credit	6,000	3,000

Total	$274,797	$72,996

9.	Related Party Arrangements:

On June 1, 2007, the Company’s advisor filed a certificate of conversion with the State of Florida to change its name and form of entity from CNL Income Corp. to CNL Income Company, LLC. The certificate of conversion will have no effect on the advisory agreement and related agreements except to change the name from CNL Income Corp. to CNL Income Company, LLC.

Certain directors and officers of the Company hold similar positions with CNL Income Company, LLC which is both a stockholder of the Company and its advisor, and CNL Securities Corp., which is the managing dealer for the Company’s public offering. The Company’s chairman of the board indirectly owns a controlling interest in the parent company of the advisor. The advisor and managing dealer receive fees and compensation in connection with the Company’s stock offerings and the acquisition, management, financing and sale of the Company’s assets.

During the quarter and six months ended June 30, 2007 and 2006, the Company incurred the following fees (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Selling commissions	$25,475	$3,527	$36,444	$12,591
Marketing support fee & due diligence expense reimbursements	10,918	1,514	15,637	5,001

Total	$36,393	$5,041	$52,081	$17,592

The managing dealer is entitled to selling commissions of up to 7.0% of gross offering proceeds and marketing support fees equal to 3.0% of gross offering proceeds in connection with the 2nd Offering as well as reimbursement of actual expenses of up to 0.10% incurred in connection with due diligence. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

9.	Related Party Arrangements (continued):

During the quarter and six months ended June 30, 2007 and 2006, the advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Acquisition fees: (1)
Acquisition fees from offering proceeds	$10,935	$1,625	$15,899	$5,880
Acquisition fees from debt proceeds	1,919	—	6,004	1,323

Total	12,854	1,625	21,903	7,203

Asset management fees: (2)	3,511	1,214	6,297	2,219

Reimbursable expenses:
Offering costs	1,537	6,386	2,540	7,981
Acquisition costs	167	1,268	859	1,353
Operating expenses (3)	310	56	688	371

Total	2,014	7,710	4,087	9,705

Total fees earned and reimbursable expenses	$18,379	$10,549	$32,287	$19,127

FOOTNOTES:

(1)

Acquisition fees for services in the selection, purchase, development or construction of real property is generally equal to 3.0% of gross offering proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt.

(2)

This amount represents asset management fees of 0.08334% per month of the Company’s real estate asset value and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)

The advisor and its affiliates are entitled to reimbursement of certain expenses incurred on behalf of the Company in connection with the Company’s organization, offering, acquisitions, and operating activities. Pursuant to the advisory agreement, the Company will not reimburse the advisor any amount by which total operating expenses paid or incurred by the Company exceed the greater of 2% of average invested assets or 25% of net income (the “Expense Cap”) in any expense year, as defined in the advisory agreement. Operating expenses did not exceed the Expense Cap for the expense years ended June 30, 2007 and 2006.

[Intentionally left blank]

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

9.	Related Party Arrangements (continued):

Amounts due to affiliates for fees and expenses described above are as follows (in thousands):

	June 30, 2007	December 31, 2006
Due to the advisor and its affiliates:
Offering expenses	$426	$4,374
Asset management fees	1,269	646
Operating expenses	310	323
Acquisition fees and expenses	1,981	1,829

Total	$3,986	$7,172

Due to CNL Securities Corp:
Selling commissions	$882	$2,738
Marketing support fees and due diligence expense reimbursements	377	1,174

Total	$1,259	$3,912

Total due to affiliates	$5,245	$11,084

The Company also maintains accounts at a bank in which the Company’s chairman and vice-chairman serve as directors. The Company had deposits of approximately $3.0 million and $3.5 million in that bank at June 30, 2007 and December 31, 2006, respectively.

10.	Redemption of Shares:

During the quarter and six months ended June 30, 2007 the Company redeemed approximately 99,000 and 197,000 shares of common stock at an average price of approximately $9.50 per share for a total of approximately $0.9 million and $1.9 million, respectively. The redemption price per share is the lesser of the price at which the shares were initially sold by the Company or a fixed redemption price of $9.50 per share. These shares are considered retired and will not be reissued.

11.	Distributions:

In order to qualify as a REIT for federal income tax purposes, the Company must, among other things, make distributions each taxable year equal to at least 90% of its real estate investment trust taxable income. The Company intends to make, and the board of directors currently intends to declare, regular distributions on a monthly basis using the first day of the month as the record date. For the six months ended June 30, 2007, the Company declared and paid distributions of approximately $40.1 million ($0.30 per share).

For the six months periods ended June 30, 2007, approximately 71.56% of the distributions were considered ordinary income and approximately 28.44% were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

12.	Commitments & Contingencies:

On December 22, 2006, the Company acquired five marina properties from subsidiaries of Marinas International and made loans which are collateralized by four additional marina properties. At the same time, the Company extended the time of closing on additional marina properties of which two are still pending with an aggregate purchase price of approximately $22.5 million and a $0.8 million loan which is expected to be collateralized by an additional marina property. The Company is still in negotiations with Marinas International and certain governmental authorities for permit and ground lease assignments, extensions and consents. There can be no assurance that these negotiations will be successful or that the additional property will ultimately be acquired or that the loan will be made.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

SIX MONTHS ENDED JUNE 30, 2007

(UNAUDITED)

12.	Commitments & Contingencies (continued):

The Company has committed to acquire 46 condominiumized retail and commercial spaces at the Northstar Commercial Village in Lake Tahoe, California for $22.0 million. This transaction is expected to be completed during 2007. The transaction is subject to the fulfillment of certain conditions and there can be no assurance that any or all of these conditions will be satisfied or that the transaction will ultimately be completed.

The Company has commitments under ground leases, park use permits and land permits. Ground lease payments, park use and land permit fees are generally based on a percentage of gross revenue of the underlying property over certain thresholds, and are paid by the Company’s third-party tenants in accordance with the terms of the triple-net leases with those tenants. These fees and expenses were approximately $2.6 million and $0.3 million for the six months ended June 30, 2007 and 2006, respectively.

The Company has commitments to fund equipment replacements and other capital improvement projects for its properties. The Company expects to make approximately $38.0 million of such capital expenditures during the last six months of the year ending December 31, 2007.

13.	Subsequent Events:

The Company’s board of directors declared distributions of $0.05 per share to stockholders of record at the close of business on July 1, 2007 and August 1, 2007. These distributions are to be paid by September 30, 2007.

On July 9, 2007, Mizner Court Holdings, LP (“Mizner”) defaulted on its loan payment to the Company, at which point the Company ceased recording interest income and deemed the loan impaired. On July 27, 2007, the Company paid approximately $241,000 due under the borrower’s first mortgage on behalf of Mizner in order to protect the Company’s investment position. The Company believes based on internal estimates and market analysis that the underlying value of the collateral is sufficient to cover the full principal amount of all loans and accordingly has not established a valuation allowance for this loan. The borrower is currently exploring its options to refinance the property. The Company is also considering its options for resolution including foreclosure.

On July 13, 2007, the Company entered into an amended and restated loan agreement with Colonial Bank, N.A. converting the $20.0 million revolving line of credit agreement dated February 13, 2007 to a $25.0 million three year, non-revolving construction loan with substantially similar terms as the original line of credit. The construction loan will be used to finance improvements at the Bretton Woods Resort.

On July 18, 2007 the Company approved a capital expansion project for $12.1 million at Cypress Mountain to build a 50,000 sq. ft. base lodge in preparation for hosting the 2010 Winter Olympic freestyle skiing and snowboarding events. The majority of the funding for this project will come from a construction loan obtained by the tenant of this property. The Company has agreed to make scheduled annual contributions to ultimately purchase the improvements. As contributions are made, the tenant will pay additional base rent under the terms of the lease.

On July 24, 2007, the Pennsylvania Securities Commission granted the Company an extension through July 31, 2008 to obtain stockholder approval of the amendments referred to in Note 7 above that have been required by the Pennsylvania Securities Commission in order for the Company to continue to sell its shares of common stock to residents of that state. As of July 27, 2007, although the Company had received proxies from 61.6 % of the stockholders in favor of the amendments (and only 5.6 % opposed to the amendments), the amendments have not received the required two-thirds vote of the stockholders necessary for adoption.

On August 1, 2007, the Company acquired two additional marina properties for an aggregate purchase price of $12.1 million. The properties are being leased to Marinas International under long-term triple net leases for a term of 20 years and four five-year renewal options.

On August 7, 2007, the Company acquired two ski resort properties in Maine for an aggregate purchase price of $76.5 million from American Ski Corporation. The properties are being leased to affiliates of Boyne USA under long-term triple net leases which are coterminous with the Company’s other leases to Boyne. In connection with the transaction, the Company agreed to sell a portion of the developable land to Boyne for approximately $13.3 million. The sale of the developable land is subject to certain events such as subdivision of parcels, and is expected to be completed within one year.

INDEX TO FINANCIAL STATEMENTS

The following financial information is filed as part of the Prospectus Supplement as a result of the company’s acquisition of the seven Six Flags Inc. theme park properties from PARC Management, LLC. For information regarding this investment and the leases into which the company has entered, see the “Business – Attractions” section of the Prospectus.

Page
Selected Parks Operations of Six Flags, Inc.

Combined Financial Statements

Combined Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006	F - 30

Combined Income Statements (unaudited) for the Three months ended March 31, 2007 and 2006	F - 31

Combined Statements of Cash Flows (unaudited) for the Three months ended March 31, 2007 and 2006	F - 32

Notes to Combined Financial Statements	F - 33

The following financial information is re-filed as part of the Prospectus Supplement due to certain changes in the information as a result of subsequent events. The original information was included in the Prospectus as a result of the Company’s acquisition of the Booth Creek ski resort properties from Booth Creek Ski Holdings, Inc. For information regarding this investment and the leases into which the Company has entered and will enter, see the “Business – Ski and Mountain Lifestyle” and “– Mortgage and Other Loans” sections of the Prospectus

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Balance Sheets

	March 31, 2007 (unaudited)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,559,000	$1,638,000
Accounts receivable	92,000	307,000
Inventories	3,547,000	2,858,000
Prepaid expenses and other current assets	2,257,000	2,008,000
Deferred income taxes	1,961,000	1,849,000

Total current assets	9,416,000	8,660,000

Deposits and other assets	1,161,000	1,161,000
Property and equipment, at cost	362,075,000	361,196,000
Less accumulated depreciation	154,119,000	150,102,000

Total property and equipment	207,956,000	211,094,000

Total assets	$218,533,000	$220,915,000

Liabilities and Group Equity
Current liabilities:
Accounts payable	$1,167,000	$1,225,000
Other accrued liabilities	1,373,000	1,575,000
Accrued compensation, payroll taxes, and benefits	781,000	1,101,000
Accrued insurance	63,000	83,000
Deferred income	1,655,000	276,000

Total current liabilities	5,039,000	4,260,000
Other long-term liabilities	4,302,000	4,160,000
Deferred income taxes	49,491,000	50,069,000

Total liabilities	58,832,000	58,489,000
Total group equity	159,701,000	162,426,000

Total liabilities and group equity	$218,533,000	$220,915,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Income

Three months ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Revenue:
Theme park admissions	$109,000	$—
Theme park food, merchandise, and other	184,000	687,000

Total revenue	293,000	687,000

Operating costs and expenses:
Operating expenses	8,770,000	9,330,000
Selling, general, and administrative	3,965,000	3,880,000
Costs of products sold	76,000	4,000
Depreciation	4,017,000	3,910,000
Loss on fixed assets	—	461,000

Total operating costs and expenses	16,828,000	17,585,000

Loss from operations	(16,535,000)	(16,898,000)

Other income (expense):
Interest expense – parent	(1,614,000)	(2,017,000)
Interest income	—	1,000

Total other income (expense)	(1,614,000)	(2,016,000)

Loss before income taxes	(18,149,000)	(18,914,000)
Income tax benefit	(7,019,000)	(7,284,000)

Net loss	$(11,130,000)	$(11,630,000)

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Combined Statements of Cash Flows

Three months ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Cash flows from operating activities:
Net loss	$(11,130,000)	$(11,630,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,017,000	3,910,000
Loss on disposal of assets	—	461,000
Decrease in accounts receivable	215,000	401,000
Increase in inventories, prepaid expenses and other current assets	(938,000)	(2,494,000)
Increase in accounts payable, deferred income, accrued liabilities, and other long-term liabilities	921,000	2,929,000
Deferred income taxes	(690,000)	1,049,000

Total adjustments	3,525,000	6,256,000

Net cash used in operating activities	(7,605,000)	(5,374,000)

Cash flows from investing activities:
Additions to property and equipment	(879,000)	(2,571,000)

Net cash used in investing activities	(879,000)	(2,571,000)

Cash flows from financing activities:
Net distributions from Six Flags, Inc.	8,405,000	7,771,000

Net cash provided by financing activities	8,405,000	7,771,000

Decrease in cash and cash equivalents	(79,000)	(174,000)
Cash and cash equivalents, beginning of year	1,638,000	1,157,000

Cash and cash equivalents, end of period	$1,559,000	$983,000

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,000	$1,000

Supplemental disclosure of non-cash investing activities:
Transfer of property and equipment from Six Flags, Inc.	$—	$3,710,000

See accompanying notes to combined financial statements.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

(1) Business and Basis of Presentation

On January 11, 2007, Six Flags, Inc. (Six Flags) announced that it had agreed to sell to a third party a select group of theme parks and water parks (the Selected Parks Operations) for $275 million in cash and a $37 million note receivable. The sale was completed on April 6, 2007. The businesses included in the Selected Parks Operations are as follows:

Six Flags Elitch Gardens	Theme Park	Denver, Colorado
Six Flags Darien Lake	Theme Park	Buffalo, New York
Frontier City	Theme Park	Oklahoma City, Oklahoma
White Water Bay	Water Park	Oklahoma City, Oklahoma
Enchanted Village	Theme/Water Park	Seattle, Washington
Splashtown	Water Park	Houston, Texas
Six Flags Waterworld	Water Park	Concord, California

The accompanying combined financial statements have been presented on a carve-out basis, with the assets, liabilities, results of operations and cash flows of the Selected Parks Operations combined from different legal entities, all of which are indirect wholly-owned subsidiaries of Six Flags. The combined financial statements include allocations of certain Six Flags corporate expenses and intercompany interest charges (see note 3). Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect the Selected Parks Operations results of operations, financial position or cash flows in the future, or what its results of operations, financial position or cash flows would have been if the Selected Parks Operations had been a stand-alone company during the periods presented. Because of the nature of these combined financial statements, Six Flags’ net investment in the Selected Parks Operations is shown as “group equity.”

The accompanying combined financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are unaudited, but include all adjustments (which are normal and recurring) that are, in the opinion of management, necessary to present a fair presentation of the financial results as of March 31, 2007 and for the three months ended March 31, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the Selected Parks Operations December 31, 2006 financial statements and notes thereto.

The results of operations are not necessarily indicative of the results expected for the full year. In particular, the park operations contribute a significant majority of their annual revenue during the period from Memorial Day to Labor Day each year, while certain level of expenses is incurred year round.

(2) Summary of Significant Accounting Policies

(a) Property and Equipment

Rides and attractions are depreciated using the straight-line method over 5-25 years. Land improvements are depreciated using the straight-line method over 10-15 years. Buildings and improvements are depreciated over their estimated useful lives of approximately 30 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years.

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized as property and equipment. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

(b) Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to future net cash flows expected to be generated by the asset or group of assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(c) Revenue Recognition

Revenue is recognized upon admission into the parks, provision of services, or when products are delivered to the customer. For season pass and other multi-use admissions, revenue is recognized over the relevant period based on estimated customer usage.

(d) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Income Taxes

Income taxes as presented are calculated on a separate return basis, although the Selected Parks Operations operating results are included in the consolidated federal and certain combined or consolidated state tax returns of Six Flags. Six Flags manages its tax position for the benefit of its entire portfolio of parks, and, as such, the assumptions, methodologies, and calculations made for purposes of determining the Selected Parks Operations tax provision and related tax accounts in the combined financial statements may differ from those made by Six Flags and, in addition, are not necessarily reflective of the tax strategies that the Selected Parks Operations would have followed as a separate stand-alone company.

Income taxes are accounted for under the asset and liability method pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are recorded for deferred tax assets such as net operating losses carried forward that are not expected to be realized before their statutory expiration.

(3) Related Party Transactions

The Selected Parks Operations is wholly owned by Six Flags and its subsidiaries, and reflects transactions with Six Flags for, among other things, the daily transfer of cash collections, daily cash funding to be used in

SELECTED PARKS OPERATIONS OF SIX FLAGS, INC.

Notes to Combined Financial Statements

operations, payment of taxes on income and allocations of corporate expenses. For purposes of these combined financial statements, the net amount due to/from Six Flags has been classified as “group equity”.

Six Flags has allocated to the Selected Parks Operations certain overhead costs associated with marketing, general and administrative services, including human resources, legal, financial, communications and technological support. The combined financial statements reflect expenses which were allocated based on specific identification of costs, relative share of park earnings before interest, taxes, depreciation and amortization, and the relative share of certain types of costs. Management believes that the methodologies used to allocate such overhead expenses for the services described above are reasonable. However, the Selected Parks Operations expenses as a stand-alone company may be different from those reflected in the combined statements of income.

Selling, general and administrative expenses are comprised of the following (in thousands):

	2007	2006
Direct costs	$2,458	$1,888
Allocated Six Flags overhead	1,507	1,992

Total	$3,965	$3,880

Included in direct costs are marketing and advertising expenses, workers’ compensation, general liability and property insurance, legal costs, consulting services, audit fees and travel and entertainment expenses for park personnel.

During 2007 and 2006, Six Flags recorded interest on amounts due to/from certain entities whose primary assets and liabilities have been included in the Selected Parks Operations. The combined statements of income reflect these historical net interest charges.

(4) Commitments and Contingencies

Six Flags is party to a license agreement (the U.S. License Agreement) pursuant to which they have the exclusive right on a long term basis to theme park use in the United States (excluding the Las Vegas, Nevada metropolitan area) of all animated, cartoon and comic book characters that Warner Bros. and DC Comics have the right to license for such use. The license fee is subject to periodic scheduled increases and is payable on a per-theme park basis. The right to use the characters under the license agreement would not be available to the parks of the Selected Park Operations if they were no longer owned or operated by Six Flags.

Six Flags and the Selected Parks Operations are party to various other legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, estimate of the outcomes of such matters and experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve amounts that would be material to the combined financial position, results of operations, or cash flows after consideration of recorded accruals.

Report of Independent Auditors

The Board of Directors and Shareholder of Booth Creek Ski Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Booth Creek Ski Holdings, Inc. as of October 27, 2006 and October 28, 2005, and the related consolidated statements of operations, shareholder’s deficit, and cash flows for each of the three years in the period ended October 27, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Booth Creek Ski Holdings, Inc. at October 27, 2006 and October 28, 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 27, 2006 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Sacramento, California

January 10, 2007,

except for the first five paragraphs of Note 11, as to which the date is January 19, 2007, and the last paragraph of Note 11, as to which the date is October 5, 2007

Booth Creek Ski Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	October 27, 2006	October 28, 2005
Assets
Current assets:
Cash	$86	$79
Restricted cash	1,436	—
Accounts receivable, net of allowance of $40 and $40, respectively	2,422	1,600
Inventories	3,147	2,382
Prepaid expenses and other current assets	4,970	4,915

Total current assets	12,061	8,976
Property and equipment, net	118,889	109,380
Real estate held for development and sale	6,851	7,053
Deferred financing costs, net of accumulated amortization of $1,390 and $392, respectively	4,478	5,043
Timber rights and other assets	6,533	6,446
Goodwill	21,659	23,143

Total assets	$170,471	$160,041

Liabilities and shareholder’s deficit
Current liabilities:
Revolving credit facility	$14,500	$11,500
Current portion of long-term debt	74,495	2,031
Accounts payable and accrued liabilities	20,794	20,211
Unearned revenue and deposits – resort operations	13,653	15,150
Unearned revenue – real estate operations	2,801	—

Total current liabilities	126,243	48,892

Long-term debt	51,599	128,348

Other long-term liabilities	1,399	876

Commitments and contingencies

Shareholder’s deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	80,500	72,000
Accumulated deficit	(89,270)	(90,075)

Total shareholder’s deficit	(8,770)	(18,075)

Total liabilities and shareholder’s deficit	$170,471	$160,041

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Operations

(In thousands)

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
Revenue:
Resort operations	$114,847	$99,445	$105,377
Real estate and other (including revenues from related parties of $5,610 for the year ended October 29, 2004)	21,032	7,522	10,033

Total revenue	135,879	106,967	115,410

Operating expenses:
Cost of sales - resort operations	74,388	63,571	63,977
Cost of sales - real estate and other	4,811	2,039	2,861
Depreciation and depletion	15,399	14,502	13,944
Write-down of goodwill	1,484	—	—
Selling, general and administrative expense	24,697	24,878	23,191

Total operating expenses	120,779	104,990	103,973

Operating income	15,100	1,977	11,437

Other income (expense):
Interest expense	(14,820)	(12,779)	(12,071)
Amortization of deferred financing costs	(998)	(2,655)	(1,195)
Loss on early retirement of debt	—	(889)	—
Gain on interest rate swap arrangement	452	779	—
Gain on disposals of property and equipment	1,013	119	28
Other income (expense)	58	2	(30)

Other income (expense), net	(14,295)	(15,423)	(13,268)

Net income (loss)	$805	$(13,446)	$(1,831)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Shareholder’s Deficit

(In thousands, except shares)

			Additional Paid-in
	Common Stock			Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at October 31, 2003	1,000	—	$72,000	$(74,798)	$(2,798)
Net loss	—	—	—	(1,831)	(1,831)

Balance at October 29, 2004	1,000	—	72,000	(76,629)	(4,629)
Net loss	—	—	—	(13,446)	(13,446)

Balance at October 28, 2005	1,000	—	72,000	(90,075)	(18,075)
Capital contributions	—	—	8,500	—	8,500
Net income	—	—	—	805	805

Balance at October 27, 2006	1,000	$—	$80,500	$(89,270)	$(8,770)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
Cash flows from operating activities:
Net income (loss)	$805	$(13,446)	$(1,831)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	15,399	14,502	13,944
Write-down of goodwill	1,484	—	—
Noncash cost of real estate sales	3,285	1,187	2,292
Amortization of deferred financing costs	998	2,655	1,195
Loss on early retirement of debt	—	889	—
Gain on interest rate swap arrangement	(452)	(779)	—
Gain on disposals of property and equipment	(1,013)	(119)	(28)
Changes in operating assets and liabilities:
Restricted cash	(1,436)	—	—
Accounts receivable	(822)	351	(124)
Inventories	(765)	(27)	(170)
Prepaid expenses and other current assets	(55)	(3,365)	(268)
Accounts payable and accrued liabilities	583	1,964	4,037
Unearned revenue and deposits – resort operations	(1,497)	548	(137)
Unearned revenue – real estate operations	2,801	—	—
Unearned deposits from related party – real estate operations	—	—	(5,610)
Other long-term liabilities	523	2	133

Net cash provided by operating activities	19,838	4,362	13,433

Cash flows from investing activities:
Capital expenditures for property and equipment	(23,446)	(11,032)	(10,985)
Proceeds from disposals of property and equipment	1,545	—	—
Capital expenditures for real estate held for development and sale	(3,083)	(1,754)	(1,754)
Other assets	151	(40)	(357)

Net cash used in investing activities	(24,833)	(12,826)	(13,096)

Cash flows from financing activities:
Borrowings under revolving credit facilities	56,200	60,650	38,045
Repayments under revolving credit facilities	(53,200)	(66,400)	(38,545)
Proceeds of long-term debt	5,000	127,500	7,000
Principal payments of long-term debt	(11,065)	(107,976)	(5,864)
Deferred financing costs	(433)	(6,077)	(936)
Capital contributions	8,500	—	—

Net cash provided by (used in) financing activities	5,002	7,697	(300)

Increase (decrease) in cash	7	(767)	37
Cash at beginning of year	79	846	809

Cash at end of year	$86	$79	$846

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements

October 27, 2006

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Booth Creek Ski Holdings, Inc. (“Booth Creek”) was organized on October 8, 1996 in the State of Delaware for the purpose of acquiring and operating various ski resorts, including Northstar-at-Tahoe (“Northstar”), Sierra-at-Tahoe (“Sierra”), Waterville Valley, Mt. Cranmore, Loon Mountain and the Summit at Snoqualmie (the “Summit”). Booth Creek also conducts certain real estate development activities, primarily at Northstar and Loon Mountain.

The consolidated financial statements include the accounts of Booth Creek and its subsidiaries (collectively referred to as the “Company”), all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated.

Booth Creek is a wholly-owned subsidiary of Booth Creek Ski Group, Inc. (“Parent”).

On January 19, 2007, Parent and the Company consummated a number of strategic transactions. For further discussion, see Note 11.

Reporting Periods

The Company’s fiscal year ends on the Friday closest to October 31 of each year. Fiscal 2006, 2005 and 2004 were 52 week years.

Business and Principal Markets

Northstar is a year-round destination resort including ski and golf facilities. Sierra is a regional ski area which attracts both day and destination skiers. Both Northstar and Sierra are located near Lake Tahoe, California. Waterville Valley, Mt. Cranmore and Loon Mountain are regional ski resorts attracting both day and destination skiers, and are located in New Hampshire. The Summit is located in Northwest Washington and is a day ski resort.

Operations are highly seasonal at all locations with the majority of revenues realized during the ski season from late November through early April. The length of the ski season and the profitability of operations are significantly impacted by weather conditions. Although Northstar, Waterville Valley, Mt. Cranmore and Loon Mountain have snowmaking capacity to mitigate some of the effects of adverse weather conditions, abnormally warm weather, lack of adequate snowfall or other adverse weather conditions can materially affect revenues. Sierra and the Summit lack significant snowmaking capabilities but generally experience higher annual snowfall.

Other operational risks and uncertainties that face the Company include competitive pressures affecting the number of skier visits and ticket prices; the success of marketing efforts to maintain and increase skier visits; the possibility of equipment failure; and continued availability and cost of water supplies and energy sources for snowmaking and other operations.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. The components of inventories are as follows:

	October 27, 2006	October 28, 2005
	(In thousands)
Retail products	$2,578	$1,929
Supplies	371	285
Food and beverage	198	168

	$3,147	$2,382

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method based upon the estimated service lives or capital lease terms, which are as follows:

Land improvements	20 years
Buildings and improvements	20 years
Lift equipment	15 years
Other machinery and equipment	3 to 15 years

Amortization of assets recorded under capital leases is included in depreciation expense.

Real Estate Activities

The Company capitalizes as real estate held for development and sale the original acquisition cost, direct construction and development costs, and other related costs. Property taxes, insurance and interest incurred on costs related to real estate under development are capitalized during periods in which activities necessary to prepare the property for its intended use are in progress. Land costs and other common costs incurred prior to construction are allocated to each land parcel benefited. Construction-related costs are allocated to individual units in each development phase using the relative sales value method. Selling expenses are charged against income in the period incurred. Interest capitalized on real estate development projects for the years ended October 27, 2006, October 28, 2005 and October 29, 2004 was $108,000, $116,000 and $18,000, respectively.

Sales and profits on real estate sales are recognized using the full accrual method at the point that the Company’s receivables from land sales are deemed collectible and the Company has no significant remaining obligations for construction or development, which typically occurs upon transfer of title. If such conditions are not met, the recognition of all or part of the sales and profit is postponed. The Company thoroughly evaluates the contractual agreements and underlying facts and circumstances relating to its real estate transactions, including the involvement of related parties, to determine the appropriate revenue recognition treatment of such transactions in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate,” and related pronouncements. For the year ended October 27, 2006, the Company recognized revenues, costs and profits for the Retreat single family lot subdivision at Northstar (Note 7) using the percentage-of-completion method as development and construction on the subdivision occurred, as the Company remained obligated to complete certain subdivision infrastructure subsequent to the initial sale of a portion of the lots.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates potential impairment of its long-lived assets, including property and equipment and real estate held for development and sale, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Pursuant to SFAS No. 144, the Company periodically evaluates whether there are facts and circumstances that indicate potential impairment of its long-lived assets. If impairment indicators are present, the Company reviews the carrying value of its long-lived assets for recoverability. If the carrying amount of a long-lived asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. As of October 27, 2006 and October 28, 2005, the Company believes that there has not been any impairment of its long-lived assets.

Goodwill

Pursuant to the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the Company performs annual impairment tests for recorded goodwill. Based on the annual impairment tests, the Company determined that there was no impairment of the goodwill balances associated with the Northstar, Sierra and Summit resorts as of October 27, 2006 and October 28, 2005, or for goodwill balances relating to the Company’s Mount Cranmore and Loon Mountain resorts as of October 28, 2005.

As of October 27, 2006, the Company determined that goodwill balances in the amount of $939,000 and $545,000 relating to Mount Cranmore and Loon Mountain were impaired, as the carrying value of the long-lived assets, including goodwill, associated with such resorts exceeded the estimated fair value of their respective resort operating assets. Based on the hypothetical purchase price allocation performed by the Company as required under SFAS No. 142, the Company determined that no value would be assigned to goodwill, and accordingly, the Company recorded a write-down of such goodwill balances as of October 27, 2006.

Fair Value of Financial Instruments

The fair value of amounts outstanding under the Company’s Credit Agreement and Note Purchase Agreement (Note 4) approximate book value, as the interest rate on such debt generally varies with changes in market interest rates.

Revenue Recognition – Resort Operations

Revenues from resort operations are generated from a wide variety of sources, including lift ticket sales, snow school lessons, equipment rentals, retail product sales, food and beverage operations, lodging and property management services and other recreational activities, and are recognized as services are provided and products are sold, and collectibility is reasonably assured. Sales of season passes are initially deferred in unearned revenue and recognized ratably over the expected ski season.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Contingencies and Related Accrual Estimates

The Company’s operations are affected by various contingencies, including commercial litigation, personal injury claims relating principally to snow sports activities, self-insured workers’ compensation matters and self-insured employee health and welfare arrangements. The Company performs periodic evaluations of these contingencies, and based on information provided by third-party claims administrators and other pertinent information, provides accruals for its best estimate of the eventual outcome of these matters in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” These estimated liabilities are reviewed and appropriately adjusted as the facts and circumstances related to these contingencies change.

Amortization

Deferred financing costs are being amortized over the estimated lives of the related obligations using the effective interest method.

Advertising Costs

The production cost of advertisements is expensed when the advertisement is initially released. The cost of professional services for advertisements, sales campaigns and promotions is expensed when the services are rendered. The cost of brochures and other winter marketing collateral is expensed over the ski season. Advertising expenses for the years ended October 27, 2006, October 28, 2005 and October 29, 2004 were $3,543,000, $3,009,000 and $3,501,000, respectively.

Income Taxes

Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company is included in the federal and state tax returns of Parent. The provision for federal and state income tax is computed as if the Company filed separate consolidated income tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the accompanying consolidated financial statements for prior years to conform to the presentation for the year ended October 27, 2006.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

2. Property and Equipment

Property and equipment consist of the following:

	October 27, 2006	October 28, 2005
	(In thousands)
Land and improvements	$35,729	$35,396
Buildings and improvements	59,539	51,903
Lift equipment	45,981	46,050
Other machinery and equipment	64,810	66,092
Construction in progress	25,950	17,527

	232,009	216,968
Less accumulated depreciation and amortization	113,120	107,588

	$118,889	$109,380

3. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	October 27, 2006	October 28, 2005
	(In thousands)
Accounts payable	$10,811	$8,996
Accrued compensation and benefits	3,966	3,952
Taxes other than income taxes	697	722
Interest	737	664
Other	4,583	5,877

	$20,794	$20,211

4. Financing Arrangements

Long-Term Debt

Long-term debt consists of the following, which are described herein:

	October 27, 2006	October 28, 2005
	(In thousands)
First Lien Term Facility	$67,931	$77,306
CapEx A Term Facility	4,987	—
Second Lien Term Facility	50,000	50,000
Capital leases and other debt	3,176	3,073

Total long-term debt	126,094	130,379
Less current portion	74,495	2,031

Long-term debt	$51,599	$128,348

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

2005 Refinancing

On June 2, 2005, the Company entered into (i) a $107,500,000 First Lien Credit Agreement (the “Credit Agreement”) with certain lenders and General Electric Capital Corporation, as administrative agent and collateral agent, and (ii) a $50,000,000 Second Lien Note Purchase Agreement (the “Note Purchase Agreement”) with certain lenders and the Bank of New York, as administrative agent and collateral agent. As discussed further in Note 11, all of the obligations and commitments under the Credit Agreement and Note Purchase Agreement were fully extinguished on January 19, 2007 in connection with certain strategic transactions involving Parent and the Company. The information below provides a general description of the principal terms and conditions of the Credit Agreement and Note Purchase Agreement and certain related matters prior to the time of such extinguishment.

The Credit Agreement provided for (a) a $20,000,000 revolving credit facility (the “Revolving Facility”), (b) a $77,500,000 term loan facility (the “First Lien Term Facility”), (c) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Northstar, which commitment was drawn upon on July 5, 2006 (the “CapEx A Term Facility”), and (d) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Loon Mountain. Subject to the terms of the Credit Agreement, the Company could, from time to time, borrow, repay and reborrow under the Revolving Facility. The Credit Agreement required that the Company not have any borrowings under the Revolving Facility for a period of 30 consecutive days during the period from January 1 to April 30 of each year. The Credit Agreement permitted the issuance of letters of credit in an amount not to exceed $5,000,000. The balance of outstanding letters of credit reduced the available borrowing capacity under the Revolving Facility. The First Lien Term Facility and the delayed draw term loans required principal payments of 1% per annum of the original balance of such loans, payable quarterly in arrears on the last day of each of January, April, July and October, commencing on July 31, 2005. Borrowings under the Credit Agreement were also subject to certain mandatory prepayment provisions relating to (x) certain specified real estate sales, (y) certain asset sales and casualty proceeds and (z) cumulative resort free cash flow (as defined in the Credit Agreement). The scheduled maturity date of the Credit Agreement was May 31, 2011. Borrowings under the Credit Agreement bore interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Credit Agreement, the applicable margin was equal to 4.5% per annum for Eurodollar rate loans and 3.5% per annum for alternative base rate loans. Borrowings outstanding under the Revolving Facility, First Lien Term Facility and CapEx A Term Facility as of October 27, 2006 bore interest at weighted average annual rates of 10.42%, 9.89% and 10.06%, respectively, pursuant to elections under both the Eurodollar and alternative base rate options.

The indebtedness of the Company under the Credit Agreement was guaranteed by substantially all of its subsidiaries. Booth Creek’s and the guarantors’ obligations under the Credit Agreement were secured by a first-priority security interest in substantially all of the assets of the Company and such guarantors.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

2005 Refinancing (continued)

The Note Purchase Agreement provided for a $50,000,000 second lien term facility (the “Second Lien Term Facility”), which had a scheduled maturity date of May 31, 2012. There were no scheduled principal payments under the Second Lien Term Facility. Borrowings under the Note Purchase Agreement bore interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Note Purchase Agreement, the applicable margin was equal to 8.5% per annum for Eurodollar rate loans and 7.5% per annum for alternative base rate loans. The Note Purchase Agreement also permitted the Company to pay up to 50% of the accrued interest under the Second Lien Term Facility in kind during the period from the closing date through the three year and six month anniversary of the closing date. In such case, the applicable margin was equal to 14% per annum for Eurodollar rate loans and 13% per annum for alternative base rate loans. Borrowings outstanding under the Second Lien Term Facility as of October 27, 2006 bore interest at 13.88% pursuant to an election under the Eurodollar option.

The indebtedness of the Company under the Note Purchase Agreement was guaranteed by substantially all of its subsidiaries. The Company’s and the guarantors’ obligations under the Note Purchase Agreement were secured by a second-priority security interest in substantially all of the assets of the Company and such guarantors. Collateral matters between the lenders under the Credit Agreement and the lenders under the Note Purchase Agreement were governed by an intercreditor agreement.

The Credit Agreement and Note Purchase Agreement contained affirmative and negative covenants customary for such types of facilities, including maintaining a minimum level of EBITDA; maintaining a minimum level of asset value; limitations on indebtedness, capital expenditures, investments and spending on real estate projects; limitations on dividends and other distributions; and other restrictive covenants pertaining to the operation and management of the Company and its subsidiaries. The agreements also contained events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; breach of representations or warranties in any material respect when made; breach of covenants; cross default and cross acceleration of other indebtedness; dissolution, insolvency and bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of the guarantees, security documents or intercreditor agreement; changes in control; and loss of material licenses, approvals or permits.

Borrowings of $77,500,000 and $50,000,000 under the First Lien Term Facility and Second Lien Term Facility, together with closing date advances of $500,000 under the Revolving Facility, were utilized (i) to retire outstanding principal of $16,000,000 in revolver borrowings under the Company’s Amended and Restated Credit Agreement dated March 15, 2002 (the “Senior Credit Facility”), (ii) to retire outstanding principal of $23,750,000 in term borrowings (the “Term Facility”) under the Senior Credit Facility, (iii) to pay accrued interest, fees and expenses of $400,000 under the Senior credit Facility, (iv) to retire outstanding principal of $80,175,000 under the Company’s 12.5% senior notes due March 15, 2007 (the “Senior Notes”), together with accrued interest of $2,171,000, (v) to pay fees and expenses associated with the refinancing transaction, and (vi) for other general corporate purposes. In connection with the retirement of the Senior Notes, the Company recognized a loss on early retirement of debt of $889,000 during the year ended October 28, 2005 due principally to the write-off of unamortized deferred financing costs.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

May 2006 Credit Agreement and Note Purchase Agreement Amendment and Waiver

Due to the effects of certain adverse weather conditions at its resorts, the Company did not achieve the minimum EBITDA requirement under the Credit Agreement and Note Purchase Agreement for the first fiscal quarter of 2006. On May 10, 2006, the Company entered into a First Amendment and Waiver (the “First Amendment and Waiver”) with the agents and lenders under each of the Credit Agreement and the Note Purchase Agreement which (i) waived the breach of covenant and event of default resulting from the Company’s failure to achieve the minimum EBITDA requirement for the first fiscal quarter of 2006, (ii) modified the level of the minimum EBITDA covenant for certain periods following the first fiscal quarter of 2006, (iii) required a capital contribution of $3,500,000 into the Company, which was made concurrently with the First Amendment and Waiver, and (iv) modified certain other terms and conditions of the Credit Agreement and Note Purchase Agreement.

Minimum EBITDA Covenant Violation Under the Credit Agreement for the Trailing Twelve Month Period Ended October 27, 2006

Due principally to temporary disruption from significant real estate infrastructure development at Northstar, which negatively impacted customer visitation and related lodging, retail, food and beverage, golf and mountain biking operations at the resort during the summer season of 2006, the Company did not achieve the minimum EBITDA covenant under the Credit Agreement for the trailing twelve month period ended October 27, 2006. The Company satisfied the minimum EBITDA covenant for such period under the Note Purchase Agreement. Accordingly, the Company has classified amounts outstanding under the First Lien Term Facility and CapEx A Term Facility as a component of “current portion of long-term debt” as of October 27, 2006. As discussed further in Note 11, all of the obligations and commitments under the Credit Agreement and Note Purchase Agreement were fully extinguished on January 19, 2007.

Capital Leases and Other Debt

During the year ended October 29, 2004, the Company entered into purchase commitments for the construction of detachable quad chairlifts at Northstar and Loon Mountain for a total cost of $7,109,000. The Company also obtained a commitment to finance the lifts under operating lease arrangements. During the years ended October 28, 2005 and October 29, 2004, lift construction progress payments of $5,420,000 and $1,689,000, respectively, were funded by the leasing company pursuant to interim financing arrangements entered into in contemplation of the intended operating lease financing. Under generally accepted accounting principles, the interim fundings were initially reflected as a component of property and equipment and current portion of long-term debt in the Company’s consolidated balance sheets. In December 2004, the capital expenditures and debt associated with the interim fundings were removed from the Company’s consolidated balance sheet in conjunction with the origination of the permanent operating lease financing transactions for the two lifts.

Other debt of $3,176,000 and $3,073,000 at October 27, 2006 and October 28, 2005, respectively, consists of various capital lease obligations and notes payable.

For the years ended October 27, 2006, October 28, 2005 and October 29, 2004, the Company entered into long-term debt and capital lease obligations of $1,780,000, $3,226,000 and $3,371,000, respectively, for the purchase of equipment.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4. Financing Arrangements (continued)

Capital Leases and Other Debt (continued)

During the years ended October 27, 2006, October 28, 2005 and October 29, 2004, the Company paid cash for interest costs of $14,747,000, $13,629,000 and $11,912,000, respectively, net of amounts capitalized of $521,000, $379,000 and $18,000, respectively.

As of October 27, 2006, the scheduled maturities of long-term debt were as follows:

Year ending October	(In thousands)
2007	$2,402
2008	2,068
2009	1,180
2010	825
2011	69,619
Thereafter	50,000

Total long-term debt	$126,094

Interest Rate Swap Arrangement

On September 2, 2005, the Company entered into an interest rate swap arrangement with a bank. Pursuant to the arrangement, the Company will receive payments at the rate of three month LIBOR in exchange for the obligation to pay a fixed rate of interest at 4.43%. The notional principal amount for the interest rate swap arrangement is $65,000,000 through the term of the arrangement, which expires on October 31, 2009. The interest rate swap arrangement is designed to partially limit the Company’s exposure to the effects of rising interest rates with respect to borrowings outstanding under the First Lien Term Facility and Second Lien Term Facility. This arrangement is accounted for at fair value, with fluctuations recorded through the statement of operations. As of October 27, 2006 and October 28, 2005, the fair value of the arrangement was $1,172,000 and $779,000, respectively, which was reflected as a component of other assets in the accompanying consolidated balance sheets. The Company received net cash proceeds under the interest rate swap of $59,000 during the year ended October 27, 2006 (none in 2005), and recognized gains of $452,000 and $779,000 under the arrangement during the years ended October 27, 2006 and October 28, 2005, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies

Lease Commitments

The Company leases certain machinery, equipment and facilities under operating leases. Aggregate future minimum lease payments as of October 27, 2006 were as follows:

Year ending October	(In thousands)
2007	$2,634
2008	2,500
2009	2,436
2010	2,309
2011	1,871
Thereafter	4,756

$16,506

Total rent expense for all operating leases amounted to $3,212,000, $2,770,000 and $1,795,000 for the years ended October 27, 2006, October 28, 2005 and October 29, 2004, respectively.

The Company leases certain machinery and equipment under capital leases. Aggregate future minimum lease payments as of October 27, 2006 for the years ending October 2007, October 2008 and October 2009 were $1,754,000, $1,313,000, and $366,000, respectively. The cost of equipment recorded under capital leases at October 27, 2006 and October 28, 2005 was $5,576,000 and $4,375,000, respectively, and the related accumulated depreciation at such dates was $2,797,000 and $1,548,000, respectively.

In addition, the Company leases property from the United States Forest Service under Term Special Use Permits for all or certain portions of the operations of Sierra, Waterville Valley, Loon Mountain and the Summit. These leases are effective through 2039, 2034, 2042 and 2032, respectively. Lease payments are based on a percentage of revenues, and were $1,188,000, $1,001,000 and $1,117,000 for the years ended October 27, 2006, October 28, 2005 and October 29, 2004, respectively.

Other Commitments

Firm commitments for future capital expenditures, which include commitments resulting from firm purchase orders, contracts and other formal agreements, totaled approximately $16,800,000 at October 27, 2006.

In connection with certain single family real estate development projects at Northstar and certain other aspects of its operations, the Company has arranged for surety bonds from third-party surety bonding companies or letters of credit from financial institutions. The aggregate amount of surety bonds and letters of credit in place at October 27, 2006 were $4,050,000 and $38,000, respectively. As of October 27, 2006, the Company maintained a restricted cash deposit of $1,436,000 as a collateral arrangement for surety bonds in the amount of $3,910,000 obtained for certain subdivision development improvements at Northstar.

Litigation

The nature of the ski industry includes the risk of skier injuries. Generally, the Company has insurance to cover potential claims; in some cases the amounts of the claims may be substantial. The Company is also involved in a number of other claims arising from its operations.

Management, in consultation with legal counsel, believes resolution of these claims will not have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies (continued)

Pledge of Stock

As of October 27, 2006, the stock of the Company was pledged to secure approximately $170,200,000 of indebtedness of Parent.

6. Income Taxes

The difference between the statutory federal income tax rate and the effective tax rate is attributable to the following:

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Tax (provision) benefit computed at federal statutory rate of 35% of pre-tax (income) loss	$(387)	$4,706	$641

Net change in valuation allowance	(1,934)	(6,027)	(606)

Other, net	2,321	1,321	(35)

	$—	$—	$—

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	October 27, 2006	October 28, 2005
	(In thousands)
Deferred tax assets:
Accruals	$993	$1,014
Alternative minimum tax credit carryforwards	352	352
Net operating loss carryforwards	46,990	47,556

Total deferred tax assets	48,335	48,922
Deferred tax liabilities:
Property and equipment	(11,345)	(14,450)
Goodwill	(2,848)	(2,264)

Total deferred tax liabilities	(14,193)	(16,714)

Net deferred tax assets	34,142	32,208
Valuation allowance	(34,142)	(32,208)

Net deferred tax assets reflected in the accompanying consolidated balance sheets	$—	$—

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

At October 27, 2006, the Company has net operating loss carryforwards of approximately $129,000,000 for federal income tax reporting purposes, which expire between 2012 and 2026.

7. Real Estate Transactions

Sale of South Mountain Real Estate at Loon Mountain

On April 18, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, and together with LMRC, “Seller”), wholly-owned subsidiaries of the Company, entered into a Real Estate Purchase and Sale Contract (the “Centex Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Loon Mountain Ski Area”). The Property consists of approximately 338 acres of land and related development rights, which was sold in two phases.

The first phase (“First Phase”) consisted of approximately 48 acres of land and related development rights, which are intended to be developed into a minimum of 65 single-family lots and associated subdivision improvements. The second phase (“Second Phase”) consisted of approximately 290 acres of land and related development rights, which are intended to be developed into approximately 835 multi-family units and/or single-family lots, 45,000 square feet of commercial and retail space, certain community amenities serving the First Phase and Second Phase and associated subdivision improvements.

On October 3, 2005, Purchaser and Seller consummated the sale of the First Phase property. In connection therewith, the Company recognized real estate revenues of $7,047,000, which consisted of (i) the non-refundable cash purchase price for the First Phase of $6,741,000, and (ii) other consideration in the amount of $306,000 representing Purchaser’s obligation to reimburse LMRC for certain future expenditures. The Company also recognized cost of sales of $1,408,000, which consisted of existing land basis and development costs, brokers’ commissions and other customary closing costs and expenses.

The original purchase price for the Second Phase was $21,259,000 plus interest at a rate of 8% per annum from July 15, 2005 to the date of the Second Phase closing, less brokers’ commissions of $1,025,000 to be paid by Seller and other typical closing costs.

Purchaser and Seller entered into an Operating Agreement dated October 3, 2005 (the “Operating Agreement”) which addresses various aspects of the mutual development of the Property and the Loon Mountain Ski Area and associated operational matters. A key aspect of the Operating Agreement is the requirement of Seller, conditioned upon the closing of the Second Phase and certain other matters, to construct and install, on or before certain specified dates commencing in 2007, certain ski lifts, trails and related snowmaking infrastructure on South Mountain (the “South Mountain Expansion”), which is adjacent to the existing Loon Mountain Ski Area and the Property.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7. Real Estate Transactions (continued)

Sale of South Mountain Real Estate at Loon Mountain (continued)

In anticipation of the sale of the Second Phase property at Loon Mountain, during August 2006, Seller and Purchaser entered into amendments to the Centex Agreement and Operating Agreement which principally provided for (i) a $5,000,000 reduction in the purchase price for the Second Phase property from $21,259,000 to $16,259,000, (ii) a new obligation of Purchaser to make a payment (the “Centex Ski Infrastructure Payment”) on or before April 2, 2007 in the amount of $5,000,000 plus interest at a rate of 8% per annum from the Second Phase closing to defray a portion of the costs to be incurred by LMRC in connection with certain components of the South Mountain Expansion, and (iii) the condition that LMRC’s obligations for certain portions of the South Mountain Expansion are contingent upon LMRC’s receipt of the Centex Ski Infrastructure Payment. The Company also obtained amendments to the Credit Agreement and Note Purchase Agreement which permitted the amendments to the Centex Agreement and Operating Agreement and provided for a mandatory prepayment of the First Lien Term Facility in the amount of $8,600,000 from the net proceeds of the sale of the Second Phase property. On August 25, 2006, Seller and Purchaser consummated the sale and transfer of the Second Phase property in accordance with the amended terms of the Centex Agreement and the related amendments to the Credit Agreement and Note Purchase Agreement. In connection therewith, the Company recognized real estate revenues of $17,778,000 consisting of (i) the amended contract purchase price of $16,259,000 and (ii) interest on the Second Phase purchase price of $1,519,000, and cost of sales of $2,874,000 for existing land basis and development costs, brokers’ commissions and other customary closing costs and expenses.

Sale of Non-strategic Development Parcel at Loon Mountain

During the years ended October 28, 2005 and October 29, 2004, the Company sold certain non-strategic development parcels and single family lots at Loon Mountain in several transactions for aggregate cash sales prices of $85,000 and $1,436,000, respectively, which have been reflected as real estate revenue for such periods.

Sale of Summit Single Family Lots at Northstar

In February 2006, Trimont Land Company (“TLC”), the owner and operator of Northstar and a wholly-owned subsidiary of the Company, launched the sale of the Retreat subdivision at Northstar, which consists of 18 ski-in single family lots. As of October 27, 2006, TLC closed escrow on five of the lots, with an aggregate cash sales price of $5,913,000, and recognized real estate revenues of $3,112,000 during the year ended October 27, 2006 under the percentage-of- completion method.

In March 2003, TLC launched the sale of the Summit subdivision at Northstar, which consisted of 15 ski-in/ski-out single family lots. TLC closed escrow on the three final lot sales in December 2003 for an aggregate sales price of $2,798,000, which was reflected as real estate revenues for the year ended October 29, 2004.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7. Real Estate Transactions (continued)

Sale of Development Real Estate to a Related Party

On September 22, 2000, TLC and Trimont Land Holdings, Inc. (“TLH”), a wholly-owned subsidiary of Parent and affiliate of the Company, entered into an Agreement for Purchase and Sale of Real Property (the “Northstar Real Estate Agreement”) pursuant to which TLC agreed to sell to TLH certain development real estate consisting of approximately 550 acres of land located at Northstar (the “Development Real Estate”) for a total purchase price of $27,600,000, of which 85% was payable in cash and 15% was payable in the form of convertible secured subordinated promissory notes. The purchase price was based on an appraisal obtained from an independent third party appraiser. Concurrently therewith, TLC and TLH consummated the sale of the initial land parcels contemplated by the Northstar Real Estate Agreement, and TLC transferred the bulk of the Development Real Estate to TLH for a total purchase price of $21,000,000, of which $17,850,000, or 85%, was paid in cash and $3,150,000, or 15%, was paid in the form of a convertible secured subordinated promissory note (the “Convertible Secured Note”).

In connection with the execution of the Northstar Real Estate Agreement, TLH and an unrelated third party entered into a joint venture agreement (the “East West Joint Venture”) providing for the development of the property purchased by TLH and subsequently transferred to the East West Joint Venture.

In accordance with accounting principles generally accepted in the United States for real estate transactions, during 2000 the Company recorded revenues for the sale of the initial land parcels to the extent of cash received by TLC. The Company obtained an opinion from an independent firm qualified and experienced in the subject matter of the transaction that the terms of the sale of Development Real Estate were fair and reasonable to the Company and TLC and at least as favorable as the terms which could have been obtained in a comparable transaction made on an arms-length basis between unaffiliated parties.

During the year ended November 1, 2002, TLH paid $5,610,000 to TLC, which represented the cash portion of the $6,600,000 purchase price for the remaining Development Real Estate subject to the Northstar Real Estate Agreement. The $5,610,000 payment had been deferred as a deposit liability as of October 31, 2003 pending the consummation of the sale of the remaining Development Real Estate under the Northstar Real Estate Agreement. In December 2003, TLC completed the subdivision of the remaining Development Real Estate and transferred such real estate to TLH. Accordingly, TLC relieved the existing $5,610,000 deposit liability and recognized real estate revenues of $5,610,000 for this transaction during the year ended October 29, 2004. Additionally, the Convertible Secured Note was increased by $990,000 for the 15% noncash portion of the consideration for the remaining Development Real Estate.

In June 2005, TLC and TLH agreed, as permitted by the Credit Agreement and Note Purchase Agreement, to cancel the Convertible Secured Note. The cancellation of the Convertible Secured Note had no effect on the financial statements of TLC or the Company, as the Company was intending to recognize revenues, profits and interest on the portion of the sales price represented by the Convertible Secured Note as collections were made, and the balance of the Convertible Secured Note was fully offset by deferred revenue prior to its cancellation.

As part of the East West Joint Venture’s development activities within the village at Northstar, certain existing facilities of TLC were dismantled during the year ended October 29, 2004 in order to permit the construction of the planned village expansion. The East West Joint Venture is obligated to provide TLC with replacement space for the facilities which were dismantled. As this transaction constitutes an exchange of a productive asset not held for sale in the ordinary course of business for an equivalent interest in a similar productive asset, no gain or loss was recognized for this exchange. Under generally accepted accounting principles, the carrying value of the existing facilities of $2,343,000 will become the accounting basis for the replacement space to be provided. The estimated fair value of the replacement space to be provided by the East West Joint Venture is approximately $2,700,000. The replacement space was conveyed by the East West Joint Venture to TLC in November 2006.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

8. Management Agreement with Related Party

On May 26, 2000, the Company and Parent entered into an Amended and Restated Management Agreement (the “Management Agreement”) with Booth Creek Management Corporation (the “Management Company”) pursuant to which the Management Company agreed to provide Parent, Booth Creek and its subsidiaries with management advice with respect to, among other things, (i) formulation and implementation of financial, marketing and operating strategies, (ii) development of business plans and policies, (iii) corporate finance matters, including acquisitions, divestitures, debt and equity financings and capital expenditures, (iv) administrative and operating matters, including unified management of the Company’s ski resorts, (v) research, marketing and promotion, and (vi) other general business matters. The Company’s Chairman and Chief Executive Officer is the sole shareholder, sole director and Chief Executive Officer of the Management Company.

Under the terms of the Management Agreement, Parent and the Company provide customary indemnification, reimburse certain costs and pay the Management Company an annual management fee of $100,000, plus a discretionary operating bonus. Management fees and reimbursable expenses incurred by the Company during the years ended October 27, 2006, October 28, 2005 and October 29, 2004 were $75,000 per year.

9. Employee Benefit Plan

The Company maintains a defined contribution retirement plan (the “Plan”), qualified under Section 401(k) of the Internal Revenue Code, for certain eligible employees. Pursuant to the Plan, eligible employees may contribute a portion of their compensation, subject to a maximum amount per year as specified by law. The Company provides a matching contribution based on specified percentages of amounts contributed by participants. The Company’s contribution expense for the years ended October 27, 2006, October 28, 2005 and October 29, 2004 was $677,000, $658,000 and $661,000, respectively.

10. Business Segments

The Company currently operates in two business segments, resort operations and real estate and other. The Company’s resort operations segment is currently comprised of six ski resort complexes, which provide lift access, snow school lessons, retail, equipment rental, food and beverage offerings, lodging and property management services and ancillary products and services. The real estate and other segment is primarily engaged in the development and sale of real estate at Northstar and Loon Mountain and the harvesting of timber rights. Given the distinctive nature of their respective products, these segments are managed separately. Data by segment is as follows:

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10. Business Segments (continued)

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Revenue:
Resort operations	$114,847	$99,445	$105,377
Real estate and other	21,032	7,522	10,033

	$135,879	$106,967	$115,410

Depreciation, depletion, write-down of goodwill and noncash cost of real estate sales:
Resort operations	$16,669	$14,327	$13,848
Real estate and other	3,499	1,362	2,388

	$20,168	$15,689	$16,236

Selling, general and administrative expense:
Resort operations	$23,551	$23,144	$22,149
Real estate and other	1,146	1,734	1,042

	$24,697	$24,878	$23,191

Operating income (loss):
Resort operations	$239	$(1,597)	$5,403
Real estate and other	14,861	3,574	6,034

	$15,100	$1,977	$11,437

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10. Business Segments (continued)

A reconciliation of combined operating income for resort operations and real estate and other to consolidated net income (loss) is as follows:

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Operating income for reportable segments	$15,100	$1,977	$11,437
Interest expense	(14,820)	(12,779)	(12,071)
Amortization of deferred financing costs	(998)	(2,655)	(1,195)
Loss on early retirement of debt	—	(889)	—
Gain on interest rate swap arrangement	452	779	—
Gain on disposals of property and equipment	1,013	119	28
Other income (expense)	58	2	(30)

Net income (loss)	$805	$(13,446)	$(1,831)

Capital expenditures by segment and segment assets were as follows:

	Year ended
	October 27, 2006	October 28, 2005	October 29, 2004
	(In thousands)
Capital expenditures:
Resort operations	$23,446	$11,032	$10,985
Real estate and other	3,083	1,754	1,754

	$26,529	$12,786	$12,739

	October 27, 2006	October 28, 2005
	(In thousands)
Segment assets:
Resort operations	$149,992	$138,267
Real estate and other	11,599	10,578
Corporate and other nonidentifiable assets	8,880	11,196

	$170,471	$160,041

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11. Subsequent Events

Consummation of Strategic Transactions

On December 1, 2006, Parent and the Company entered into a Securities Purchase Agreement (as amended, the “SPA”) with Booth Creek Resort Properties LLC (“BCRP LLC”), a newly formed entity owned and controlled by the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Parent and the Company and one other investor. Pursuant to the SPA, it is contemplated that (i) BCRP LLC would acquire the membership interests of certain entities owned by Parent, and (ii) BCRP Inc., a newly formed subsidiary of BCRP LLC, would acquire all of the issued and outstanding shares of capital stock of the Company and another entity owned by Parent. Parent will retain its interest in Trimont Land Holdings, Inc. (“TLH”) and certain unsold single family lots at Northstar generally known as the Retreat subdivision. The purchase price under the SPA is $180,000,000 plus the assumption of indebtedness of approximately $5,600,000, and is subject to certain purchase price adjustments relating to (i) working capital and unearned revenue balances at the closing, (ii) the extent of capital expenditures funded by the Company prior to closing, (iii) holdbacks for remaining infrastructure for certain real estate projects, (iv) reimbursement to BCRP LLC of the EBITDA generated by the divested entities for the period from October 28, 2006 to closing, and (v) reimbursement to Parent of certain interest costs for the period from October 28, 2006 to closing.

Concurrently with the execution of the SPA, BCRP LLC, BCRP Inc., certain subsidiaries of the Company and an affiliate of CNL Income Properties, Inc. (“CNL”) entered into an Asset Purchase Agreement, (as amended, the “APA”), for the sale of substantially all of the resort operating assets of Northstar, Sierra, Loon Mountain and the Summit (the “Acquired Properties”) to CNL for a purchase price of $170,000,000, subject to certain purchase price adjustments. In connection with CNL’s purchase of the Acquired Properties from BCRP Inc. and the Company, CNL will lease such resort operating assets on a long-term, triple net basis (the “Lease Arrangements”) to tenant subsidiaries of BCRP Inc. and the Company. Also as part of the transactions described above, CNL has committed to provide funding for future capital expenditures primarily at Northstar and Loon Mountain in the aggregate amount of $28.7 million.

CNL also committed to provide loans in the aggregate amount of $12,000,000 (the “Loan Transactions”) secured by certain other assets that BCRP LLC and BCRP Inc. will be acquiring under the SPA, including (i) the Waterville Valley ski resort, (ii) the Mount Cranmore ski resort and related development real estate, and (iii) certain single family development real estate at Northstar generally known as the Porcupine Hill Estates subdivision.

On January 19, 2007, the parties referenced above consummated the transactions contemplated by the SPA, APA, Lease Arrangements and Loan Transactions. In connection with the closing under the SPA, a portion of the proceeds of the sale were used to extinguish all amounts outstanding under the Company’s Credit Agreement and Note Purchase Agreement, as well as to retire certain existing capital lease obligations and operating lease commitments of the Company.

Pursuant to BCRP Inc.’s acquisition of the Company in connection with the SPA, the Company will perform purchase accounting to establish a new basis of accounting for its assets and liabilities. Further, the Company will provide accounting to reflect the sale of the resort operating assets of the Acquired Properties to CNL, as well as the other transactions consummated on January 19, 2007 as described above. The accounting for these transactions is expected to significantly affect the comparability of the Company’s financial statements following these strategic transactions as compared to the accompanying consolidated financial statements.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11. Subsequent Events (continued)

Sale of Loon Mountain and Summit Resorts

On October 5, 2007, the Company and Boyne USA, Inc. (“Boyne USA Resorts”) consummated an agreement providing for the sale and transfer of the Company’s equity interests in LMRC and Ski Lifts, Inc. to Boyne USA Resorts. LMRC operates the Loon Mountain ski resort in the White Mountains of New Hampshire, and Ski Lifts, Inc. operates the Summit ski resort in the Cascade Mountains of Washington. LMRC and Ski Lifts, Inc. will continue to operate the respective resorts under long-term lease arrangements with CNL, the owner of the assets comprising the resorts. For the year ended October 27, 2006, LMRC and Ski Lifts represented approximately 31% of the consolidated resort operations revenues of the Company.

Appendix B

Prior Performance Tables

Updated as of October 1, 2007

APPENDIX B

PRIOR PERFORMANCE TABLES

The information in this Appendix B contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two of the Company’s principals and their Affiliates (collectively, the “Sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc., and the CNL Income Funds which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc. (formerly, CNL Hospitality Properties, Inc.) and CNL Retirement Properties, Inc., which were formed to invest in hotel properties and retirement properties, respectively. No Prior Public Programs sponsored by the Company’s Affiliates have invested in properties leased on a triple-net basis in which the Company expects to invest.

A more detailed description of the acquisitions by the Prior Public Programs is set forth in Part II of the registration statement filed with the Commission for this offering and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Hotels & Resorts, Inc., and CNL Retirement Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Stockholders should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Stockholders should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2006. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the Sponsor in raising and investing funds for the Prior Public Programs, which had offerings that became fully subscribed between January 2003 and December 2006.

Past performance is not necessarily indicative of future performance

The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the Sponsors of the Prior Public Programs.

The Table indicates the total offering proceeds and the portion of such offering proceeds paid or to be paid to the Sponsor through December 31, 2006, in connection with each Prior Public Program which had offerings that became fully subscribed between January 2003 and December 2006. The Table also shows the amounts paid to the Sponsor from cash generated from operations and from cash generated from sales or refinancing by each of these Prior Public Programs on a cumulative basis commencing with inception and ending December 31, 2006.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the period from January 1, 2002 to December 31, 2006 (October 5, 2006 in the case of CNL Retirement Properties, Inc.), of the Prior Public Programs, the offerings of which became fully subscribed between January 2001 and December 2006.

The Table includes a summary of income or loss of the Prior Public Programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (special items). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs, which during the five years ended December 31, 2006, have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc, and acquired the 18 CNL Income Funds and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”) and as a result became a closed program.

On April 11, 2007, CNL Hotels & Resorts, Inc. was acquired by Morgan-Stanley Real Estate and became a closed program.

Past performance is not necessarily indicative of future performance

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2006. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS(1)

	CNL Hotels & Resorts, Inc.	CNL Retirement Properties, Inc.
	(Note 2)	(Note 3)
Dollar amount offered	$3,090,000,000	$6,510,000,000

Dollar amount raised	99.2%	41.4%

Less offering expenses:
Selling commissions and discounts	(7.5)	(7.5)
Organizational expenses	(2.0) to (4.0)	(2.0) to (3.0)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(0.5)	(0.5)

	(11.0)	(10.0) to (11.0)

Reserve for operations	—	—

Percent available for investment	88.0 to 90.0%	89.0 to 90.0%

Acquisition costs:
Cash down payment	83.0 to 85.0%	84.0 to 85.0%
Acquisition fees paid to affiliates	4.5	4.5
Acquisition expenses	0.5	0.5

Total acquisition costs	88.0 to 90.0%	89.0 to 90.0%

Percent leveraged (mortgage financing divided by total acquisition costs)	53.3%	40.0%
Date offering began	7/09/97, 6/17/99, 9/15/00, 4/23/02 and 2/05/03	9/18/98, 9/19/00, 5/24/02, 4/04/03 and 5/14/04

Length of offering (in months)	23, 15, 20, 9 and 13, respectively	24, 20, 11, 13 and 12, respectively

Months to invest 90% of amount available for investment measured from date of offering	29, 16, 22, 12 and 14, respectively	19, 24, 15, 17 and 13, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leverage.”

Note 2:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997.

Note 3:

CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. During its first four offerings, the Retirement Properties REIT raised $9,718,974 or 6.3%, $155,000,000 or 100%, $450,000,000 or 100%, $1,568,000,000 or 89.6% and $504,650,472 or 12.6% respectively, of the dollar amount offered. The last offering was closed early in connection with the sale of the Company to Health Care Property Investors, Inc.

Past performance is not necessarily indicative of future performance

TABLE II

COMPENSATION TO SPONSOR

	CNL Hotels & Resorts, Inc.	CNL Retirement Properties, Inc.
	(Notes 1, 3 and 4)	(Note 2, 5 and 6)
Date offering commenced	7/9/97, 6/17/99, 9/15/00, 4/23/02 and 02/5/03	9/18/98, 9/19/00, 5/24/02, 4/3/03 and 5/14/04

Dollar amount raised	$3,066,534,832	$2,687,369,446

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	229,700,112	193,144,552
Real estate commissions	—	—
Acquisition fees	137,994,067	114,291,207
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	15,332,674	17,995,396

Total amount paid to sponsor	383,026,853	325,431,155

Dollar amount of cash generated from operations before deducting payments to sponsor:
2006	229,810,000	168,670,290
2005	202,196,000	211,170,679
2004	244,573,972	155,068,290
Amount paid to sponsor from operations (administrative, accounting and management fees):
2006	16,232,000	18,800,000
2005	32,383,000	22,861,679
2004	30,832,972	15,495,290
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash (Note 7)	841,303,000	2,629,000
Notes	—	—
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—	—
Incentive fees	—	—
Other (Notes 3, 4, 5 and 6)	33,900,000	48,600,000

FOOTNOTES:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997.

Note 2:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998.

Note 3:

During the year ended December 31, 2004, the Hotels & Resorts REIT incurred approximately $2.1 million in soliciting dealer servicing fees payable to the sponsor. In addition, during the year ended December 31, 2004, the Retirement Properties REIT incurred approximately $310,000 in soliciting dealer servicing fees payable to the sponsor.

Past performance is not necessarily indicative of future performance

Note 4:

CNL Hospitality Corp., the advisor of the Hotels & Resorts REIT, was entitled to receive acquisition fees for services relating to identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and the line of credit that are used to acquire properties, but excluding amounts used to finance secured equipment leases. During the years ended December 31, 2006, 2005, and 2004, the Hotels & Resorts REIT paid the advisor $0, approximately $23.0 million and approximately $2.7 million, respectively, related to the permanent financing for properties directly or indirectly owned by the Hotels & Resorts REIT. These acquisition fees were not paid using proceeds from the offerings. The advisor of the Hotels & Resorts REIT was also entitled to receive fees in connection with the development, construction or renovation of a property, generally equal to 4% of project costs. During the years ended December 31, 2006, 2005 and 2004, the Hotels & Resorts REIT paid the advisor approximately $0.9 million, $3.0 million and $2.2 million, respectively, relating to these fees.

Note 5:

In addition to acquisition fees paid on gross proceeds from the offerings, the advisor of the Retirement Properties REIT was entitled to receive acquisition fees for services related to obtaining permanent financing that was used to acquire properties. For the 2004 Offering, for the period from May 14, 2004 through May 2, 2005, this percentage was equal to 4.0%. For the period from May 3, 2005 through December 31, 2005, this percentage was equal to 3.0%. During the years ended December 31, 2006, 2005 and 2004, the Retirement Properties REIT paid the advisor approximately $4.3 million, $13.8 million and $30.0 million, respectively, in acquisition fees relating to permanent financing for properties owned by the Retirement Properties REIT. These acquisition fees were not paid using proceeds from the offerings.

Note 6:

Century Capital Markets, LLC (“CCM”), an entity in which an affiliate of the advisor was formerly a non-voting Class C member, made the arrangements for two commercial paper loans totaling $43.9 million. The monthly interest payments due under these commercial paper loans included an annual margin of either 30 or 40 basis points, payable to CCM for the monthly services it provided related to the administration of the commercial paper loans. Effective September 30, 2005, a non-affiliated third party assumed the administration of these commercial paper loans. Thereafter, the Retirement Properties REIT paid the monthly services fee directly to the non-affiliated third party. During the years ended December 31, 2005 and 2004, approximately $0.1 million and $0.1 million, respectively, was paid to CCM related to these services.

Note 7:	Excludes properties sold and substituted with replacement properties, as permitted under the terms of the lease agreements.

[Intentionally left blank]

Past performance is not necessarily indicative of future performance

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2002 (Note 1 & 2)	2003 (Note 1 & 2)	2004 (Note 1& 2)	2005 (Note 1 & 2)	2006 (Note 1 & 2)
Gross revenue	$171,041,000	$396,452,000	$943,945,000	$1,216,789,000	$1,540,528,000
Interest and other income	5,550,000	5,316,000	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(113,416,000)	(309,373,000)	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(21,867,000)	(53,736,000)	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(25,618,000)	(53,989,000)	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated subsidiaries after deduction of preferred stock dividends	(17,256,000)	(23,970,000)	(18,469,000)	32,775,000	6,600,000
Minority interests	(639,000)	960,000	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from Income Taxes	—	(388,000)	(27,429,000)	2,979,000	(621,000)
Income (Loss) from Discontinued Operations	15,768,000	29,571,000	34,299,000	76,010,000	164,503,000
Net income (loss)—GAAP basis	15,810,000	5,993,000	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	24,697,076	15,129,889	1,144,668	31,821,000	27,669,000
- from gain (loss) on sales	—	—	9,882,974	93,936,000	161,414,000
Cash generated from operations (Notes 3 and 4)	76,660,000	112,887,000	213,741,000	169,813,000	213,578,000
Less: Cash distributions to investors (Note 7)
- from operating cash flow	(74,217,000)	(112,887,000)	(213,741,000)	(168,132,000)	_—
- from sale of properties	—	—	—	—	(154,704,000)
- from cash flow from prior period	—	—	—	—	—
- from return of capital (Note 8)	—	(17,074,000)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	2,443,000	(17,074,000)	(4,602,000)	1,681,000	58,874,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	489,111,000	1,169,496,000	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	118,720,000	866,912,000	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority Interest, net of contributions	14,040,000	106,853,000	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(51,640,000)	(113,211,000)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(446,520,000)	(1,307,313,000)	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of RFS in 2003, KSL in 2004 and Grand Lakes in 2006	—	(450,350,000)	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and JV interests	(53,099,000)	(727,000)	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	(10,300,000)	(24,985,000)	—	(1,725,000)	—
Sale of land, buildings and equipment	—	—	16,810,000	595,300,000	229,193,000
Distribution from unconsolidated entity related to sales proceeds	—	—	—	47,529,000	—
Sale of investment in equity securities	—	—	28,295,000	—	—
Decrease (increase) in restricted cash	(12,425,000)	(29,241,000)	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	16,579,000	(6,000)	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(1,748,000)	(4,730,000)	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(26,790,000)	(2,533,000)	(63,593,000)	—	4,892,000
Payment of loan costs	(2,395,000)	(9,751,000)	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	—	—	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	—	—	(4,899,000)	(3,020,000)	1,005,000
Decrease (increase) in intangibles and other assets	(29,643,000)	(81,996,000)	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(2,391,000)	(6,591,000)	(24,636,000)	(43,336,000)	(31,745,000)
Due to related parties—operating expenses	—	—	—	—	(10,998,000)
Other	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	3,942,000	94,753,000	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance

	2002 (Note 1 & 2)	2003 (Note 1 & 2)	2004 (Note 1& 2)	2005 (Note 1 & 2)	2006 (Note 1 & 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 9)
- from operations (Note 6)	25	9	—	10	9

- from recapture	—	—	—	—	—

Capital gain (loss) (Note 7)	—	—	3	31	53

Cash distributions to investors Source (on GAAP basis)
- from investment income	16	3	—	2	—
- from capital gain	—	—	—	—	50
- from investment income from prior period	—	—	—	—	—
- from return of capital (Note 8)	60	72	74	53	—

Total distributions on GAAP basis (Note 9)	76	75	74	55	50

Source (on cash basis)
- from sales	—	—	—	—	—
- from refinancing	—	—	—	—	—
- from operations	76	65	72	55	50
- from cash flow from prior period	—	—	—	—	—
- from return of capital (Note 8)	—	10	2	—	—

Total distributions on cash basis (Note 9)	76	75	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Notes 5 and 10)	7.75%	7.75%	7.45%	5.50%	5.00%
Total cumulative cash distributions per $1,000 investment from inception	345	420	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

Footnotes:

Note 1:

CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $74,307,514 were pursuant to its reinvestment plan.

Note 2:

The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering, as applicable. For the years ended December 31, 2001, 2002 and 2003 the amounts were restated in connection with the adoption of FIN 46R and have been rounded to thousands. All years presented, where appropriate, reflect the reverse stock split which occurred on August 2, 2004.

Note 3:	Cash generated from operations includes cash received from tenants and dividend, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:

For the years ended December 31, 2005, 2004, 2003 and 2002, approximately 31%, 23%, 39% and 51%, respectively, of the distributions received by stockholders were considered to be ordinary income, and approximately 35%, 77%, 61% and 49%, respectively, were considered a return of capital for federal income tax purposes. For the years ended December 31, 2006 and 2005, approximately 100% and 34% of distributions paid to stockholders were considered capital gain distributions. No amounts distributed to stockholders for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 8:

Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 9:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.
Note 10:	Certain data for columns representing less than 12 months have been annualized.

Past performance is not necessarily indicative of future performance

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2002 (Note 3)	2003 (Note 4)	2004 (Note 5)	2005 (Note 5)	2006 (Note 5)
Gross revenue	$15,571,000	$90,300,000	$259,818,000	$381,074,000	$322,662,000
Interest and other income	1,909,000	1,625,000	4,771,000	2,970,000	1,553,000
Equity in earnings of unconsolidated entity	6,000	11,000	178,000	227,000	328,000
Less: Operating expenses	(2,118,000)	(9,797,000)	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(1,534,000)	(9,588,000)	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	—	—	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(3,190,000)	(17,277,000)	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(433,000)	—	(93,000)	(706,000)	(414,000)

Income (loss) from continuing operations
—GAAP basis	10,211,000	55,274,000	115,515,000	139,531,000	95,089,000
Income (loss) from discontinued operations
—GAAP basis	1,161,000	3,186,000	2,403,000	(3,950,000)	(972,000)

Net income (loss)—GAAP basis	11,372,000	58,460,000	117,918,000	135,581,000	94,117,000

Taxable income
- from operations (Note 9)	7,792,000	27,477,000	56,155,000	81,871,000	48,922,000

- from gain (loss) on sales	—	—	—	—	1,298,080,000

Cash generated from operations (Note 6)	16,976,000	60,807,000	139,573,000	188,309,000	153,175,000
Less: Cash distributions to investors (Note 10)
- from operating cash flow	(14,379,000)	(59,784,000)	(139,573,000)	(175,958,000)	(139,344,000)
- from sale of properties	—	—	—	—	—
- from cash flow from prior period	—	—	(4,842,000)	—	—
- from return of capital (Note 11)	—	—	(2,723,000)	—	—

Cash generated (deficiency) after cash
Distributions	2,597,000	1,023,000	(7,565,000)	12,351,000	13,831,000
Special items (not including sales of real Estate and refinancing):
Subscriptions received from stockholders	371,135,000	1,059,981,000	880,268,000	215,397,000	103,183,000
Stock issuance costs	(40,232,000)	(99,309,000)	(89,039,000)	(17,254,000)	(9,688,000)
Proceeds from the sale of properties	—	—	—	—	2,629,000
Acquisition of land, building and equipment on operating leases	(193,176,000)	(661,946,000)	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(128,065,000)	(263,330,000)	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(8,408,000)	(23,220,000)	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	—	—	(204,441,000)	—	—
Investment in notes receivable	(2,000,000)	—	—	(16,000,000)	(24,500,000)
Proceeds from notes receivable	—	2,000,000	—	—	—
Investment in unconsolidated subsidiary	(350,000)	—	—	—	—
Contributions from minority interests	—	—	997,000	3,093,000	3,286,000
Distributions to minority interests	(509,000)	—	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(16,132,000)	(53,126,000)	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	—	—	(864,000)	(1,039,000)	(2,745,000)
Increase (decrease) in restricted cash	(1,650,000)	(13,127,000)	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	71,370,000	—	115,000,000	141,000,000
Repayments on line of credit	—	(51,370,000)	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	32,620,000	170,800,000	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(268,000)	(13,832,000)	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	—	7,402,000	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	—	—	(1,315,000)	(128,149,000)
Proceeds from term loan	—	—	60,000,000	—	—
Repayment of term loan	—	—	—	(60,000,000)	—
Proceeds from issuance of bonds payable	—	8,203,000	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	—	(6,589,000)	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(1,309,000)	(7,523,000)	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	—	—	2,774,000
Retirement of shares of common stock	(174,000)	(1,117,000)	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	14,079,000	126,290,000	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance

	2002 (Note 3)	2003 (Note 4)	2004 (Note 5)	2005 (Note 5)	2006 (Note 5)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 8)
Federal income tax results:
Ordinary income (Note 10)
- from operations (Note 9)	42	48	42	48	18

- from recapture	—	—	—	—	—

Capital gain (Note 10)	—	—	—	—	481

Cash distributions to investors
Source (on GAAP basis)
- from investment income	52	66	56	55	—
- from capital gain	—	—	—	—	53
- from investment income from prior period	—	—	—	—	—
- from return of capital (Note 11)	13	1	14	16	—

Total distributions on GAAP basis (Note 12)	65	67	70	71	53

Source (on cash basis)
- from sales	—	—	—	—	—
- from refinancing	—	—	—	—	—
- from operations (Note 6)	65	67	66	71	53
- from cash flow from prior period	—	—	2	—	—
- from return of capital (Note 11)	—	—	2	—	—

Total distributions on cash basis (Note 12)	65	67	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 8)	7.0%	7.1%	7.1%	7.1%	5.3%
Total cumulative cash distributions per $1,000 investment from inception	199	266	336	407	460
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 2000 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering and the 2002 Offering.

Note 4:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering.

Note 5:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering, the 2003 Offering and the 2004 Offering. Information for 2006 represents partial year data through the date the company was acquired by Health Care Property Investors, Inc.

Note 6:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 7:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 8:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 9:	Taxable income presented is before the dividends paid deduction.

Note 10:	For the years ended December 31, 2005, 2004, 2003 and 2002, approximately 67%, 60%, 71% and 65%, respectively, of the distributions received by stockholders were considered to be ordinary income for federal income tax purposes. For the years ended December 31, 2005, 2004, 2003 and 2002, approximately 33%, 40%, 29% and 35%, respectively, of distributions received by stockholders were considered a return of capital for federal income tax purposes. For the period ended October 5, 2006, 100% of the distributions paid to stockholders were considered capital gain distributions. No amounts distributed to stockholders for the years ended December 31, 2005, 2004, 2003 and 2002 or the period ended October 5, 2006, are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Past performance is not necessarily indicative of future performance

Note 11:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 12:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented. The taxability of distributions of a REIT is based on the annual earnings and profits split of the REIT. Therefore, federal income tax results per $1,000 invested presented above has been calculated using the annual earnings and profits split as described in Note 10.

Note 13:	Certain data for columns representing less than 12 months have been annualized.

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties, Inc. (2)
Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	382
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	340
- Return of Capital	362
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	563
- Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2004.

Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS (1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX
Dollar amount raised	$15,000,000	$25,000,000	$25,000,000	$30,000,000	$25,000,000	$35,000,000	$30,000,000	$35,000,000	$35,000,000
Number of properties purchased	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family- style restaurants	36 fast-food or family- style restaurants	67 fast-food or family- style restaurants	59 fast-food or family- style restaurants	55 fast-food or family- style restaurants	55 fast-food or family- style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	29-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,567	1,860	1,579	1,579	1,459	2,293	2,193	2,178	1,686
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,314	1,308	1,184
-other (2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (3)	712	1,105	980	1,026	958	1,916	1,875	1,870	1,473
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,553	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	867	847	845	666
Market value of preferred stock received upon sale of partnership interest	390	605	537	562	525	1049	1026	1023	807

Past performance is not necessarily indicative of future performance

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII
Dollar amount raised	$40,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$30,000,000	$35,000,000
Number of properties purchased	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual-dining restaurants	30 fast-food, family-style or casual-dining restaurants
Date of closing of offering	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property								13-Sep-00	29-Jun-01
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,761	1,941	1,891	1,739	1,852	1,672	1,562	1,379	1,218
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (2)	3	1	1	1	—	—	9	2	46
-from sales of partnership interests (3)	1,591	1,842	1,870	1,773	1,948	1,828	1,771	1,691	1,610
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	871	1009	1024	971	1067	1001	970	971	882

Past performance is not necessarily indicative of future performance

FOOTNOTES:

Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc, and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.
Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).
Note 3:	Includes cash distributions and preferred stock distributions.

[Intentionally left blank]

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc. (2)
Dollar Amount Raised	$3,066,534,832
Number of Properties Purchased	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2006.

Note 2:

On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.00.

Past performance is not necessarily indicative of future performance

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc. (2)
Dollar Amount Raised	$2,701,312,000
Number of Properties Purchased	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	301
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	330
- Return of Capital	130
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	456
- Cash flow from prior period	2
- Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through September 30, 2006.

Note 2:

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of Health Care Property Investors, Inc. (“HCP”) at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance

TABLE V

SALES OR DISPOSALS OF PROPERTIES

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Income Fund, Ltd. (3):
Wendy’s - Oklahoma City, OK (4)	8/20/1986	2/19/2004	447,550	—	—	—	447,550	—	634,500	634,500	1,241,866

CNL Income Fund II, Ltd. (3):
Burger King - Holland, MI	4/29/1988	6/11/2004	685,802	—	—	—	685,802	—	517,083	517,083	922,558
Checker’s - Atlanta, GA	12/8/1994	9/10/2004	282,000	—	—	—	282,000	—	314,926	314,926	341,261

CNL Income Fund IV, Ltd. (3):
Captain D’s - Oak Ridge, TN (4)	12/22/1988	4/30/2004	438,090	—	—	—	438,090	—	422,300	422,300	736,063
Burger King - Holland, MI	4/29/1988	6/11/2004	713,794	—	—	—	713,794	—	538,189	538,189	960,213

CNL Income Fund V, Ltd. (3):
Golden Corral - Livingston, TX (4)	9/7/1989	1/31/2005	343,075	—	—	—	343,075	—	541,682	541,682	822,366

CNL Income Fund VI, Ltd. (3):
Branch Bank & Trust - Marietta, GA	2/24/1997	3/31/2004	1,588,927	—	—	—	1,588,927	—	1,100,000	1,100,000	651,913
Loco Lupes Mexican Restaurant - Hermitage, TN	6/18/1990	8/5/2004	831,050	—	—	—	831,050	—	1,023,287	1,023,287	1,000,149
Golden Corral - Lawton, OK	12/26/1989	8/13/2004	942,505	—	—	—	942,505	—	1,300,000	1,300,000	2,317,830

CNL Income Fund VII, Ltd. (3):
Sonny’s Real Pit Bar-B-Q - Columbus, GA	12/19/2001	8/27/2004	1,100,000	—	—	—	1,100,000	—	1,100,000	1,100,000	330,454

CNL Income Fund VIII, Ltd. (3):
Denny’s - Tiffin, OH	3/22/1991	3/30/2004	791,062	—	—	—	791,062	—	457,698	457,698	836,474
Burger King - Brandon, FL	2/16/1991	9/28/2004	1,056,928	—	—	—	1,056,928	—	915,000	915,000	1,736,767

CNL Income Fund IX, Ltd. (3):
Johnnies - Wildwood, FL	8/1/1991	2/20/2004	526,388	—	—	—	526,388	—	1,153,856	1,153,856	1,293,325
Hardee’s - Greenville, TN	10/9/1991	5/6/2004	712,148	—	—	—	712,148	—	493,007	493,007	829,856

CNL Income Fund X, Ltd. (3):
Denny’s - Romulus, MI	2/11/1992	7/16/2004	1,461,287	—	—	—	1,461,287	—	962,028	962,028	1,460,350

CNL Income Fund XI, Ltd. (3):
Sagebrush - Lynchburg, VA	9/30/1992	1/20/2004	960,000	—	—	—	960,000	—	934,642	934,642	1,264,235
Denny’s - Cullman, AL	9/30/1992	2/11/2004	1,045,580	—	—	—	1,045,580	—	712,893	712,893	982,892
Hardee’s - Huntersville, NC	9/28/1992	3/9/2004	1,035,600	—	—	—	1,035,600	—	719,345	719,345	982,513
Hardee’s - Toccoa, GA	12/28/1992	3/3/2004	853,225	—	—	—	853,225	—	602,020	602,020	799,449
Denny’s - Blue Springs, MO	4/1/1993	3/17/2004	1,420,634	—	—	—	1,420,634	—	939,795	939,795	1,244,848
Hardee’s - Fultondale, AL	4/23/1993	3/26/2004	1,083,525	—	—	—	1,083,525	—	756,992	756,992	970,132
Hardee’s - Columbia, MS	1/4/1993	10/4/2004	646,592	—	—	—	646,592	—	467,322	467,322	657,006
Hardee’s - Simpsonville, SC	6/3/1993	12/30/2004	1,012,848	—	—	—	1,012,848	—	702,998	702,998	966,078
Hardee’s - Dothan, AL	9/30/1992	1/14/2005	893,060	—	—	—	893,060	—	634,180	634,180	939,855

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Income Fund XIII, Ltd. (3):
Hardee’s - Blytheville, AR	7/30/1993	5/20/2004	639,960	—	—	—	639,960	—	571,557	571,557	652,766

CNL Income Fund XIV, Ltd.(3):
Denny’s - Bullhead City, AZ	9/28/1993	2/6/2004	1,348,866	—	—	—	1,348,866	—	984,118	984,118	1,053,795
Hardee’s - Franklin, TN	11/10/1993	3/1/2004	675,343	—	—	—	675,343	—	576,104	576,104	626,901
Denny’s - Winslow, AZ	9/28/1993	3/26/2004	1,242,179	—	—	—	1,242,179	—	918,019	918,019	1,013,767
Denny’s - Topeka, KS	1/23/1994	5/24/2004	1,199,166	—	—	—	1,199,166	—	851,096	851,096	1,032,717
Hardee’s - Antioch, TN	11/10/1993	12/30/2004	865,616	—	—	—	865,616	—	722,986	722,986	855,582

CNL Income Fund XV, Ltd.:
Denny’s - Huntsville, TX	11/23/1994	3/12/2004	1,292,405	—	—	—	1,292,405	—	902,012	902,012	983,879
Hardee’s - Piney Flats, TN	4/28/1994	3/23/2004	743,383	—	—	—	743,383	—	599,205	599,205	637,150
Hardee’s - Cookeville, TN	4/28/1994	4/2/2004	909,797	—	—	—	909,797	—	733,373	733,373	781,886
Hardee’s - Columbia, SC	4/28/1994	8/3/2004	811,528	—	—	—	811,528	—	674,178	674,178	745,708
Sonny’s Real Pit Bar-B-Q - Columbus, GA	12/19/2001	8/27/2004	500,000	—	—	—	500,000	—	500,000	500,000	150,206
Checker’s - Marietta, GA	5/27/1994	9/10/2004	398,000	—	—	—	398,000	—	401,403	401,403	460,758
Checker’s - Norcross, GA	5/27/1994	9/10/2004	310,000	—	—	—	310,000	—	376,146	376,146	432,864
Hardee’s – Pawley’s Island, SC	4/28/1994	2/11/2005	1,027,981	—	—	—	1,027,981	—	835,826	835,826	976,398

CNL Income Fund XVI, Ltd. (3):
Golden Corral - Ft. Collins, CO	3/13/1995	3/26/2004	1,898,000	—	—	—	1,898,000	—	1,582,753	1,582,753	1,544,895

CNL Income Fund XVII, Ltd. (3):
Burger King - Lyons, IL	5/8/1997	2/17/2005	1,506,480	—	—	—	1,506,480	—	1,409,091	1,409,091	1,092,974

CNL Income Fund XVIII, Ltd. (3):
NI’s International Buffet - Stow, OH (4)	4/2/1997	8/30/2004	1,000,000	—	—	—	1,000,000	—	1,686,119	1,686,119	1,127,270

CNL APF Partners, LP (3)
Darryl’s - Winston-Salem, NC	6/11/1997	1/16/2004	393,383	—	—	—	393,383	—	1,185,158	1,185,158	547,814
Hardee’s - West Point, MS	3/16/1999	3/6/2004	746,609	—	—	—	746,609	—	670,045	670,045	369,592
Golden Corral - Corsicana, TX	8/18/1995	2/11/2004	895,300	—	—	—	895,300	—	997,401	997,401	923,054
Darryl’s (sold to related party for re-development) Raleigh, NC	6/11/1997	3/1/2004	1,073,922	—	—	—	1,073,922	—	1,276,324	1,276,324	572,431
Tiffany’s Restaurant - Woodson Terrace, MO	1/19/1999	3/3/2004	795,800	—	—	—	795,800	—	1,834,950	1,834,950	320,680

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Hardee’s - Mobile, AL	3/16/1999	3/18/2004	926,283	—	—	—	926,283	—	790,584	790,584	413,326
Houlihan’s - Bethel Park, PA	6/11/1997	3/30/2004	2,487,300	—	—	—	2,487,300	—	1,367,490	1,367,490	965,214
Roadhouse Grill - Pineville, NC	4/22/1999	4/21/2004	1,268,800	—	—	—	1,268,800	—	2,139,323	2,139,323	471,075
Burger King - Portland, OR	9/20/2001	4/29/2004	496,208	—	—	—	496,208	—	500,000	500,000	158,888
Pizza Hut - Bowling Green, OH	12/5/1996	5/14/2004	136,835	—	—	—	136,835	—	130,097	130,097	(19,591)
Shoney’s - Debary, FL	2/8/2002	6/15/2004	593,575	—	—	—	593,575	—	900,000	900,000	(54,559)
Roadhouse Grill - Rock Hill, SC	10/28/1999	6/18/2004	527,942	—	—	—	527,942	—	1,386,328	1,386,328	128,152
Denny’s - Tampa, FL	2/11/1997	6/25/2004	459,400	—	—	—	459,400	—	1,038,037	1,038,037	469,063
Burger King - Port Angeles, WA	1/28/1999	9/27/2004	—	—	—	—	—	—	659,259	659,259	290,902
Bank of America - Lynnwood, WA	1/28/1999	9/30/2004	2,024,520	—	—	—	2,024,520	—	1,018,519	1,018,519	324,319
Roadhouse Grill - Centerville, OH	10/4/1999	12/20/2004	824,917	—	—	—	824,917	—	1,930,434	1,930,434	220,430
Steak & Ale - Birmingham, AL	6/16/1998	12/23/2004	1,543,617	—	—	—	1,543,617	—	1,320,930	1,320,930	905,433
Steak & Ale - Jacksonville, FL	6/16/1998	12/30/2004	1,712,157	—	—	—	1,712,157	—	1,465,116	1,465,116	1,047,918

CNL Funding 2000-A, LP (3):
Roadhouse Grill - Pensacola, FL	7/24/1998	1/15/2004	282,238	—	—	—	282,238	—	1,517,561	1,517,561	445,940
Rio Bravo - Auburn Hills, MI	4/12/1999	3/26/2004	1,555,000	—	—	—	1,555,000	—	2,968,508	2,968,508	1,257,717
Chevy’s Fresh Mex - Olathe, KS	4/12/1999	4/7/2004	1,024,119	—	—	—	1,024,119	—	1,901,730	1,901,730	806,151
Chevy’s Fresh Mex - Altamonte Springs, FL	4/12/1999	5/28/2004	2,610,535	—	—	—	2,610,535	—	2,725,812	2,725,812	1,129,654
Ground Round - Cincinnati, OH	10/20/1997	12/16/2004	637,583	—	—	—	637,583	—	772,727	772,727	513,109

CNL Net Lease Funding 2001, LP (3):
Chevy’s Fresh Mex - Independence, MO	4/29/1999	4/30/2004	977,300	—	—	—	977,300	—	2,580,918	2,580,918	1,045,500

Maple & Main Orlando, LLC (3) (8):
BB&T - Virginia Beach, VA	5/25/2004	6/21/2004	1,680,900	—	—	—	1,680,900	—	1,446,734	1,446,734	—
Rally’s - Newark, OH	3/29/2004	9/8/2004	936,551	—	—	—	936,551	—	750,000	750,000	18,881
Jiffy Lube - Fredericksburg, VA	10/24/2003	10/25/2004	1,005,058	—	—	—	1,005,058	—	686,437	686,437	—
Rally’s - West Carrolton, OH	3/29/2004	12/16/2004	1,112,072	—	—	—	1,112,072	—	734,994	734,994	—

CNL RAI Restaurants, Inc. (3) (8):
Sweet Tomatoes - Albuquerque, NM	3/10/2004	5/14/2004	1,115,838	—	—	—	1,115,838	—	900,000	900,000	17,615
Walgreen’s (former Darryl’s) - Raleigh, NC	3/1/2004	7/14/2004	4,793,736	—	—	—	4,793,736	—	3,289,578	3,289,578	—

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Flat Rock Grill - Roanoke, VA	9/15/2003	12/16/2004	2,032,160	—	—	—	2,032,160	—	1,698,457	1,698,457	191,737
JP Morgan Chase Bank - Carrollton, TX	3/31/2004	12/29/2004	1,797,170	—	—	—	1,797,170	—	886,572	886,572	(20,298)
Chick-Fil-A - Albequerque, NM	2/5/2004	1/12/2005	1,183,252	—	—	—	1,183,252	—	1,003,408	1,003,408	40,587

CNL Restaurant Investors Properties, LLC (3) (8):
Arby’s - Hutchinson, MN	10/17/2003	2/20/2004	353,040	1,213,801	—	—	1,566,841	1,213,801	—	1,213,801	363
Arby’s - Nashville, TN	10/21/2003	2/24/2004	455,330	1,270,774	—	—	1,726,104	1,270,774	—	1,270,774	544
Arby’s - Franklin, IN	12/2/2003	3/23/2004	351,859	890,807	—	—	1,242,666	892,887	—	892,887	3,623
Arby’s - Hastings, MN	6/30/2003	4/8/2004	512,521	1,463,545	—	—	1,976,066	1,466,019	—	1,466,019	1,480
Arby’s - Murfreesboro, TN	8/8/2003	4/23/2004	467,068	1,278,444	—	—	1,745,512	1,282,945	—	1,282,945	4,768
Arby’s - Zainesville, OH	9/30/2003	4/23/2004	376,278	1,042,283	—	—	1,418,561	1,043,494	—	1,043,494	1,537
Arby’s - Aliquippa, PA	10/8/2003	5/17/2004	360,646	999,343	—	—	1,359,989	1,000,917	—	1,000,917	1,921
Arby’s - Blaine, MN	9/22/2003	6/25/2004	436,824	1,451,202	—	—	1,888,026	1,456,311	—	1,456,311	6,050
Arby’s - Champin, MN	8/11/2003	8/31/2004	526,363	1,444,208	—	—	1,970,571	1,456,311	—	1,456,311	12,597
Arby’s - Boonville, IN	3/5/2004	10/8/2004	357,449	978,540	—	—	1,335,989	980,081	—	980,081	743
Arby’s - Kentwood, MI	3/5/2004	10/14/2004	431,678	1,141,107	—	—	1,572,785	1,142,904	—	1,142,904	1,723
Arby’s - Pittsburgh, PA	10/23/2003	10/22/2004	342,687	968,860	—	—	1,311,547	980,182	—	980,182	9,377
Arby’s - Austin, MN	5/25/2004	11/30/2004	400,131	1,113,277	—	—	1,513,408	1,113,277	—	1,113,277	262
Arby’s - Pleasant Hills, PA	3/4/2004	12/30/2004	331,192	958,361	—	—	1,289,553	962,936	—	962,936	5,459
Arby’s - Cambridge, MN	9/24/2004	2/15/2005	431,570	1,198,975	—	—	1,630,545	1,198,975	—	1,198,975	(2)
Arby’s - Albert Lea, MN	10/4/2004	2/23/2005	397,732	1,164,994	—	—	1,562,726	1,164,994	—	1,164,994	390

CNL Funding 2001-A, LP (3) (8):
Max and Erma’s - Cincinnati (Union Township), OH	9/24/2003	1/9/2004	311,940	2,446,965	—	—	2,758,905	2,458,972	—	2,458,972	13,897
Wendy’s - Knoxville, TN	6/13/2003	1/14/2004	243,731	866,439	—	—	1,110,170	865,764	—	865,764	10,010
O’Charley’s - Murfreesboro, TN	10/17/2003	1/16/2004	207,762	2,362,782	—	—	2,570,544	2,375,154	—	2,375,154	17,164
Whataburger - Dallas, TX	6/25/2000	1/29/2004	584,800	—	—	—	584,800	683,125	—	683,125	(51,281)
Bakers Square - St. Anthony Village, MN	8/4/2003	2/13/2004	291,925	1,293,069	—	—	1,584,994	1,300,000	—	1,300,000	8,784
O’Charley’s - Lexington, KY	10/17/2003	2/18/2004	219,044	1,891,440	—	—	2,110,484	1,906,359	—	1,906,359	19,788
O’Charley’s - Smyrna, TN	10/17/2003	3/3/2004	241,849	2,516,284	—	—	2,758,133	2,542,859	—	2,542,859	30,671
O’Charley’s - Cary, NC	10/17/2003	3/4/2004	247,119	2,060,349	—	—	2,307,468	2,082,109	—	2,082,109	25,067
Bakers Square - Dekalb, IL	6/16/2003	3/8/2004	299,246	1,571,309	—	—	1,870,555	1,590,000	—	1,590,000	19,219
O’Charley’s - Cincinnati, OH	11/7/2003	3/12/2004	181,745	1,560,419	—	—	1,742,164	1,572,727	—	1,572,727	15,730

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
O’Charley’s - Burlington, NC	10/17/2003	3/31/2004	183,302	2,018,046	—	—	2,201,348	2,039,359	—	2,039,359	29,257
Ruby Tuesday - Cape Coral, FL	1/13/2004	3/31/2004	412,252	1,942,922	—	—	2,355,174	1,943,948	—	1,943,948	3,012
O’Charley’s - Marietta, GA	10/17/2003	4/8/2004	287,790	2,153,311	—	—	2,441,101	2,181,859	—	2,181,859	30,932
RDHSE - Fredricksburg, VA	2/9/2001	4/15/2004	1,019,800	—	—	—	1,019,800	1,742,001	—	1,742,001	(209,127)
O’Charley’s - Bloomington, IN	10/17/2003	4/29/2004	245,124	2,040,803	—	—	2,285,927	2,067,859	—	2,067,859	35,283
O’Charley’s - Chattanooga, TN	10/17/2003	5/3/2004	253,599	2,509,899	—	—	2,763,498	2,550,000	—	2,550,000	44,212
Max and Emma’s - Auburn Hills, MI	5/5/2003	5/4/2004	296,794	2,897,527	—	—	3,194,321	2,930,000	—	2,930,000	35,055
O’Charley’s - Mobile, AL	10/17/2003	5/12/2004	189,318	2,017,762	—	—	2,207,080	2,050,000	—	2,050,000	35,172
O’Charley’s - Louisville, KY	10/17/2003	5/21/2004	286,513	2,506,653	—	—	2,793,166	2,546,702	—	2,546,702	46,825
O’Charley’s - O’Fallon, IL	12/30/2003	6/8/2004	265,991	1,836,709	—	—	2,102,700	1,858,735	—	1,858,735	21,914
O’Charley’s - Paducah, KY	12/30/2003	6/18/2004	218,344	1,612,481	—	—	1,830,825	1,631,818	—	1,631,818	21,268
O’Charley’s - Hermitage, TN	12/30/2003	6/22/2004	338,121	2,569,190	—	—	2,907,311	2,600,000	—	2,600,000	35,180
Casa Ole - Port Arthur, TX	1/7/2004	6/25/2004	305,132	1,630,881	—	—	1,936,013	1,635,729	—	1,635,729	7,094
O’Charley’s - Monroe, NC	10/17/2003	6/28/2004	185,754	1,940,627	—	—	2,126,381	1,976,955	—	1,976,955	43,758
O’Charley’s - Dothan, AL	10/17/2003	6/30/2004	180,735	1,866,665	—	—	2,047,400	1,901,609	—	1,901,609	42,596
O’Charley’s - Evansville, IN	11/7/2003	6/30/2004	104,997	1,786,724	—	—	1,891,721	1,815,271	—	1,815,271	37,019
O’Charley’s - Franklin, TN	11/7/2003	6/30/2004	282,605	2,236,986	—	—	2,519,591	2,272,727	—	2,272,727	46,583
Casa Ole - Jasper, TX	1/7/2004	6/30/2004	140,640	1,339,039	—	—	1,479,679	1,343,020	—	1,343,020	6,021
O’Charley’s - Asheville, NC	10/17/2003	7/13/2004	205,543	1,658,902	—	—	1,864,445	1,694,545	—	1,694,545	38,294
Casa Ole - Sulphur, LA	1/7/2004	8/10/2004	159,164	1,486,989	—	—	1,646,153	1,493,679	—	1,493,679	7,960
Captain D’s - Byram, MS	8/29/2003	8/17/2004	141,988	849,812	—	—	991,800	852,273	—	852,273	2,536
Captain D’s - Richland, MS	8/29/2003	8/17/2004	164,615	875,989	—	—	1,040,604	878,526	—	878,526	2,623
O’Charley’s - Oxford, AL	10/17/2003	8/23/2004	140,274	1,779,527	—	—	1,919,801	1,822,727	—	1,822,727	48,355
O’Charley’s - Richmond, VA	10/17/2003	8/30/2004	221,054	2,081,306	—	—	2,302,360	2,131,832	—	2,131,832	58,653
O’Charley’s - Hopkinsville, KY	10/17/2003	9/2/2004	199,357	1,876,440	—	—	2,075,797	1,927,273	—	1,927,273	53,810
Tumbleweed SW Grill - Louisville, KY	12/23/2003	9/13/2004	252,537	1,686,839	—	—	1,939,376	1,619,425	—	1,619,425	15,759
O’Charley’s - Johnson City, TN	12/30/2003	9/17/2004	289,319	1,850,393	—	—	2,139,712	1,886,364	—	1,886,364	37,998
O’Charley’s - Bristol, VA	10/17/2003	9/28/2004	130,942	1,934,697	—	—	2,065,639	1,987,109	—	1,987,109	59,926
O’Charley’s - Greenwood, SC	12/30/2003	9/28/2004	224,631	1,605,160	—	—	1,829,791	1,636,364	—	1,636,364	35,013
O’Charley’s - Mobile, AL	10/17/2003	9/29/2004	247,312	2,411,043	—	—	2,658,355	2,476,359	—	2,476,359	75,012
Bakers Square - West St. Paul, MN	6/16/2003	9/30/2004	298,650	2,202,661	—	—	2,501,311	2,250,000	—	2,250,000	56,190
Casa Ole - Orange, TX	1/7/2004	9/30/2004	187,322	1,413,051	—	—	1,600,373	1,420,502	—	1,420,502	9,632
O’Charley’s - Indianapolis, IN	10/17/2003	10/14/2004	165,089	2,123,068	—	—	2,288,157	2,186,609	—	2,186,609	67,264
O’Charley’s - Florence, KY	10/17/2003	11/9/2004	338,318	3,142,408	—	—	3,480,726	3,245,455	—	3,245,455	108,162

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Casa Ole - Silsbee, TX	1/7/2004	11/16/2004	64,725	1,261,215	—	—	1,325,940	1,269,842	—	1,269,842	10,056
Casa Ole - Vidor, TX	1/7/2004	12/16/2004	80,653	1,154,333	—	—	1,234,986	1,162,229	—	1,162,229	9,668
O’Charley’s - Centerville, GA	10/17/2003	12/21/2004	248,480	1,742,334	—	—	1,990,814	1,804,545	—	1,804,545	68,249
O’Charley’s - Tupelo, MS	10/17/2003	1/14/2005	196,393	1,731,278	—	—	1,927,671	1,798,182	—	1,798,182	70,476

CNL Net Lease Investors, LP (3) (8):
Jack in the Box - Mojave, CA	9/25/2002	1/8/2004	364,908	1,241,898	—	—	1,606,806	1,241,457	—	1,241,457	(1,908)
Burger King - Bowling Green, OH	9/25/2002	1/16/2004	107,489	818,684	—	—	926,173	823,270	—	823,270	4,207
Burger King - Wauseon, OH	9/25/2002	1/29/2004	79,691	818,684	—	—	898,375	823,270	—	823,270	4,287
Burger King - Columbia, SC	9/25/2002	2/4/2004	226,574	269,666	—	—	496,240	277,644	—	277,644	(20,771)
Jack in the Box - San Benito, TX	9/25/2002	3/25/2004	185,477	1,260,437	—	—	1,445,914	1,257,183	—	1,257,183	(4,011)
Schlotzsky’s - Louisville, KY	9/25/2002	3/30/2004	272,684	1,039,491	—	—	1,312,175	1,043,169	—	1,043,169	3,001
Boston Market - Carrolton, TX	9/25/2002	3/31/2004	44,215	821,960	—	—	866,175	823,321	—	823,321	(6,043)
Golden Corral - Augusta, GA	9/25/2002	3/31/2004	155,640	1,129,629	—	—	1,285,269	1,159,728	—	1,159,728	31,727
Burger King - Bradford, PA	9/25/2002	4/2/2004	53,936	815,644	—	—	869,580	823,151	—	823,151	7,125
Denny’s - Raytown, MD	9/25/2002	4/27/2004	125,030	798,970	—	—	924,000	798,617	—	798,617	(825)
Boston Market - Kansas City, MO	9/25/2002	8/20/2004	200,500	1,136,300	—	—	1,336,800	1,157,285	—	1,157,285	21,185
Boston Market - Houston, TX	9/25/2002	9/21/2004	171,942	840,790	—	—	1,012,732	842,675	—	842,675	1,384
Boston Market - Orlando, FL	9/25/2002	9/27/2004	196,913	919,171	—	—	1,116,084	923,154	—	923,154	4,007
Boston Market - Vero, FL	9/25/2002	9/28/2004	151,991	818,569	—	—	970,560	821,769	—	821,769	3,206
Denny’s - Corpus Christi, TX	9/25/2002	9/30/2004	202,524	1,168,469	—	—	1,370,993	1,161,563	—	1,161,563	(4,617)
Jack in the Box - Campbell, CA	6/30/2004	10/5/2004	478,151	1,752,877	—	—	2,231,028	1,764,874	—	1,764,874	12,734
Jack in the Box - Castro Valley, CA	6/30/2004	10/22/2004	384,195	1,441,985	—	—	1,826,180	1,451,854	—	1,451,854	12,183
Jack in the Box - Cucamonga, CA	6/30/2004	10/27/2004	386,869	1,422,008	—	—	1,808,877	1,431,740	—	1,431,740	12,308
Jack in the Box - Chula Vista, CA	6/30/2004	10/29/2004	360,260	1,327,863	—	—	1,688,123	1,336,951	—	1,336,951	11,866
Golden Corral - Newman, GA	5/25/2004	11/4/2004	544,547	2,897,159	—	—	3,441,706	2,912,000	—	2,912,000	16,324
Golden Corral - Conyers, GA	5/25/2004	11/4/2004	599,484	3,188,213	—	—	3,787,697	3,204,545	—	3,204,545	17,964
Jack in the Box - Palmdale, CA	6/30/2004	11/8/2004	320,326	984,602	—	—	1,304,928	993,627	—	993,627	9,704
IHOP - Spring, TX	7/22/2004	11/8/2004	649,693	2,453,010	—	—	3,102,703	2,456,940	—	2,456,940	2,527
Jack in the Box - Los Angeles, CA	6/30/2004	11/10/2004	367,116	1,457,564	—	—	1,824,680	1,470,924	—	1,470,924	14,590
IHOP - Hillsboro, TX	7/22/2004	11/18/2004	311,512	1,193,219	—	—	1,504,731	1,195,130	—	1,195,130	1,909
Jack in the Box - Dallas, TX	9/30/2004	11/24/2004	233,333	889,082	—	—	1,122,415	891,093	—	891,093	3,690
Golden Corral - Lawrenceville, GA	5/25/2004	11/29/2004	477,075	2,735,984	—	—	3,213,059	2,750,000	—	2,750,000	17,988
Jack in the Box - San Rafael, CA	6/30/2004	12/10/2004	253,890	891,638	—	—	1,145,528	901,900	—	901,900	10,956
Applebee’s - Gaffney, SC	6/28/2004	12/15/2004	117,965	1,123,037	—	—	1,241,002	1,125,000	—	1,125,000	1,240
Sweet Tomatoes - Orlando, FL	3/10/2004	12/17/2004	559,838	3,372,581	—	—	3,932,419	3,384,700	—	3,384,700	12,104
Golden Corral - Alpharetta, GA	5/25/2004	12/22/2004	727,979	3,836,308	—	—	4,564,287	3,860,000	—	3,860,000	36,725
Jack in the Box - Berkely, CA	9/30/2004	12/30/2004	337,670	1,285,577	—	—	1,623,247	1,291,417	—	1,291,417	8,871

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
CNL Net Lease Funding 2003, LLC (3) (8):
Sweet Tomatoes - Atlanta, GA	3/10/2004	6/3/2004	605,000	2,735,217	—	—	3,340,217	2,737,625	—	2,737,625	3,232
Sweet Tomatoes - Westminister, CO	3/10/2004	6/9/2004	428,345	2,132,123	—	—	2,560,468	2,134,000	—	2,134,000	1,136
Souplantation - Lake Forest, CA	3/10/2004	6/9/2004	522,416	1,958,839	—	—	2,481,255	1,960,000	—	1,960,000	207
Sweet Tomatoes - Raleigh, NC	3/10/2004	6/17/2004	316,054	1,578,611	—	—	1,894,665	1,580,000	—	1,580,000	1,590
Sweet Tomatoes - Alpharetta, GA	3/10/2004	6/18/2004	324,261	2,287,636	—	—	2,611,897	2,289,650	—	2,289,650	2,439
Sweet Tomatoes - St. Charles, IL	3/10/2004	6/30/2004	393,303	1,939,518	—	—	2,332,821	1,941,225	—	1,941,225	3,448
Sweet Tomatoes - Albuquerque, NM	3/10/2004	6/30/2004	312,047	1,737,970	—	—	2,050,017	1,739,500	—	1,739,500	2,748
Sweet Tomatoes - Sarasota, FL	3/10/2004	7/7/2004	553,874	2,734,003	—	—	3,287,877	2,737,625	—	2,737,625	1,653
Jack in the Box - Palo Alto, CA	6/30/2004	7/29/2004	359,407	1,273,509	—	—	1,632,916	1,273,509	—	1,273,509	2,611
Jack in the Box - Bakersfield, CA	6/30/2004	8/12/2004	173,097	1,002,048	—	—	1,175,145	1,004,314	—	1,004,314	3,164
Golden Corral - Buford, GA	5/25/2004	8/17/2004	588,738	3,491,943	—	—	4,080,681	3,499,000	—	3,499,000	9,973
Jack in the Box - Riverside, CA	6/30/2004	8/17/2004	419,820	1,575,670	—	—	1,995,490	1,579,233	—	1,579,233	5,516
Jack in the Box - Phoenix, AZ	6/30/2004	8/18/2004	176,947	1,049,261	—	—	1,226,208	1,051,634	—	1,051,634	3,597
Sweet Tomatoes - Peoria, AZ	3/10/2004	8/19/2004	580,946	2,881,842	—	—	3,462,788	2,886,950	—	2,886,950	5,373
Jack in the Box - Marysville, CA	6/30/2004	8/20/2004	399,446	1,351,870	—	—	1,751,316	1,354,927	—	1,354,927	5,011
Golden Corral - Snellville, GA	5/25/2004	8/30/2004	499,488	2,864,211	—	—	3,363,699	2,870,000	—	2,870,000	9,219
Sweet Tomatoes - Tampa, FL	3/10/2004	8/30/2004	419,149	2,033,396	—	—	2,452,545	2,037,000	—	2,037,000	6,136
Golden Corral - Kennesaw, GA	5/25/2004	9/2/2004	536,093	3,133,208	—	—	3,669,301	3,142,750	—	3,142,750	10,904
Jack in the Box - Orcutt, CA	6/30/2004	9/8/2004	309,329	1,156,105	—	—	1,465,434	1,161,357	—	1,161,357	5,876
Sweet Tomatoes - Aurora, CO	3/10/2004	9/9/2004	438,437	2,100,331	—	—	2,538,768	2,105,000	—	2,105,000	3,943
Jack in the Box - Woodland, CA	6/30/2004	9/10/2004	327,824	1,214,742	—	—	1,542,566	1,220,260	—	1,220,260	6,531
Jack in the Box - Santa Ana, CA	6/30/2004	9/17/2004	269,268	1,001,356	—	—	1,270,624	1,005,905	—	1,005,905	5,918
Sweet Tomatoes - Fort Myers, FL	3/10/2004	9/17/2004	424,602	3,178,534	—	—	3,603,136	3,185,600	—	3,185,600	7,484
Sweet Tomatoes - Tampa, FL	3/10/2004	9/22/2004	422,150	2,508,063	—	—	2,930,213	2,513,638	—	2,513,638	6,653
Jack in the Box - Houston, TX	6/30/2004	9/24/2004	172,456	1,207,144	—	—	1,379,600	1,212,627	—	1,212,627	7,778
Jack in the Box - Antioch, CA	6/30/2004	9/28/2004	253,778	785,367	—	—	1,039,145	788,934	—	788,934	5,522
Jack in the Box - Auburn, WA	6/30/2004	9/28/2004	249,965	1,304,766	—	—	1,554,731	1,310,693	—	1,310,693	8,804
Jack in the Box - Mesa, AZ	6/30/2004	9/28/2004	198,453	957,998	—	—	1,156,451	962,350	—	962,350	6,465
Jack in the Box - Chico, CA	6/30/2004	9/29/2004	204,705	841,893	—	—	1,046,598	845,717	—	845,717	5,745
Applebee’s - Greenville, SC	6/28/2004	9/30/2004	259,610	1,873,702	—	—	2,133,312	1,875,000	—	1,875,000	2,001
Jack in the Box - Irving, TX	6/30/2004	9/30/2004	241,103	1,120,097	—	—	1,361,200	1,125,185	—	1,125,185	7,729
Jack In The Box - Ventura, CA	9/30/2004	1/7/2005	462,278	1,688,319	—	—	2,150,597	1,699,874	—	1,699,874	12,500
Applebee’s - Asheville, NC	6/28/2004	1/14/2005	295,765	2,878,941	—	—	3,174,706	2,885,000	—	2,885,000	4,244
Jack In The Box - Seattle, WA	9/30/2004	1/18/2005	203,888	666,853	—	—	870,741	671,417	—	671,417	5,448
Applebee’s - Anderson, SC	6/28/2004	1/21/2005	351,034	2,679,361	—	—	3,030,395	2,685,000	—	2,685,000	4,860

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
IHOP - Frisco, TX	7/22/2004	1/31/2005	481,493	2,146,428	—	—	2,627,921	2,152,200	—	2,152,200	7,251
Jack In The Box - Riverside, CA	9/30/2004	2/8/2005	283,746	1,081,834	—	—	1,365,580	1,091,750	—	1,091,750	10,797
Jack In The Box - Houston, TX	9/30/2004	2/11/2005	493,699	1,938,472	—	—	2,432,171	1,956,240	—	1,956,240	19,887
Golden Corral - Austell, GA	5/25/2004	2/11/2005	512,052	2,895,436	—	—	3,407,488	2,919,500	—	2,919,500	25,967
IHOP - Austin, TX	7/22/2004	2/18/2005	527,393	2,297,121	—	—	2,824,514	2,304,560	—	2,304,560	8,678
Sweet Tomatoes - Tampa, FL	3/10/2004	2/18/2005	406,036	2,317,519	—	—	2,723,555	2,328,000	—	2,328,000	11,709
IHOP - Austin, TX	7/22/2004	2/18/2005	447,310	1,945,908	—	—	2,393,218	1,952,210	—	1,952,210	7,351

CFD Holdings II, LLC (3):
Fazoli’s - Oregon, OH	5/8/2003	6/24/2004	383,988	—	—	—	383,988	—	740,459	740,459	27,852

CNL Funding 2001-4, LP (3):
Burger King - Boynton Beach, FL	7/21/2003	3/12/2004	999,217	—	—	—	999,217	—	709,380	709,380	28,932
Burger King - West Palm Beach, FL	7/21/2003	6/23/2004	834,264	—	—	—	834,264	—	725,000	725,000	24,352
Burger King - Coral Springs, FL	5/5/2003	8/31/2004	885,163	—	—	—	885,163	—	1,036,190	1,036,190	(40,339)

CNL Hotels & Resorts, Inc.:
Residence Inn - Charlotte, NC	7/10/2003	12/17/2004	3,763,810	—	—	—	3,763,810	—	3,177,789	3,177,789	(6)
Hampton Inn - Denver, CO	7/10/2003	11/15/2004	2,639,686	—	—	—	2,639,686	—	2,554,787	2,554,787	(6)
Comfort Inn - Marietta, GA	7/10/2003	7/15/2004	5,119,961	—	—	—	5,119,961	—	5,023,017	5,023,017	(6)
Hampton Inn - Omaha, NE	7/10/2003	7/7/2004	5,840,562	—	—	—	5,840,562	—	5,408,607	5,408,607	(6)
Holiday Inn Express - Bloomington, MN	7/10/2003	3/10/2005	(2,238,589)	7,500,000	—	—	5,261,411	—	4,874,420	4,874,420	(6)
Holiday Inn Express - Austin, TX	7/10/2003	6/9/2005	—	2,645,528	—	—	2,645,528	—	3,035,061	3,035,061	(6)
Ashford Portfolio - 30 Properties Various locations	Various	6/17/2005	39,722,062	424,362,577	—	—	464,084,639	—	463,952,053	463,952,053	(6)
Lake Lanier Islands Resort - Lake Lanier, GA	4/2/2004	8/30/2005	13,475,668	—	—	—	13,475,668	—	13,261,066	13,261,066	(6)
Pyramid Portfolio - 5 Properties Various locations	Various	9/1/2005	15,242,465	90,822,065	—	—	106,064,530	—	110,955,454	110,955,454	(6)

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES—(Continued)

	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures (2)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs (1)	Total
Hotel del Coronado (70.0%) - San Diego, CA	12/18/2003	1/9/2006	166,088,675	400,000,000	—	—	566,088,675	—	339,329,000	339,329,000	(7)
Wyndham Portfolio - 2 Properties Various Locations	5/1/2000	4/28/2006	42,284,507	—	—	—	42,284,507	—	46,475,084	46,475,084	(7)
Hampton Inn Chelsea (66.667%) - New York, NY	8/29/2003	9/29/2006	39,121,762	15,668,869	—	—	54,790,631	—	28,699,794	28,699,794	(7)

CNL Retirement Properties, Inc.:
EdenGardens of Greenwood - Greenwood, SC	11/25/2003	3/9/2006	600,000	—	2,400,000	—	3,000,000	—	4,538,000	4,538,000	1,076,000
EdenGardens of Roswell - Roswell, SC	11/25/2003	3/9/2006	600,000	—	2,400,000	—	3,000,000	—	2,447,000	2,447,000	576,000
EdenGardens of Sandy Springs - Atlanta, GA	11/25/2003	7/27/2006	1,475,000	—	—	—	1,475,000	—	3,343,000	3,343,000	466,000

Footnotes

(1)	Amounts shown do not include pro rata share of original offering costs or acquisition fees.
(2)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.
(3)	On February 25, 2005, these entities merged into or were acquired by US Restaurant Properties, Inc. in conjunction with a merger. As a result of the merger, these entities legally ceased to exist. Upon the merger, the combined company changed its name to Trustreet Properties, Inc.
(4)	Closing costs deducted from net sales proceeds do not include deferred, subordinated real estate disposition fees payable to CNL Fund Advisors, Inc. or its affiliates.
(5)	Information in this table includes properties sold by Maple & Main Orlando, LLC; RAI Restaurants, Inc.; South Street Investments, Inc.; CNL Restaurant Investors Properties, LLC; CNL Funding 2001-A, LP; CNL Net Lease Investors LP, and CNL Net Lease Funding 2003, LLC subsidiaries of CNL Restaurant Properties, Inc., which were formed for the purpose of originating long-term triple net leases on real estate with the intent of selling these properties to third parties.
(6)	The excess of property operating cash receipts over cash expenditures for properties sold during 2004 and 2005 was $154,696,000.
(7)	The excess of property operating cash receipts over cash expenditures for properties sold during 2006 was $125,939,000.

Past performance is not necessarily indicative of future performance.